    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1997

                                                      REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            MACROVISION CORPORATION
                 (Name of Small Business Issuer in Its Charter)

           DELAWARE                          7829                  77-0156161
   (State of Incorporation)      (Primary Standard Industrial   (I.R.S. Employer
                                 Classification Code Number)     Identification
                                                                      No.)

                               1341 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 743-8600
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)
                           --------------------------

                                VICTOR A. VIEGAS
                            CHIEF FINANCIAL OFFICER
                            MACROVISION CORPORATION
                               1341 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 743-8600
           (Name, Address and Telephone Number of Agent For Service)

                                   COPIES TO:

      LAIRD H. SIMONS III, ESQ.                   DAVID W. HERBST, ESQ.                     JEFFREY D. SAPER, ESQ.
    KATHERINE TALLMAN SCHUDA, ESQ.                 AMY L. GILSON, ESQ.                   PATRICK J. SCHULTHEIS, ESQ.
      ERIC D. FROTHINGHAM, ESQ.                   SANJIV S. DHAWAN, ESQ.                 JAN-MARC VAN DER SCHEE, ESQ.
          FENWICK & WEST LLP                        WISE & SHEPARD LLP                WILSON SONSINI GOODRICH & ROSATI,
         TWO PALO ALTO SQUARE                        3030 HANSEN WAY                       PROFESSIONAL CORPORATION
     PALO ALTO, CALIFORNIA 94306               PALO ALTO, CALIFORNIA 94304                    650 PAGE MILL ROAD
            (415) 494-0600                            (415) 856-1200                         PALO ALTO, CA 94304
                                                                                                (415) 493-9300

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                        AMOUNT TO      PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
              TITLE OF EACH CLASS OF                       BE           OFFERING PRICE        AGGREGATE        REGISTRATION
            SECURITIES TO BE REGISTERED               REGISTERED(1)      PER UNIT(2)      OFFERING PRICE(2)         FEE
Common Stock, $0.001 par value per share...........     2,645,000           $12.00           $31,740,000         $9,618.18

(1) Includes 345,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the amount of the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION DATED JANUARY 7, 1997

                                2,300,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    OF THE 2,300,000 SHARES OF COMMON STOCK OFFERED HEREBY, 1,450,000 SHARES ARE BEING SOLD BY MACROVISION CORPORATION ("MACROVISION" OR THE "COMPANY") AND 850,000 SHARES ARE BEING SOLD BY THE SELLING STOCKHOLDERS. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS."

    PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE
OF THE COMMON STOCK WILL BE BETWEEN $    AND $    PER SHARE. SEE "UNDERWRITING"
FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMPANY HAS APPLIED TO HAVE THE COMMON STOCK APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "MVSN."

    SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                                                    PROCEEDS TO
                                 PRICE TO       UNDERWRITING      PROCEEDS TO         SELLING
                                  PUBLIC        DISCOUNT (1)      COMPANY (2)      STOCKHOLDERS
--------------------------------------------------------------------------------------------------
PER SHARE...................         $                $                $                 $
TOTAL (3)...................         $                $                $                 $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING OFFERING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT
    $        .

(3) THE COMPANY HAS GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 345,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL,
    THE PRICE TO PUBLIC WILL TOTAL $        , THE UNDERWRITING DISCOUNT WILL
    TOTAL $        AND THE PROCEEDS TO COMPANY WILL TOTAL $        . SEE
    "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT
THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT              , 1997.

                              -------------------

MONTGOMERY SECURITIES
                                HAMBRECHT & QUIST
                                                                 COWEN & COMPANY

                                          , 1997

               HOLLYWOOD KNOWS A GREAT PICTURE WHEN THEY SEE ONE.

        [PICTURE OF TELEVISION SCREEN WITH A VERY POOR QUALITY PICTURE]

                                     [LOGO]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    The Company intends to distribute to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                  AND MACROVISION, EXPERTS IN VIDEO SECURITY,
                            KNOWS HOW TO PROVIDE IT.

             [SAME PICTURE AS PREVIOUS PAGE, OF A TELEVISION SCREEN
                       WITH A VERY POOR QUALITY PICTURE]

The above graphic represents the picture quality of an unauthorized recording of a copy protected digital PPV program or Digital Versatile Disc

Macrovision Corporation develops and markets a range of technologies and products, many of which are proprietary, that address the video security needs of Hollywood studios and other video rights owners.

                         TYPES OF MACROVISION LICENSEES

-Hollywood Studios                             -Direct Broadcast Satellite Operators
-Independent Video Producers                   -Cable TV Multiple System Operators
-Commercial Video Duplicators                  -Digital Set-Top Decoder Manufacturers
-Telephone Companies

The Company's two primary technologies are "Copy Protection" and "Video Scrambling." In most applications, Macrovision licenses its technologies and receives unit- or transaction-based royalties.

                                COPY PROTECTION

Designed to deter VCR owners from unauthorized COPYING of prerecorded or electronically transmitted programming, Macrovision's copy protection technologies provide security for a variety of media.

VIDEOCASSETTES               DIGITALLY DELIVERED          DIGITAL VERSATILE DISC       [Bar graph showing
Over 1.5 billion cassettes   PAY-PER- VIEW (PPV)          (DVD)                        number of copy protected
worldwide have been copy     Because PPV programs can be  With the imminent            video cassettes]
protected by Macrovision,    easily copied,               introduction of movies on    1992  189 million
the majority of which are    Macrovision's copy           DVDs, Macrovision's          1993  234 million
Hollywood releases.          protection technology will   technology will deter        1994  344 million
                             be essential to protect      consumers from making high   1995  367 million
                             studios' home video, repeat  quality videocassette        1996  401 million (est.)
                             PPV and pay TV revenues by   copies.                      EVERY YEAR MORE AND MORE
                             deterring VCR owners from                                 VIDEOCASSETTES ARE
                             making copies.                                            PROTECTED BY MACROVISION'S
                                                                                       COPY PROTECTION TECHNOLOGY,
                                                                                       SIGNIFICANTLY REDUCING
                                                                                       UNAUTHORIZED CONSUMER
                                                                                       COPYING.

                                VIDEO SCRAMBLING

Designed to prevent unauthorized VIEWING of an electronically transmitted movie or program,
Macrovision's video scrambling technologies offer a variety of solutions in different markets.

CABLE TV                     VIDEOCINEMAS                 SATELLITE TV NETWORKS        LAW ENFORCEMENT/ GOVERNMENT
High security, low cost      CineGuard-TM- scrambled      StarShaker-TM- and VES-TM-   VES-TM-TM- is a portable,
PhaseKrypt-Registered        videocassettes can be        products help secure video   hand-held, point-to-point
Trademark- scrambling        played only in               programs transmitted via     scrambling system for law
technology is licensed to    CineGuard-licensed           satellite or land-based      enforcement and broadcast
emerging international pay   theaters, thereby adding a   networks for corporate,      applications.
TV set-top decoder           secure distribution channel  educational or broadcast
manufacturers.               as a complement to 35 mm     television applications.
                             film in international
                             markets.

                                     [LOGO]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  THE COMPANY

    Macrovision designs, develops and markets video security technologies and products that provide copy protection and video scrambling for motion pictures and other proprietary video materials. The Company derives a substantial majority of its net revenues from fees for the application of its copy protection technology to deter unauthorized consumer copying of prerecorded videocassettes of motion pictures and other copyrighted materials that are sold or rented to consumers. The Company's technology has been used to copy protect more than 1.5 billion videocassettes worldwide since 1985. The Company believes that its video copy protection technologies are accepted as the DE FACTO standard for consumer copy protection.

    The Company has developed an enhanced version of its videocassette copy protection technology for the digital Pay-Per-View ("PPV") networks that are being developed and deployed by direct broadcast satellite and cable television operators and the digital versatile disc ("DVD") format. The expected future growth of digital PPV and DVD, coupled with the high picture quality of a copy made from such formats and the relative ease of copying digital PPV and DVD content, may increase the need for effective consumer copy protection in these applications.

    The Company has licensed its copy protection technology for digital PPV to 34 set-top decoder manufacturers and four digital PPV system operators (DIRECTV, Galaxy Latin America, the Kirsch Group and Sky Latin America). The Company's copy protection technology is embedded in substantially all of the approximately three million digital set-top decoders currently in use in the United States, Japan and a number of countries in Latin America. Currently one digital PPV program provider in Japan has activated copy protection for digital PPV programming.

    In October 1996, a multi-industry technical working group comprised of consumer electronics companies, personal computer hardware and software companies and motion picture studios adopted a set of copy protection principles that established prerequisites for commercial availability of DVD hardware and media. The Company believes that its copy protection technology is currently the only digital-to-analog copy protection solution that satisfies these principles. To date, Matsushita Electric Industrial Co., Ltd., THOMSON Multimedia, S.A., Toshiba Corporation and four other consumer electronics companies have signed agreements with the Company to incorporate the Company's DVD copy protection technology in their DVD players.

    The Company's video scrambling technologies prevent unauthorized viewing of video programming. These technologies are licensed to manufacturers of analog set-top decoders for sale to cable television system operators in developing markets to enable cost-effective and secure transmission of video signals. The Company has also developed products implementing video scrambling technologies that serve growing niche markets, such as law enforcement and private networks. Another application of the Company's video scrambling technology is the Company's CineGuard program, a new theatrical exhibition alternative in which motion pictures are recorded in a scrambled state on Super VHS videocassettes and distributed primarily to small theaters in rural towns in international markets.

    The Company licenses its technologies primarily by means of a royalty-based model. Copyright holders and videocassette duplicators typically license the Company's videocassette copy protection technology for a per unit fee. Set-top decoder manufacturers license the Company's copy protection technologies for an up-front fee and a per unit hardware royalty. The Company's agreements with digital PPV system operators entitle the Company to transaction-based royalty payments at such time as copy protection for digital PPV programming is activated. For the DVD market, the Company intends to implement a business model using media-based royalties similar to that for its videocassette copy protection business. Video scrambling technologies either are licensed or are sold in hardware products and components.

    The Company's objective is to maintain and enhance its position as a leading provider of video security technologies and products by implementing a strategy that includes the following key elements: (i) pursue a royalty-based licensing model that results in a high margin, transaction-oriented business with recurring revenues; (ii) leverage key customer relationships to broaden the use of existing applications for the Company's technologies; (iii) increase market penetration of the Company's copy protection business; (iv) develop new product applications and technologies; and (v) aggressively pursue protection of the Company's patents.

                                  THE OFFERING

Common Stock offered by the Company.........................  1,450,000 shares

Common Stock offered by the Selling Stockholders............  850,000 shares

Common Stock to be outstanding after this offering..........  6,767,748 shares (1)

Use of proceeds.............................................  For general corporate purposes, including working capital. See "Use of
                                                              Proceeds."

Proposed Nasdaq National Market symbol......................  MVSN

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               NINE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                            -------------------------------  ----------------------
                                                              1993       1994       1995                    1996
                                                            ---------  ---------  ---------     1995      ---------
                                                                                             -----------
                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues............................................  $   9,549  $  13,330  $  14,189   $   9,991   $  11,699
  Operating income from continuing operations.............      1,571      2,804      2,183       1,239       1,649
  Net income from continuing operations...................  $     665  $   1,501  $   1,056   $     567   $     823
                                                            ---------  ---------  ---------  -----------  ---------
                                                            ---------  ---------  ---------  -----------  ---------
  Net income per share from continuing operations (2).....                        $    0.15               $    0.10
                                                                                  ---------               ---------
                                                                                  ---------               ---------
  Shares used in per share calculations (2)...............                            4,162                   4,388

                                                                                              SEPTEMBER 30, 1996
                                                                                         ----------------------------
                                                                                          ACTUAL     AS ADJUSTED (3)
                                                                                         ---------  -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents............................................................  $   2,064      $
  Working capital......................................................................      2,291
  Total assets.........................................................................     11,658
  Long-term obligations, less current portion..........................................        322            322
  Total stockholders' equity...........................................................      5,104

--------------------------

(1) Based on shares outstanding as of September 30, 1996. Does not include 709,756 shares of Common Stock issuable upon the exercise of options outstanding as of such date at a weighted average exercise price of $2.71 per share. Also does not include 591,468 additional shares reserved for future grants or issuances under the Company's stock option and stock purchase plans. See "Capitalization," "Management--Employee Benefit Plans," "Management--Director Compensation" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in per share calculations, see Note 1 of Notes to Consolidated Financial Statements.

(3) Adjusted to reflect the sale of the 1,450,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price per share
    of $        , after deducting the estimated underwriting discount and
    offering expenses. See "Capitalization" and "Use of Proceeds."
                           --------------------------

    EXCEPT AS SET FORTH IN THE CONSOLIDATED FINANCIAL STATEMENTS OR AS OTHERWISE NOTED HEREIN, INFORMATION IN THIS PROSPECTUS: (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) REFLECTS THE REINCORPORATION OF THE COMPANY AS A DELAWARE CORPORATION AND A 1-FOR-1.8 REVERSE SPLIT OF THE COMPANY'S COMMON STOCK, BOTH OF WHICH WILL OCCUR PRIOR TO THIS OFFERING; AND (III) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO AN AGGREGATE OF 1,376,432 SHARES OF COMMON STOCK, WHICH WILL OCCUR UPON THE CLOSING OF THIS OFFERING.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

FLUCTUATIONS IN FUTURE OPERATING RESULTS; SEASONALITY

    The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, on an annual and quarterly basis as a result of a number of factors. Such factors include, but are not limited to, the timing of release of popular motion pictures on videocassettes or digital versatile discs ("DVDs") or by digital pay-per-view ("PPV") transmission, the degree of acceptance of the Company's copy protection technologies by major motion picture studios, the mix of products sold and technologies licensed, any change in product or license pricing, the seasonality of revenues, changes in the Company's operating expenses, personnel changes, the development of the Company's direct and indirect distribution channels, foreign currency exchange rates and general economic conditions. The Company may choose to reduce prices or increase spending in response to competition or new technologies or elect to pursue new market opportunities. If new competitors, technological advances in the industry or by existing or new competitors or other competitive factors require the Company to invest significantly greater resources in research and development or marketing efforts, the Company's future operating results may be adversely affected. Because a high percentage of the Company's operating expenses is fixed, a small variation in the timing of recognition of revenues can cause significant variations in operating results from period to period.

    The Company has experienced significant seasonality in its business, and the Company's financial condition and results of operations are likely to be affected by seasonality in the future. The Company has typically experienced its highest revenues in the fourth quarter of each calendar year followed by lower revenues and operating income in the first quarter, and at times in subsequent quarters, of the next year. The Company believes that this trend has been principally due to the tendency of certain of the Company's customers to release their more popular motion pictures on videocassettes during the Christmas shopping season. In addition, revenues have tended to be lower in the summer months, particularly in Europe.

    Based upon the factors enumerated above, the Company believes that its quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of net revenues or its rate of revenue growth on a quarterly or annual basis. It is likely that, in some future quarter, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

DEPENDENCE ON VIDEOCASSETTE COPY PROTECTION TECHNOLOGY AND ADVOCACY BY MAJOR
  MOTION PICTURE STUDIOS

    The Company currently derives a substantial majority of its net revenues and operating income from fees for the application of its patented video copy protection technology to prerecorded videocassettes of motion pictures and other copyrighted materials that are sold or rented to consumers. Such fees represented 95.5%, 86.9%, 87.2% and 77.9% of the Company's net revenues during 1993, 1994, 1995 and the first nine months of 1996, respectively. The Company expects these fees to account for a majority of the Company's net revenues and operating income at least through 1997. This portion of the Company's business has not grown significantly in recent years, and there can be no assurance that revenues from such fees will grow significantly or at all. Any future growth in revenues from such fees will depend on the use of the Company's copy protection technology on a larger number of videocassettes. In order to increase or maintain its market penetration, the Company must continue to persuade rights owners that the cost of licensing the technology is outweighed by the increase in revenues that the rights owners and retailers would achieve as a result of using copy protection, such as revenues from additional sales of the copy protected material and/or subsequent revenues from other venues. In this regard, the Company's copy protection technologies are intended to deter consumer copying and are not effective against professional duplication and video processing equipment.

    In the event that the major motion picture studios or other customers of the Company's copy protection technology were to determine that the benefits of using the Company's technology did not justify the cost of licensing the technology, demand for the Company's technology would decline. Any factor that results in a decline in demand for the Company's copy protection technology, including a change of copy protection policy by the major motion picture studios or a decline in sales of prerecorded videocassettes that are encoded with the Company's copy protection technology, would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the ability of the Company to expand its markets to include additional home entertainment venues such as digital PPV and DVDs will depend in large part on the support of the major motion picture studios in advocating the incorporation of copy protection into the hardware and network infrastructure required to distribute such video programming. In the event that the motion picture industry withdraws its support for the Company's copy protection technologies or otherwise determines not to copy protect a significant portion of prerecorded video on videocassettes or DVD or digital PPV programs, the Company's business, financial condition and results of operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Industry Background" and "Business--Macrovision's Business, Licensed Technologies and Products."

DEPENDENCE ON KEY CUSTOMERS

    The Company's customer base is highly concentrated among a limited number of customers, primarily due to the fact that the Motion Picture Association of America ("MPAA") studios dominate the motion picture industry. Historically, the Company has derived a substantial majority of its net revenues from relatively few customers. Revenues from the Company's three largest customers, Buena Vista Home Video, Inc. ("Disney"), Twentieth Century Fox Home Entertainment, Inc. ("Fox") and Universal Studios Home Video ("Universal"), represented 44%, 45%, 44% and 36% of the Company's net revenues during 1993, 1994, 1995 and the first nine months of 1996, respectively. Each of these customers is a home video supplier that uses the Company's copy protection technology and accounted for more than 10% of the Company's net revenues in 1994, 1995 and the first nine months of 1996. Two of these customers individually accounted for more than 10% of the Company's net revenues in 1993. The Company expects that revenues from a limited number of customers will continue to account for a substantial portion of the Company's net revenues for the foreseeable future. The Company's contracts with Fox and Universal expired in December 1996 and have been extended through January 1997. The Company's contract with Disney will expire in February 1997. There can be no assurance that any of these contracts will be renewed, or new contracts will be entered into, on terms favorable to the Company, or at all. The failure of any of these customers to renew their contracts or enter into new contracts with the Company on terms that are favorable to the Company would likely result in a substantial decline in the Company's net revenues and operating income, and would have a material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's other videocassette copy protection customers license the Company's technology on a title-by-title basis. There can be no assurance that the Company's current customers will continue to use the Company's technology at current or increased levels, if at all, or that the Company will be able to obtain new customers. The loss of, or any significant reduction in revenues from, a key customer would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Macrovision's Business, Licensed Technologies and Products," "Business--Customers" and Note 9 of Notes to Consolidated Financial Statements.

EVOLVING MARKET FOR DVD AND DIGITAL PPV COPY PROTECTION

    The Company's future growth and operating results will depend to a large extent on the successful introduction, marketing and commercial viability of DVDs and digital PPV programming that utilize the Company's copy protection technologies. A number of factors will affect the Company's ability to derive revenues from DVD and digital PPV copy protection. These factors include the cost and effectiveness of the Company's copy protection technology in its various applications, the development of alternative technologies or standards for DVD copy protection, the ability of the Company to obtain commitments from the motion picture studios to require copy protection on DVD media and digital PPV transmissions and the relative ease of copying, as well as the quality of the copies of, unprotected video materials distributed in new digital formats. Because of their early stages of development, demand for and market acceptance of DVD and digital PPV, as well as demand for associated copy protection, are subject to a high level of uncertainty. Much of the DVD and digital PPV technology and infrastructure is unproven, and it is difficult to predict with any assurance whether, or to what extent, these evolving markets will grow. In this regard, the Company's future growth would be adversely affected if DVD players and digital PPV set-top decoders that do not include the Company's copy protection components achieve market acceptance.

    While the Company's copy protection capability is embedded in approximately three million digital set-top decoders manufactured by certain of the leading set-top decoder manufacturers, only one cable or satellite subscription television ("Pay TV") operator, a program provider in Japan, has activated copy protection for digital PPV programming. There can be no assurance that any of the MPAA studios will require copy protection for any of their PPV motion pictures. Moreover, consumers may react negatively to copy protected PPV programming because, to date, they have routinely copied for later viewing analog cable and satellite-delivered Pay TV and PPV programs, as well as free broadcast programming. In addition, there can be no assurance that certain television sets or combinations of VCRs and television sets will not exhibit impaired pictures while displaying a copy protected DVD or digital PPV program. If there is consumer dissatisfaction that cannot be managed, or if there are technical compatibility problems, the Company's business, financial condition and results of operations would be materially adversely affected. If the market for DVD or digital PPV copy protection fails to develop or develops more slowly than expected, or if the Company's solution does not achieve or sustain market acceptance, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Macrovision's Business, Licensed Technologies and Products."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's success is heavily dependent upon its proprietary technologies. The Company relies primarily on a combination of patent, trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect its intellectual property rights. The Company holds 29 United States patents and has 33 United States patent applications pending, of which seven are allowed. In addition, the Company has 105 foreign patents and 124 foreign patent applications pending. There can be no assurance that any patent, trademark or copyright owned by the Company will not be challenged and invalidated or circumvented, that patents will issue from any of the Company's pending or future patent applications or that any claims in issued patents or pending patent applications will be of sufficient scope or strength or be issued in all countries where the Company's products can be sold or its technologies can be licensed to provide meaningful protection or any commercial advantage to the Company. There can be no assurance that the expiration of any of the Company's patents will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technologies, duplicate the Company's technologies or design around the patents owned by the Company. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of the Company's processes and devices that the Company regards as proprietary. Policing unauthorized use of the Company's proprietary information is difficult, and there can be no assurance that the steps taken by the Company will prevent misappropriation of its technologies. In the event that the Company's intellectual property protection is insufficient to protect the Company's intellectual property rights, the Company could face increased competition in the market for its products and technologies, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    From time to time, the Company has received claims from third parties that the Company's technologies and products infringe the intellectual property rights of such third parties, and the Company may receive similar claims in the future. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, cause product shipment delays or require the Company to cease utilizing the infringing technology unless it can enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has five United States and 15 foreign patents covering a number of processes and devices that unauthorized parties could use to circumvent the Company's copy protection technologies. The Company uses these patents to limit the proliferation of devices intended to circumvent the Company's copy protection technologies. The Company has initiated a number of patent infringement disputes against manufacturers and distributors of such devices. No lawsuits of this type are pending currently, but litigation may be necessary in the future to limit the sale of defeat technologies, to enforce the Company's patents and other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. There can be no assurance that any such litigation will be successful. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, whether or not such litigation is determined adversely to the Company. In the event of an adverse ruling in any such litigation, the Company may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringed technology. The failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, such an adverse ruling could result in the increased proliferation of devices that defeat the Company's copy protection technology, which could result in a decline in demand for the Company's technologies. See "--Risks of Defeat Technologies" and "Business--Research and Development" and "Business--Intellectual Property Rights."

RAPID TECHNOLOGICAL CHANGE

    The video security industry in which the Company competes, and in which its technologies and products are utilized, is characterized by rapid technological change, frequent product introductions and enhancements, changes in customer demands and evolving industry standards. The emergence of new industry standards and the introduction of new technologies or products embodying new technologies can render existing technologies or products obsolete and unmarketable. For example, new industry standards for VCRs or television sets could adversely affect the effectiveness or transparency of the Company's copy protection technology. The Company's videocassette copy protection technology exploits the automatic gain control ("AGC") circuit in VHS VCRs. While most VCR manufacturers use a standard AGC circuit that responds to the Company's copy protection process, there can be no assurance that VCR manufacturers will not use alternative AGC circuits that do not respond to the Company's copy protection technology, thereby lessening the effectiveness of the Company's consumer copy protection solution over time as new VCRs are sold into the market. Moreover, there can be no assurance that television manufacturers will continue to design television sets that are transparent to the Company's copy protection technologies when they display original, copy protected videocassettes, DVDs and digital PPV programming. The success of the Company's PhaseKrypt video scrambling technology will depend upon the growth of analog cable Pay TV networks in the Pacific Rim and other developing countries and the ability of the Company's licensees to sell into those markets. The development of lower cost digital video scrambling systems could result in a transition from analog to digital scrambling systems in the developing cable Pay TV markets and a reduction in demand for the Company's PhaseKrypt video scrambling technology.

    The Company's future success will depend in large part on its ability to enhance its current technologies and products in a timely, cost-effective manner and to develop new technologies and products that meet changing market conditions, which include emerging industry standards, changing customer demands, new competitive product offerings and changing technology. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis or at all, fully functional and integrated product enhancements or new technologies or products that respond to technological change, updates or enhancements to other consumer electronics products, changes in customer requirements or evolving industry standards; that the Company will not experience difficulties that delay or prevent the successful development, introduction and license or sale of such enhancements, technologies or products; or that any such enhancements, technologies or products will adequately meet the requirements of the marketplace and achieve market acceptance. Any failure by the Company to anticipate or to respond adequately to changing market conditions, or any significant delays in technology or product development or introduction, could cause customers to delay or decide against licenses or purchases of the Company's technologies or products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and Development" and "Business--Legislative and Technology Initiatives."

RISKS OF DEFEAT TECHNOLOGIES

    Attempts by third parties to defeat the Company's copy protection technologies have been and are expected to be a persistent problem. To anticipate such attempts, the Company has developed and patented a number of processes and devices that could be used by unauthorized parties to circumvent its copy protection technologies. The Company has then attempted to use these patents as barriers to the manufacture and sale of such devices by others. Notwithstanding the Company's patent position, a number of devices have been available, and currently are available, that defeat copy protection. Moreover, the Company's copy protection technologies are not effective against professional duplication and video processing equipment. There can be no assurance that third parties will not be able to develop defeat technologies that do not infringe the Company's patents or that the Company will be able to obtain patents on defeat technologies developed in the future. A number of factors could cause copyright holders to choose not to use the Company's copy protection technology, including a perception that the inability of the Company's technology to deter professional pirates renders the Company's technology less useful, the commercial availability of products that defeat the Company's copy protection technology, or any significant reduction in the effectiveness of the Company's copy protection technology to deter consumer copying. Any reduction in demand for the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Proprietary Technology," "Business--Technology," "Business--Research and Development" and "Business--Intellectual Property Rights."

DEPENDENCE ON SUPPLIERS AND THIRD-PARTY MANUFACTURERS

    The Company depends upon third-party manufacturers and suppliers for components, subassemblies and printed circuit boards used in its VES products, StarShaker products, PhaseKrypt encoders, PhaseKrypt decoder components and videocassette copy protection processors. The Company's product designs are proprietary but generally incorporate industry-standard hardware components that are obtainable from multiple sources. The Company's ability to deliver its products in a timely manner depends upon the availability of quality components and subassemblies used in these products and, in part, on the ability of subcontractors to manufacture, assemble and deliver certain items in a timely and satisfactory manner. The Company obtains certain electronic components and subassemblies from single, or a limited number of, sources. For example, Atmel Corporation is currently the Company's sole source of integrated circuits for the Company's PhaseKrypt decoders and BARCO N.V. is currently the sole source of integrated decoders for CineGuard video projectors. The reliance on third-party manufacturers and sole or limited suppliers involves a number of risks, including a potential inability to obtain an adequate supply of required components, subassemblies and printed circuit boards and reduced control over pricing, quality and timely delivery of components, subassemblies and printed circuit boards. A significant interruption in the delivery of any such items or any other circumstance that would require the Company to seek alternative sources of supply could result in the inability of the Company to deliver certain of its products on a timely basis, which in turn could result in a deterioration of the Company's customer relationships and have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

NEED TO ESTABLISH AND MAINTAIN LICENSING RELATIONSHIPS

    The Company's future success will depend in part upon its ability to establish and maintain licensing relationships with companies in related business fields, including videocassette duplicators, international distributors of videocassettes, DVD authoring houses and replicators, semiconductor and equipment manufacturers, operators of digital PPV systems, consumer electronics hardware manufacturers and video cinema exhibitors. The Company believes that these current and future relationships can allow the Company greater access to manufacturing, sales and distribution resources. However, the amount and timing of resources to be devoted to these activities by such other companies are not within the Company's control. There can be no assurance that the Company will be able to maintain its existing relationships or enter into beneficial relationships in the future, that other parties will perform their obligations as expected or that the Company's reliance on others for the development, manufacturing and distribution of its technologies and products will not result in unforeseen problems. Substantially all of the Company's license agreements are non-exclusive, and therefore such licensees are free to enter into similar agreements with third parties, including the Company's current or potential competitors. There can be no assurance that the Company's licensees will not develop or pursue alternative technologies either on their own or in collaboration with others, including the Company's competitors, as a means of developing or marketing products targeted by the collaborative programs and by the Company's products. The failure of any of the Company's current or future collaboration efforts could have a material adverse effect on the Company's ability to introduce new products or applications and therefore could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Macrovision's Business, Licensed Technologies and Products" and "Business--Customers."

RISKS ASSOCIATED WITH CINEGUARD

    The Company's CineGuard program has only recently been launched and is subject to a high degree of risk and uncertainty. The success of CineGuard will depend in part on the ability of the Company's licensees to launch and operate video cinemas to supplement film theaters. The exhibition infrastructure supporting CineGuard must be built and developed. The Company does not have written contractual commitments from the motion picture studios to provide films for exhibition in CineGuard theaters. There can be no assurance that the studios will make major motion pictures available on scrambled videocassettes for exhibition in CineGuard theaters at the same time that film prints are available in other theaters, or at all. It is difficult to predict with any assurance whether CineGuard will prove to be a viable business, or whether demand for CineGuard licenses will increase in the future. In addition, the market is new and evolving and it is difficult to predict the future growth of this market. There can be no assurance that video cinema markets will be sustainable or develop as the Company hopes. If markets fail to develop or develop more slowly than expected, or if CineGuard does not achieve or sustain market acceptance, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Macrovision's Business, Licensed Technologies and Products."

COMPETITION

    The Company believes that it has had no significant videocassette copy protection competitor for the last five years other than companies that have occasionally developed hardware based on the Company's technology in foreign countries where the Company does not have patents issued. It is possible, however, that a competitive copy protection technology could be developed in the future. For example, the Company's customers could attempt to promote competition by supporting the development of alternative copy protection technologies or solutions, including solutions that deter professional duplication. Increased competition would be likely to result in price reductions and loss of market share, either of which could materially adversely affect the Company's business, financial condition and results of operations.

    The market for video scrambling products is highly competitive. The Company, as a recent entrant into these markets, competes directly or through licensed manufacturers with many companies, including Scientific-Atlanta, Inc., General Instrument Corporation, Leitch Technology International, Inc., Zenith Electronics Corporation and Toshiba Corporation. These companies have substantially greater name recognition, larger installed customer bases and market share and significantly greater financial, technical, marketing and other resources than the Company and its licensees, many of which are manufacturing and selling addressable set-top decoders for the first time. There can be no assurance that the Company and its licensees will be able to compete successfully in the video scrambling systems markets, that the Company will be able to make technological advances necessary to improve or even maintain its competitive position or that the Company's products will achieve market acceptance. In addition, there can be no assurance that technological changes or development efforts by the Company's competitors will not render the Company's video scrambling products obsolete or uncompetitive.

    The Company is not aware of any technology that competes directly with CineGuard. Competition for CineGuard may come from film cinemas located near CineGuard theaters. CineGuard theaters could be at a competitive disadvantage compared to film, because film typically has better picture quality and a larger projected image than video. Motion picture distributors might also give programming priority to competing film cinemas or withdraw programming entirely from CineGuard theaters in competition with film cinemas. Additionally, competitors might attempt to develop or acquire competing technologies that could provide the necessary security for video cinema applications. Potential competitors include large multinational video projector manufacturers or other consumer electronic products companies. In particular, several large corporations have announced digital video projectors that could replace film in cinemas. This development or any other development that presents a cost-effective, secure and high quality alternative to film for cinema projection would compete against CineGuard. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition and results of operations. See "Business--Competition."

RISKS ASSOCIATED WITH INTERNATIONAL AND EXPORT SALES

    In 1993, 1994, 1995 and the first nine months of 1996, international and export sales together represented 28.9%, 38.9%, 33.2% and 36.8%, respectively, of the Company's net revenues. The Company expects that such sales will continue to represent a substantial portion of its net revenues for the foreseeable future. The Company's future growth will depend to a large extent on worldwide deployment of addressable analog cable television systems, as well as digital PPV programming, DVDs and CineGuard. To the extent that foreign governments impose restrictions on importation of programming, technology or components from the United States, the requirement for copy protection and video scrambling in these markets would diminish. Any limitation on the growth of these markets or the Company's ability to sell its products or license its technologies into these markets would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States, which increases the risk of unauthorized use of the Company's technologies and the ready availability or use of defeat technologies. Such laws also may not be conducive to copyright protection of video materials and digital media, which reduces the need for the Company's copy protection and video scrambling technologies.

    Due to its reliance on international and export sales, the Company is subject to the risks of conducting business internationally, including foreign government regulation and general geopolitical risks such as political and economic instability, potential hostilities and changes in diplomatic and trade relationships. International and export sales are subject to other risks, such as changes in, or imposition of, regulatory requirements, tariffs or taxes and other trade barriers and restrictions, foreign government regulations, fluctuations in currency exchange rates, interpretations or enforceability of local patent or other intellectual property laws, longer payment cycles, difficulty in collecting accounts receivable, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws, difficulty in staffing and managing foreign operations and political and economic instability. For example, under the United States Export Administration Act of 1979, as amended, and regulations promulgated thereunder, encryption algorithms such as those used in the Company's video scrambling technologies are classified as munitions and subject to stringent export controls. Any changes to the statute or the regulations with respect to export of encryption technologies could require the Company to redesign its products or technologies or prevent the Company from selling its products and licensing its technologies internationally. While international and export sales are typically denominated in United States dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that the Company's future results of operations will not be materially adversely affected by currency fluctuations. There can be no assurance that foreign markets will continue to develop or that the Company will receive additional orders to supply its products for use in foreign transmission systems. The Company's business and operating results could be materially adversely affected if foreign markets do not continue to develop, or if the Company does not receive additional orders to supply its technologies or products for use in foreign prerecorded video, PPV and Pay TV networks and other applications requiring the Company's video security solutions. See "Business--Sales, Marketing and Customer Support" and Note 9 of Notes to Consolidated Financial Statements.

MANAGEMENT OF GROWTH

    The growth of the Company's business has placed, and is expected to continue to place, significant demands on the Company's personnel, management and other resources. The Company's future results of operations will depend in part on the ability of its officers and other key employees to continue to implement and expand its operational, customer support and financial control systems and to expand, train and manage its employee base. In order to manage its future growth, if any, successfully, the Company will be required to hire additional personnel and to augment its existing financial and management systems or to implement new such systems. There can be no assurance that management will be able to augment or to implement such systems efficiently or on a timely basis, and the failure to do so could have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

    Because of the specialized nature of the Company's business, the Company's future performance is highly dependent upon the continued service of members of the Company's senior management and other key research and development and sales and marketing personnel. The loss of any of such persons could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have employment contracts for a fixed term with any of its employees in the United States. The Company believes that its future success will depend upon its continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is competitive. There can be no assurance that the Company will be able to continue to attract, assimilate and retain the qualified personnel necessary for the development of its business. The failure to recruit additional key personnel in a timely manner, or the failure to retain new or current personnel, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management."

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

    Immediately following this offering, the Company's principal stockholders, officers, directors and their affiliates will, in the aggregate, beneficially own approximately 54.9% of the Company's outstanding Common Stock (52.3% if the Underwriters' over-allotment option is exercised in full). As a result, such persons, acting together, will have the ability to control the vote on all matters submitted to the stockholders of the Company for approval (including election of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal and Selling Stockholders."

MANAGEMENT'S DISCRETION OVER PROCEEDS OF THE OFFERING

    The Company expects to use the net proceeds of this offering, over time, for general corporate purposes, including working capital. However, the Company has no current specific plans for the net proceeds of this offering. As a result, the Company's management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. There can be no assurance that the net proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

LITIGATION RISK

    In October 1995, Joseph Swyt, a former officer and director of the Company, filed suit against the Company in the Superior Court of the State of California alleging monetary damages suffered as a result of alleged fraud, misrepresentation and other malfeasance in connection with the Company's grant of stock options to him. As a result of motions filed by the Company, in September 1996 the California Court of Appeal ordered this matter to binding arbitration in accordance with a written agreement between the Company and Mr. Swyt. The arbitration agreement contains limitations on the remedies available to Mr. Swyt and expressly precludes punitive damages. The Company believes that the case is without merit and intends to contest it vigorously. However, a decision against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Legal Proceedings" and Note 8 of Notes to Consolidated Financial Statements.

EFFECT OF ANTI-TAKEOVER PROVISIONS

    Immediately after the closing of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may delay, defer or prevent a change in control of the Company. The Company has no present plans to issue shares of Preferred Stock; however, in the future the Company plans to consider the adoption of a stockholder rights plan in order to protect the Company's stockholders from coercive or abusive takeover tactics and to afford the Company's Board more negotiating leverage in dealing with potential acquirors. Additionally, the Company's charter documents contain a provision eliminating the ability of the Company's stockholders to take action by written consent effective upon the closing of this offering. This provision is designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal, to maintain independent ownership and control of the Company's copy protection technologies and to render the use of stockholder written consent unavailable as a tactic in a proxy fight. However, such provision could have the effect of discouraging others from making tender offers for the Company's shares, thereby inhibiting increases in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provision also may have the effect of preventing changes in the management of the Company. Further, the Company's Bylaws limit the ability of stockholders of the Company to raise matters at a meeting of stockholders without giving advance notice thereof. In addition, Section 203 of the Delaware General Corporation Law, to which the Company is subject, restricts certain business combinations with any "interested stockholder" as defined by such statute. The statute may delay, defer or prevent a change in control of the Company. See "Description of Capital Stock-- Change of Control Provisions" and "Description of Capital Stock--Stockholder Rights Plan."

    Pursuant to the terms of a Copy Protection Technology Agreement (the "Technology Agreement") between the Company and Victor Company of Japan, Limited ("JVC"), the Company has agreed to continue to license its copy protection technologies to third parties in the event of the acquisition of the Company by a party other than JVC. Further, the Company has granted to JVC the right to sublicense the Company's copy protection technologies in the event that the Company fails to make its copy protection technologies generally available for licensing to third parties following an acquisition of the Company. The Technology Agreement could have the effect of making the Company less attractive to third parties as an acquisition candidate. See "Certain Transactions--Transactions with Pacific Media Development, Inc. and Victor Company of Japan, Limited."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of the Company's Common Stock (including shares issued upon the exercise of outstanding options) in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 2,300,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the effective date of the Registration Statement for this offering (the "Effective Date"), there will be approximately 4,467,748 shares of Common Stock outstanding, all of which are restricted shares ("Restricted Shares") under the Securities Act. As of the Effective Date, 161,239 Restricted Shares will be eligible for immediate sale in the public market in addition to the shares offered hereby. Approximately 177 additional Restricted Shares will be eligible for sale in the public market pursuant to Rule 701 beginning 90 days after the Effective Date. A further 4,225,364 Restricted Shares will be available for sale in the public market following the expiration of 180-day lock-up agreements with the Representatives of the Underwriters. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The remaining 194,444 shares held by existing stockholders will become eligible for sale from time to time in the future under Rule 144. In addition, beginning six months after the Effective Date, the holders of 2,275,932 Restricted Shares will be entitled to certain rights with respect to registration of such shares for sale in the public market.

    Upon the effectiveness of this offering or shortly thereafter, the Company intends to register approximately 1,301,224 shares of Common Stock reserved for issuance under its Stock Option Plan, its 1996 Equity Incentive Plan, its 1996 Directors Stock Option Plan and its 1996 Employee Stock Purchase Plan. As of September 30, 1996, options to purchase a total of 709,756 shares of the Company's Common Stock were outstanding (although 695,442 of the shares issuable upon exercise of such options will be subject to lock-up restrictions on sale for 180 days after the Effective Date) and 591,468 shares of Common Stock were reserved for future issuance under the Company's 1996 Equity Incentive Plan, 1996 Directors Stock Option Plan and 1996 Employee Stock Purchase Plan. See "Management--Employee Benefit Plans," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR MARKET FOR COMMON STOCK

    Prior to this offering, there has been no public market for the Company's Common Stock. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. There can be no assurance that an active public market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the public offering price. The Company intends to add two independent directors to the Board of Directors within 60 days after this offering. In the event that the Company fails to appoint such directors, the Nasdaq National Market could terminate the listing of the Company's Common Stock on the Nasdaq National Market, which would have a material adverse effect on the liquidity and trading price of the Common Stock. See "Management."

POTENTIAL VOLATILITY OF STOCK PRICE

    The market price of the Company's Common Stock is likely to be highly volatile and could be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technical innovations, new products or new contracts by the Company, its competitors or their customers, governmental regulatory action, developments with respect to patents or proprietary rights, changes in financial estimates by securities analysts, general market conditions and other factors, certain of which could be unrelated to, or outside the control of, the Company. In addition, announcements by the MPAA or its members, satellite television operators, cable television operators, government agencies or others regarding motion picture distribution, business combinations or other developments could cause the market price of the Company's Common Stock to fluctuate substantially. The stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. Further, the trading prices of many technology companies' stocks are at or near historical highs and reflect price/earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price/earnings ratios will be sustained. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation often has been initiated against such company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any settlement or adverse determination in such litigation could also subject the Company to significant liability, which could have a material adverse effect on the Company's business, financial condition and results of operations. These market price fluctuations, as well as general economic, political and market conditions such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of the Common Stock in this offering will suffer immediate and
substantial dilution of $        per share in the net tangible book value per
share of the Common Stock from the initial public offering price, at an assumed
initial public offering price of $    per share and after deducting the
estimated underwriting discount and offering expenses. To the extent that outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                  THE COMPANY

    The Company was incorporated in California in January 1983. It operated as a corporation until 1985 and as a limited partnership from 1985 until its incorporation as Macrovision Corporation in 1987. The Company will reincorporate in Delaware prior to this offering. As used in this Prospectus, references to the "Company" and "Macrovision" refer to Macrovision Corporation, its predecessors and its consolidated subsidiaries. The Company's principal executive offices are located at 1341 Orleans Drive, Sunnyvale, California 94089. The Company's telephone number is (408) 743-8600.

    Macrovision-Registered Trademark-, PhaseKrypt-Registered Trademark- and Protecting Your Image-Registered Trademark- are registered trademarks of the Company. CineGuard-TM-, Colorstripe-TM-, StarShaker-TM-, VES-TM- and VES-TM-TM-are trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,450,000 shares of Common Stock offered by the Company hereby are estimated to be approximately
$        ($        if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses. The Company expects to use the net proceeds for general corporate purposes, including working capital. However, the Company has not allocated any specific portion of the net proceeds to such purposes and management will have the ability to allocate such proceeds at its discretion. From time to time in the ordinary course of business, the Company evaluates the acquisition of products, businesses and technologies that complement the Company's business, for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Risk Factors-- Management's Discretion Over Proceeds of the Offering."

                                DIVIDEND POLICY

    The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate that it will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any.

    Pursuant to a contractual arrangement, the Company distributed to its common stockholders other than Pacific Media Development, Inc. a cash dividend of approximately $0.22 per share in each of 1992, 1993 and 1994. In addition, the Company has paid or declared a cash dividend of $0.135 per share of Series A Preferred Stock in every quarter since the third quarter of 1991. The accrued Series A Preferred Stock dividend for the quarter ending March 31, 1997 will be paid pro rata for the portion of the quarter prior to conversion of the Series A Preferred Stock into Common Stock.

                                 CAPITALIZATION

    The following table sets forth, as of September 30, 1996: (i) the actual capitalization of the Company; (ii) the capitalization of the Company on a pro forma basis to give effect to the conversion into Common Stock of all outstanding shares of Preferred Stock upon the closing of this offering; and
(iii) the pro forma capitalization of the Company as adjusted to give effect to the sale and issuance of the 1,450,000 shares of Common Stock offered by the
Company hereby at an assumed initial public offering price of $        per
share, after deducting the estimated underwriting discount and offering expenses.

                                                                                        SEPTEMBER 30, 1996
                                                                                -----------------------------------
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)

Capital lease liability, net of current portion (1)...........................  $     322   $     322    $     322
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------
Common Stock subject to repurchase (4)........................................         --          --          500

Stockholders' equity (2):
  Preferred stock, par value $0.001 per share:
    Authorized, 5,000,000 shares; issued and outstanding, 1,376,432 shares (no
      shares pro forma or as adjusted)........................................          1          --           --
  Common stock, par value $0.001 per share:
    Authorized, 100,000,000 shares (50,000,000 shares pro forma and as adjusted), issued and outstanding, 3,941,316 shares (5,317,748 shares
      pro forma and 6,712,193 shares as adjusted) (3)(4)......................          4           5
  Additional paid-in capital..................................................      9,501       9,501
  Stockholder notes receivable................................................       (174)       (174)        (174)
  Deferred stock compensation.................................................       (333)       (333)        (333)
  Accumulated deficit.........................................................     (3,757)     (3,757)      (3,757)
                                                                                ---------  -----------  -----------
  Accumulated translation adjustment..........................................       (138)       (138)        (138)
      Total stockholders' equity..............................................      5,104       5,104
                                                                                ---------  -----------  -----------
        Total capitalization..................................................  $   5,426   $   5,426    $
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

------------------------

(1) See Note 7 of Notes to Consolidated Financial Statements.

(2) See Note 5 of Notes to Consolidated Financial Statements.

(3) The numbers of shares of Common Stock issued and outstanding do not include 709,756 shares of Common Stock issuable at a weighted average exercise price of $2.71 per share upon exercise of stock options outstanding as of September 30, 1996 under the Company's Stock Option Plan, 91,468 additional shares reserved for future grants under the Stock Option Plan, 300,000 shares reserved for future grants under the 1996 Equity Incentive Plan, 60,000 shares reserved for future grants under the 1996 Directors Stock Option Plan or 140,000 shares reserved for future issuance under the 1996 Employee Stock Purchase Plan. See "Management--Director Compensation" and "Management-- Employee Benefit Plans" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

(4) The numbers of shares of Common Stock issued and outstanding do not include 55,555 shares of Common Stock subject to repurchase. On December 6, 1996, the Company offered to repurchase 55,555 shares of its Common Stock from CAC for $9.00 per share. The shares subject to repurchase and the related repurchase amount of $499,995 has been reclassified to reflect this offer. See Note 10 of Notes to Consolidated Financial Statements.

                                    DILUTION

    The net tangible book value of the Company as of September 30, 1996, assuming the conversion of all outstanding shares of Preferred Stock, was $3,845,000 or $0.72 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the 1,450,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of
$        per share and after deducting the estimated underwriting discount and offering expenses), the pro forma net tangible book value of the Company as of
September 30, 1996 would have been approximately $        or $        per share.
This represents an immediate increase in net tangible book value of $        per
share to existing stockholders and an immediate dilution of $        per share
to new investors in this offering. The following table illustrates the per share dilution.

Assumed initial public offering price per share....................             $
  Pro forma net tangible book value per share as of September 30,
    1996...........................................................  $    0.72
  Increase in pro forma net tangible book value per share
    attributable to new investors..................................
                                                                     ---------
Pro forma net tangible book value per share after the offering.....
                                                                                ---------
Net tangible book value dilution per share to new investors........             $
                                                                                ---------
                                                                                ---------

    The following table summarizes, on a pro forma basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the new investors purchasing shares in this offering (before deducting the estimated underwriting discount and offering
expenses), based upon an assumed initial public offering price of $        per
share:

                                                  SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                                              ------------------------  -------------------------     PRICE
                                              NUMBER (1)     PERCENT       AMOUNT       PERCENT     PER SHARE
                                              -----------  -----------  ------------  -----------  -----------
Existing stockholders (1)...................    5,317,748       78.6%   $  8,996,000           %    $    1.69
New investors...............................    1,450,000       21.4
                                              -----------      -----    ------------      -----
      Totals................................    6,767,748      100.0%   $                 100.0%
                                              -----------      -----    ------------      -----
                                              -----------      -----    ------------      -----

------------------------

(1) Sales by the Selling Stockholders of 850,000 shares in this offering will reduce the number of shares of Common Stock held by existing stockholders to 4,467,748 or 66.0% of the total number shares of Common Stock outstanding immediately after this offering, and will increase the number of shares of Common Stock held by new investors to 2,300,000, or 34.0% of the total number of shares of Common Stock outstanding immediately after this offering. See "Principal and Selling Stockholders."

    The foregoing table assumes: (i) the conversion of all outstanding shares of Preferred Stock into Common Stock; (ii) no exercise of the Underwriters' over-allotment option; and (iii) no exercise of stock options outstanding as of September 30, 1996. As of September 30, 1996, there were options outstanding to purchase a total of 709,756 shares of Common Stock at a weighted average exercise price of $2.71 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock" and Notes 5 and 10 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below as of and for the year ended December 31, 1995 and as of and for the nine months ended September 30, 1996 are derived from consolidated financial statements of the Company that have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data presented below as of and for the years ended December 31, 1991, 1992, 1993 and 1994 are derived from consolidated financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements as of December 31, 1994 and 1995 and September 30, 1996, for each of the years in the three-year period ended December 31, 1995 and for the nine months ended September 30, 1996, and the reports thereon are included elsewhere in this Prospectus. The selected consolidated financial data presented below for the nine months ended September 30, 1995 are derived from unaudited consolidated financial statements of the Company. Such data have been prepared on substantially the same basis as the audited consolidated financial statements, and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information included therein. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for any future period.

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                                                                             SEPTEMBER 30,
                                                                     YEAR ENDED DECEMBER 31,                 -------------
                                                      -----------------------------------------------------      1995
                                                        1991       1992       1993       1994       1995      (UNAUDITED)
                                                      ---------  ---------  ---------  ---------  ---------  -------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues........................................  $   7,994  $   8,807  $   9,549  $  13,330  $  14,189    $   9,991
Costs and expenses:
  Cost of revenues..................................      1,783      1,761      1,578      2,067      2,457        1,871
  Research and development..........................        988      1,135      1,639      2,355      2,161        1,537
  Selling, general and administrative...............      3,488      4,411      4,761      6,104      7,388        5,344
                                                      ---------  ---------  ---------  ---------  ---------       ------
    Total costs and expenses........................      6,259      7,307      7,978     10,526     12,006        8,752
                                                      ---------  ---------  ---------  ---------  ---------       ------
    Operating income from continuing operations.....      1,735      1,500      1,571      2,804      2,183        1,239
Interest and other expense, net.....................       (419)       103       (462)      (417)      (433)        (299)
                                                      ---------  ---------  ---------  ---------  ---------       ------
    Income from continuing operations before income
      taxes.........................................      1,316      1,603      1,109      2,387      1,750          940
Provision for income taxes..........................        535        425        444        886        694          373
                                                      ---------  ---------  ---------  ---------  ---------       ------
    Net income from continuing operations...........        781      1,178        665      1,501      1,056          567

Loss from discontinued operations, net of tax
 benefit  (1).......................................         --         --         --         --       (125)          --
                                                      ---------  ---------  ---------  ---------  ---------       ------
    Net income (loss)...............................  $     781  $   1,178  $     665  $   1,501  $     931    $     567
                                                      ---------  ---------  ---------  ---------  ---------       ------
                                                      ---------  ---------  ---------  ---------  ---------       ------

Earnings (loss) per share:
  Continuing operations.............................                                              $    0.15
                                                                                                  ---------
  Discontinued operations (1).......................                                                  (0.03)
                                                                                                  ---------
                                                                                                  ---------
    Net income (loss)...............................                                              $    0.12
                                                                                                  ---------
                                                                                                  ---------
Shares used in per share calculations (2)...........                                                  4,162
                                                                                                  ---------
                                                                                                  ---------


                                                        1996
                                                      ---------

STATEMENT OF OPERATIONS DATA:
Net revenues........................................  $  11,699
Costs and expenses:
  Cost of revenues..................................      1,826
  Research and development..........................      1,916
  Selling, general and administrative...............      6,308
                                                      ---------
    Total costs and expenses........................     10,050
                                                      ---------
    Operating income from continuing operations.....      1,649
Interest and other expense, net.....................       (241)
                                                      ---------
    Income from continuing operations before income
      taxes.........................................      1,408
Provision for income taxes..........................        585
                                                      ---------
    Net income from continuing operations...........        823
Loss from discontinued operations, net of tax
 benefit  (1).......................................       (827)
                                                      ---------
    Net income (loss)...............................  $      (4)
                                                      ---------
                                                      ---------
Earnings (loss) per share:
  Continuing operations.............................  $    0.10
                                                      ---------
  Discontinued operations (1).......................      (0.19)
                                                      ---------
                                                      ---------
    Net income (loss)...............................  $    0.09
                                                      ---------
                                                      ---------
Shares used in per share calculations (2)...........      4,388
                                                      ---------
                                                      ---------

                                                                              DECEMBER 31,
                                                          -----------------------------------------------------  SEPTEMBER 30,
                                                            1991       1992       1993       1994       1995         1996
                                                          ---------  ---------  ---------  ---------  ---------  -------------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.......  $   3,941  $   3,429  $   3,397  $   3,851  $   3,486    $   2,064
Working capital.........................................      4,010      3,783      3,599      3,860      3,876        2,291
Total assets............................................      6,377      6,597      7,076      9,240     10,971       11,658
Convertible note........................................      3,038      3,038      3,038      3,038      3,038           --
Long-term obligations, less current portion (3).........         37          4         --         --        554          322
Total stockholders' equity..............................      1,999      2,163      1,867      2,388      2,846        5,104

------------------------------

(1) See Note 4 of Notes to Consolidated Financial Statements.

(2) For an explanation of the determination of the number of shares used in per share calculations, see Note 1 of Notes to Consolidated Financial Statements.

(3) See Note 7 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Macrovision was founded in 1983 to develop video security solutions for major motion picture studios and independent video producers. Since that time, the Company has derived most of its revenues and operating income from licensing its video copy protection technologies. The Company expects such license fees to account for a majority of the Company's net revenues and operating income at least through 1997. The Company's videocassette copy protection customers have included the home video divisions of the eight members of the Motion Picture Association of America ("MPAA") and HBO Home Video. The Company also has a variety of special interest videocassette copy protection customers, including more than 125 videocassette duplication companies and a number of rights holders, such as independent producers of exercise, sports and educational videocassettes. The Company typically receives license fees for videocassette copy protection based upon the number of copy protected videocassettes that are produced by MPAA studios or other rights holders. License fees from MPAA studios represented a majority of such fees in 1993, 1994, 1995 and the first nine months of 1996.

    In 1993, the Company began licensing its digital PPV video copy protection technologies to satellite and cable television operators and to the equipment manufacturers that supply the satellite and cable television industries. These manufacturers include in their digital set-top decoders integrated circuits incorporating the Company's copy protection technologies that can be activated to apply video copy protection to digital PPV transmissions. Through September 30, 1996, all of the Company's digital PPV copy protection revenues had been derived from up-front license fees and hardware royalties. Digital PPV up-front license fees and hardware royalties increased to 9.9% of the Company's net revenues in the first nine months of 1996 from 5.6% in the comparable period in 1995. The Company's agreements with digital PPV system operators entitle the Company to transaction-based royalty payments at such time as copy protection for digital PPV programming is activated.

    In 1994, the Company began licensing and selling its PhaseKrypt video scrambling technology to manufacturers of analog set-top decoders for sale to cable television system operators in developing cable television markets. The Company also sells encoder and decoder hardware that incorporates PhaseKrypt to private analog satellite networks for business communications, education and special interest entertainment. In addition, the Company sells other analog scrambling systems to television broadcasters for securing incoming contribution circuits to network control centers and outbound rebroadcast circuits to affiliate and regional stations. Finally, the Company sells specialized analog video scrambling systems in the government, military and law enforcement markets, primarily for covert surveillance applications. Video scrambling revenues increased to 11.2% of the Company's net revenues in the first nine months of 1996 from 9.0% in the comparable period of 1995. Gross margins on sales of the Company's video scrambling products have been significantly lower than on its licenses of copy protection or video scrambling technologies because of the hardware product costs associated with a more traditional manufacturing environment, and the Company expects this to continue for the foreseeable future.

    In 1995, the Company introduced PhaseKrypt video scrambling technology for use in motion picture theaters using large-screen video projectors and scrambled Super VHS videocassettes as a complement to film projectors and 35 mm film prints. CineGuard, the Company's new theatrical exhibition alternative, is intended for small theaters in rural towns in international markets where the population is not large enough to support traditional film theaters or where exhibitors must wait long periods of time to receive film prints of first-run motion pictures. To date, the Company has licensed CineGuard theaters in Poland and Ireland and has master licensees in the Philippines and South Africa. Revenues from CineGuard theaters have been insignificant to date.

    In late 1995, the Company founded Command Audio Corporation ("CAC") to develop an audio-on-demand system. During 1996, the Company recognized that its technological, sales and marketing core competencies would not be sufficient to develop the CAC technology fully or to exploit the market opportunities for it. In August 1996, the Company divested itself of all but 19.8% of its ownership in CAC. As a result, the financial results of CAC have been treated as discontinued operations.

    The Company's cost of revenues consists primarily of manufacturing costs associated with the Company's video scrambling product revenues and service fees paid to licensed duplicators that apply the Company's videocassette copy protection whenever rights owners license the technology directly from the Company. Also included in cost of revenues are patent amortization costs and legal costs associated with the Company's efforts to prevent the sale of devices that attempt to circumvent the Company's video copy protection technologies. See "Risk Factors--Risks of Defeat Technologies." The Company's research and development expenses are comprised primarily of employee compensation and benefits, consulting fees, tooling and supplies and an allocation of facilities costs. The Company's selling, general and administrative expenses are comprised primarily of employee compensation and benefits, consulting and recruiting fees, travel, advertising, professional fees and an allocation of facilities costs.

    The Company has experienced significant seasonality in its business, and the Company's financial condition and results of operations are likely to be affected by seasonality in the future. The Company has typically experienced its highest revenues in the fourth quarter of each calendar year followed by lower revenues and operating income in the first quarter, and at times in subsequent quarters, of the next year. The Company believes that this trend has been principally due to the tendency of certain of the Company's customers to release their more popular motion pictures on videocassettes during the Christmas shopping season. In addition, revenues have tended to be lower in the summer months, particularly in Europe. See "--Quarterly Results of Operations" and "Risk Factors--Fluctuations in Future Operating Results; Seasonality."

RESULTS OF OPERATIONS

    The following table sets forth selected consolidated statement of operations data expressed as a percentage of net revenues for the periods indicated:

                                                                                                       NINE MONTHS ENDED
                                                                         YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                     -------------------------------  --------------------
                                                                       1993       1994       1995       1995       1996
                                                                     ---------  ---------  ---------  ---------  ---------
Net revenues.......................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Costs and expenses:
  Cost of revenues.................................................       16.5       15.5       17.3       18.7       15.6
  Research and development.........................................       17.2       17.7       15.2       15.4       16.4
  Selling, general and administrative..............................       49.9       45.8       52.1       53.5       53.9
                                                                     ---------  ---------  ---------  ---------  ---------
    Total costs and expenses.......................................       83.6       79.0       84.6       87.6       85.9
                                                                     ---------  ---------  ---------  ---------  ---------
    Operating income from continuing operations....................       16.4       21.0       15.4       12.4       14.1
Interest and other expense, net....................................       (4.8)      (3.1)      (3.1)      (3.0)      (2.1)
                                                                     ---------  ---------  ---------  ---------  ---------
    Income from continuing operations before income taxes..........       11.6       17.9       12.3        9.4       12.0
Provision for income taxes.........................................        4.6        6.6        4.9        3.7        5.0
                                                                     ---------  ---------  ---------  ---------  ---------
    Net income from continuing operations..........................        7.0       11.3        7.4        5.7        7.0
Loss from discontinued operations..................................         --         --       (0.9)        --       (7.0)
                                                                     ---------  ---------  ---------  ---------  ---------
    Net income.....................................................        7.0%      11.3%       6.5%       5.7%      (0.0)%
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

    NET REVENUES. The Company's net revenues increased 39.6% from $9.5 million in 1993 to $13.3 million in 1994 and an additional 6.4% to $14.2 million in 1995. The Company's net revenues increased 17.1% from $10.0 million in the first nine months of 1995 to $11.7 million in the first nine months of 1996. The increase from 1993 to 1994 was attributable primarily to the use of the Company's video copy protection technology in an unusually large number of high volume videocassettes for sale to consumers in 1994. In addition, license fees from the newly-introduced digital PPV copy protection technology and PhaseKrypt video scrambling technology increased more than $819,000 from 1993 to 1994. The increase from 1994 to 1995 was principally the result of a $590,000 increase in videocassette copy protection revenues, primarily internationally, and a $449,000 increase in digital PPV copy protection license fees, relating primarily to up-front license fees from new licenses to digital PPV system operators and up-front license fees and royalties from digital PPV set-top decoder manufacturers. The increase from the first nine months of 1995 to the first nine months of 1996 was primarily the result of: (i) an increase in digital PPV copy protection license fees and royalties of $607,000, primarily up-front license fees from new licenses to digital PPV system operators and up-front license fees and royalties from digital PPV set-top decoder manufacturers; (ii) an increase of $582,000 in videocassette copy protection revenues; and (iii) an increase of $412,000 in video scrambling license fees and product sales. Due primarily to the growth in the Company's digital PPV copy protection and video scrambling businesses, in the United States, videocassette copy protection revenues from the MPAA studios declined as a percentage of net revenues, representing 44.6%, 42.7%, 41.3% and 34.1% of the Company's net revenues for 1993, 1994, 1995 and the first nine months of 1996, respectively. See "Risk Factors--Dependence on Key Customers" and "Business--Customers."

    In 1993, 1994, 1995 and the first nine months of 1996, the Company's international and export revenues totaled $2.8 million, $5.2 million, $4.7 million and $4.3 million, respectively, representing 28.9%, 38.9%, 33.2% and 36.8%, respectively, of the Company's net revenues during those periods. International and export revenues grew primarily as a result of increased usage of videocassette copy protection technology by the MPAA studios in international markets and increased growth in PhaseKrypt component sales and licensing fees from new geographic areas. The Company expects that international and export revenues will continue to represent a significant portion of its net revenues and that its future growth will depend to a large extent on continued increases in international and export revenues. See "Risk Factors-- Risks Associated with International and Export Sales," "Business--Sales, Marketing and Customer Support" and Note 9 of Notes to Consolidated Financial Statements.

    COST OF REVENUES. Cost of revenues as a percentage of net revenues was 16.5% in 1993, 15.5% in 1994, 17.3% in 1995, 18.7% in the first nine months of
1995 and 15.6% in the first nine months of 1996. The variations in cost of revenues as a percentage of net revenues were primarily due to changes in revenue mix between product sales and licensing revenues, which have relatively low costs of revenues. The decrease from 1993 to 1994 was also a result of reduced expenditures needed to defend the Company's patents. In the event that revenues from video scrambling products increase as a percentage of net revenues, cost of revenues as a percentage of net revenues will continue to increase. See Note 1 of Notes to Consolidated Financial Statements.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $1.6 million, $2.4 million, $2.2 million, $1.5 million and $1.9 million, which represented 17.2%, 17.7%, 15.2%, 15.4% and 16.4% of net revenues, in 1993, 1994,
1995, the first nine months of 1995 and the first nine months of 1996, respectively. The increase from 1993 to 1994 was primarily a result of increases in the number of employees and consultants, and the increased development costs associated with improvements to the PhaseKrypt video scrambling technology and new encoder and decoder chips sets. The decrease from 1994 to 1995 was principally due to a decrease in consulting fees not fully offset by the Company's hiring of additional employees. The increase from the first nine months of 1995 to the first nine months of 1996 was primarily due to activity in support of the introduction of the Company's Colorstripe technology for use in DVD and digital PPV applications. The Company believes that research and development expenses will increase in dollar amount in the future, but may decline as a percentage of net revenues. There can be no assurance, however, that net revenues will grow more rapidly than research and development expenses. See "Business--Research and Development."

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $4.8 million, $6.1 million, $7.4 million, $5.3 million and $6.3 million, which represented 49.9%, 45.8%, 52.1%, 53.5% and 53.9% of net revenues, in 1993, 1994, 1995, the first nine months of 1995 and the first nine months of 1996, respectively. The dollar increase from 1993 to 1994 was primarily a result of increased compensation and benefits and allocated facilities costs as the Company increased the size of its overall staffing. The increase from 1994 to 1995 was primarily a result of the hiring of additional employees, increased compensation and benefits, and legal fees associated with the Company's arbitration proceeding with a prior employee. The increase from the first nine months of 1995 to the first nine months of 1996 was primarily a result of increased compensation and benefits, as well as facilities costs associated with the Company's move to a larger facility. The Company believes that the dollar amount of selling, general and administrative expenses will increase in the future as the Company incurs the significant additional costs related to being a public company, but may decline as a percentage of net revenues. There can be no assurance, however, that net revenues will grow more rapidly than selling, general and administrative expenses.

    INTEREST AND OTHER EXPENSE, NET. Interest and other expense, net, consists primarily of interest expense on a convertible note, bank debt and capitalized equipment leases, net of interest income. Interest expense and other was $551,000, $503,000, $568,000, $399,000 and $294,000 in 1993, 1994, 1995, the
first nine months of 1995 and the first nine months of 1996, respectively. The decrease in interest expense from the first nine months of 1995 to the first nine months of 1996 was principally attributable to the conversion of $3.0 million in a convertible note to Preferred Stock in July 1996. Interest income was $89,000, $86,000, $135,000, $100,000 and $53,000 in 1993, 1994, 1995, the
first nine months of 1995 and the first nine months of 1996, respectively, due to interest earned on cash and cash equivalents. See Notes 2 and 3 of Notes to Consolidated Financial Statements.

    PROVISION FOR INCOME TAXES. The Company's effective rate of taxation was 40.0%, 37.1%, 39.6% and 41.5% in 1993, 1994, 1995 and the first nine months of
1996, respectively. The provision for income taxes consists primarily of federal income taxes, state taxes and international taxes withheld on foreign revenue. The decrease in the Company's effective rate of taxation from 1993 to 1994 was primarily due to an increase in tax credits and tax exempt interest. The increase in such rate from 1994 to 1995 was primarily due to an increase in foreign taxes, partially offset by an increase in exempt interest. The increase in such rate from 1995 to the first nine months of 1996 was principally the result of a reduction in tax credits, as well as a reduction in exempt interest. See Note 6 of Notes to Consolidated Financial Statements.

    LOSS FROM DISCONTINUED OPERATIONS. The loss from discontinued operations was $125,000 in 1995 and $827,000 in the first nine months of 1996, net of income tax benefit. There was no loss from discontinued operations in the other periods presented. The loss represents the administration and development costs of CAC, previously a subsidiary of the Company, which began operations in late 1995. In the third quarter of 1996, the Company divested itself of all but 19.8% of its ownership in CAC. See "Business--Interest in Command Audio Corporation," "Certain Transactions" and Note 4 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain quarterly unaudited consolidated financial data for the periods indicated, as well as the percentage of the Company's net revenues represented by such data. These data have been derived from the Company's unaudited consolidated financial statements that, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Such data should be read in conjunction with the Company's audited consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                                QUARTER ENDED
                                               -------------------------------------------------------------------------------
                                                                   1995                                    1996
                                               --------------------------------------------  ---------------------------------
                                                MAR. 31    JUNE 30    SEPT. 30     DEC. 31    MAR. 31    JUNE 30    SEPT. 30
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------
                                                                               (IN THOUSANDS)
Net revenues.................................  $   2,984  $   3,242   $   3,765   $   4,198  $   3,583  $   3,737   $   4,380
Costs and expenses:
  Cost of revenues...........................        621        710         540         586        594        707         525
  Research and development...................        569        516         452         624        642        679         594
  Selling, general and administrative........      1,667      1,946       1,731       2,044      1,842      2,171       2,296
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------
    Total costs and expenses.................      2,857      3,172       2,723       3,254      3,078      3,557       3,415
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------
    Operating income from continuing
      operations.............................        127         70       1,042         944        505        180         965
Interest and other expense, net..............        (97)       (80)       (122)       (134)      (120)      (109)        (13)
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------
    Income (loss) from continuing operations
      before income taxes....................         30        (10)        920         810        385         71         952
Provision (benefit) for income taxes.........         12         (4)        365         321        192         62         331
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------
    Net income (loss) from continuing
      operations.............................         18         (6)        555         489        193          9         621
Loss from discontinued operations............         --         --          --        (125)      (195)      (633)         --
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------
    Net income (loss)........................  $      18  $      (6)  $     555   $     364  $      (2) $    (624)  $     621
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------
                                               ---------  ---------  -----------  ---------  ---------  ---------  -----------

                                                                               QUARTER ENDED
                                                ----------------------------------------------------------------------------
                                                                       1995                                   1996
                                                --------------------------------------------------  ------------------------
                                                  MAR. 31      JUNE 30     SEPT. 30      DEC. 31      MAR. 31      JUNE 30
                                                -----------  -----------  -----------  -----------  -----------  -----------
Net revenues..................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Costs and expenses:
  Cost of revenues............................        20.8         21.9         14.3         14.0         16.6         18.9
  Research and development....................        19.1         15.9         12.0         14.8         17.9         18.2
  Selling, general and administrative.........        55.9         60.0         46.0         48.7         51.4         58.1
                                                     -----        -----        -----        -----        -----        -----
    Total costs and expenses..................        95.7         97.8         72.3         77.5         85.9         95.2
                                                     -----        -----        -----        -----        -----        -----
    Operating income from continuing
      operations..............................         4.3          2.2         27.7         22.5         14.1          4.8
Interest and other expense, net...............        (3.3)        (2.5)        (3.3)        (3.2)        (3.3)        (2.9)
                                                     -----        -----        -----        -----        -----        -----
    Income (loss) from continuing operations
      before income taxes.....................         1.0         (0.3)        24.4         19.3         10.8          1.9
Provision (benefit) for income taxes..........         0.4         (0.1)         9.7          7.6          5.4          1.7
                                                     -----        -----        -----        -----        -----        -----
    Net income (loss) from continuing
      operations..............................         0.6         (0.2)        14.7         11.6          5.4          0.2
Loss from discontinued operations.............          --           --           --         (3.0)        (5.4)       (16.9)
                                                     -----        -----        -----        -----        -----        -----
    Net income (loss).........................         0.6%        (0.2)%       14.7%         8.6%        (0.0)%      (16.7)%
                                                     -----        -----        -----        -----        -----        -----
                                                     -----        -----        -----        -----        -----        -----


                                                 SEPT. 30
                                                -----------
Net revenues..................................       100.0%
Costs and expenses:
  Cost of revenues............................        12.0
  Research and development....................        13.6
  Selling, general and administrative.........        52.4
                                                     -----
    Total costs and expenses..................        78.0
                                                     -----
    Operating income from continuing
      operations..............................        22.0
Interest and other expense, net...............        (0.3)
                                                     -----
    Income (loss) from continuing operations
      before income taxes.....................        21.7
Provision (benefit) for income taxes..........         7.5
                                                     -----
    Net income (loss) from continuing
      operations..............................        14.2
Loss from discontinued operations.............          --
                                                     -----
    Net income (loss).........................        14.2%
                                                     -----
                                                     -----

    The Company has experienced significant seasonality in its business, and the Company's financial condition and results of operations are likely to be affected by seasonality in the future. The Company has typically experienced its highest revenues in the fourth quarter of each calendar year followed by lower revenues and operating income in the first quarter, and at times in subsequent quarters, of the next year. As a result of seasonality, the Company's net revenues increased 16.1% from the second quarter of 1995 to the third quarter of 1995 and 11.5% from the third quarter of 1995 to the fourth quarter of 1995, but decreased 14.7% from the fourth quarter of 1995 to the first quarter of 1996.

    The Company's cost of revenues is subject not only to seasonal and quarterly fluctuations due to changes in net revenues but also to fluctuations resulting from shifts in revenue mix between the Company's product sales and licensing revenues. Sales of video scrambling products were significantly higher as a percentage of net revenues in the first and second quarters of 1995 than they were in the third and fourth quarters of 1995. As a result, the Company's total cost of revenues in the first two quarters of 1995 was higher as a percentage of net revenues. In the second quarter of 1996, the Company experienced higher cost of revenues due to a writedown of certain obsolete inventory.

    The Company's research and development expenses fluctuate quarterly depending on the stages of various projects, the use of consultants and temporary employees, and the utilization of prototype materials. As an example, the increase in the fourth quarter of 1995 compared to the third quarter of 1995 is attributable to the increased use of consultants and the increased purchasing of prototype materials for one project.

    Selling, general and administrative expenses increased from the first quarter of 1995 to the second quarter of 1995 primarily due to increased consulting and advertising expenses. The increase from the third quarter of 1995 to the fourth quarter of 1995 was attributed primarily to consulting costs and legal costs connected to the arbitration proceeding with a former employee. The increase from the first quarter of 1996 to the second quarter of 1996 was primarily due to increased compensation, advertising and legal expenses. The increase from the second quarter of 1996 to the third quarter of 1996 was primarily due to a provision for uncollectable receivables.

    Interest expense decreased in the third quarter of 1996 primarily due to the conversion of a convertible note into Series A Preferred Stock in July 1996.

    The Company's operating results have fluctuated in the past, and are expected to continue to fluctuate in the future, on an annual and quarterly basis as a result of a number of factors. Such factors include, but are not limited to, the timing of release of popular motion pictures on videocassettes or DVDs or by digital PPV transmission, the degree of acceptance of the Company's copy protection technologies by major motion picture studios, the mix of products sold and technologies licensed, any change in product or license pricing, the seasonality of revenues, changes in the Company's operating expenses, personnel changes, the development of the Company's direct and indirect distribution channels, foreign currency exchange rates and general economic conditions. The Company may choose to reduce prices or increase spending in response to competition or new technologies or elect to pursue new market opportunities. If new competitors, technological advances in the industry or by existing or new competitors or other competitive factors require the Company to invest significantly greater resources in research and development or marketing efforts, the Company's future operating results may be adversely affected. Because a high percentage of the Company's operating expenses is fixed, a small variation in the timing of recognition of revenues can cause significant variations in operating results from period to period.

    Based upon the factors enumerated above, the Company believes that its quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. There can be no assurance that the Company will be able to grow in future periods or that it will be able to sustain its level of net revenues or its rate of revenue growth on a quarterly or annual basis. It is likely that, in some future quarter, the Company's operating results will be below the expectations of stock market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations primarily from cash generated by operations, principally by its videocassette copy protection business, and, to a lesser extent, bank borrowings. The Company's operating activities provided net cash of $1.5 million, $2.3 million, $1.0 million and $464,000 in 1993, 1994 and 1995 and the first nine months of 1996, respectively. In each of these periods, net cash was provided primarily by net income, increases in accounts payable, accrued liabilities and deferred revenue and depreciation and amortization, partially offset by increases in accounts receivable and inventories. See Note 2 of Notes to Consolidated Financial Statements.

    The Company made capital expenditures of $458,000, $634,000, $1.4 million and $346,000, in 1993, 1994, 1995 and the first nine months of 1996, respectively. The Company also paid $170,000, $207,000, $185,000 and $296,000, respectively, for patents and other intangibles during those periods. In addition, the Company paid cash dividends of $960,000, $969,000, $450,000 and $225,000 in 1993, 1994, 1995 and the first nine months of 1996, respectively, although in 1995 the Company had net cash provided by financing activities as a result of borrowing $708,000 under a long-term borrowing arrangement. Upon the closing of this offering, all shares of Series A Preferred Stock will automatically convert into Common Stock, and the Company will no longer be required to pay cash dividends with respect to such stock. See "Dividend Policy."

    The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its existing cash and cash equivalents and the cash provided by operating activities, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. At September 30, 1996, the Company had $2.1 million in cash and cash equivalents. The Company anticipates that capital expenditures for 1997 will aggregate approximately $1.0 million. In the future, the Company may elect to purchase additional stock in CAC to maintain its 19.8% equity ownership in CAC. The Company has a right of first refusal to purchase up to 111,111 shares of the Company's Common Stock held by CAC at a price per share equal to the lesser of $21.60 or the proposed purchase price. The Company will have a right of first refusal to purchase an additional 83,333 shares of the Company's Common Stock held by CAC upon the same terms if and when such shares become vested. Together, these rights of first refusal represent a maximum aggregate purchase price of $4.2 million. The Company has offered to purchase 55,555 of the 111,111 vested shares of Common Stock from CAC at a price of $9.00 per share. This offer will expire on March 4, 1997. See "Certain Transactions--Capitalization and Spinoff of Command Audio Corporation."

    To the extent that the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such growth may require the Company to obtain additional equity or debt financing. There can be no assurance that any necessary additional financing will be available to the Company on commercially reasonable terms, if at all. Management intends to invest the Company's excess cash in short-term, interest bearing, investment grade securities. Although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, from time to time in the ordinary course of business, the Company evaluates potential acquisitions of businesses, products or technologies that are complementary to those of the Company and may in the future use a portion of the Company's cash to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. See "Use of Proceeds."

                                    BUSINESS

    The Company designs, develops and markets video security technologies and products that provide copy protection and video scrambling for motion pictures and other proprietary video materials that are stored on videocassettes, DVDs or other media or are transmitted by means of cable, satellite or microwave transmission. The Company's two primary technologies, copy protection and video scrambling, are distinct in their application, but can be complementary in their ability to protect copyright holders' video programming.

    The Company's copy protection technologies enable consumers to view programming stored on prerecorded videocassettes and DVDs or transmitted as digital PPV programs via cable and satellite, but deter unauthorized consumer copying of such programming. The Company believes that approximately one-third of all commercial videocassettes produced worldwide during 1995 were copy protected, and that substantially all of those copy protected videocassettes incorporated the Company's technology. All of the MPAA studios, including Disney, Fox and Universal, have used the Company's copy protection technology to protect some or all of their videocassettes in one or more countries around the world. The Company believes that its video copy protection technologies are accepted as the DE FACTO standard for consumer copy protection. The Company has developed an enhanced version of its videocassette copy protection technology for the DVD format and for digital PPV networks.

    The Company's video scrambling technologies are used by cable and satellite television system operators in connection with analog PPV and Pay TV programming, as well as by businesses, governments and other organizations to provide for the secure transmission of video signals. Another application of the Company's video scrambling technology is the Company's CineGuard program, a new theatrical exhibition alternative in which motion pictures are recorded in a scrambled state on Super VHS on videocassettes and distributed primarily to small theaters in rural towns in international markets.

INDUSTRY BACKGROUND

    Motion picture studios generally release major motion pictures to various venues (E.G., theaters, hotels/airlines or home video) in a series of "release windows" in order to maximize revenues from each venue. The chart below shows the typical major motion picture release windows in the United States and indicates the studios' aggregate United States revenues from each venue in 1995, as estimated by entertainment media analyst Paul Kagan Associates, Inc. ("Paul Kagan").

                                    [CHART]

    In the past few years, home video has surpassed the theatrical box office as the largest source of revenues for the motion picture industry. With production costs continually growing, studio profitability has become increasingly dependent on the development of new venues, such as home video and digital PPV. Theatrical box office release in foreign countries generally follows theatrical box office release in the United States by at least four months. There has generally been no distinction between PPV and Pay TV release windows in foreign countries, where both PPV and Pay TV releases generally follow home video release in a particular foreign country by approximately 12 months.

    COPY PROTECTION

    Copyright holders wish to maximize the economic value from each feature film or other video program over its copyright life, currently 75 years. When consumers make copies of motion pictures, whether from hotel, airline, home video or PPV releases, independent studies show that studios and video retailers lose video sales and rental revenues. Paul Kagan estimates that 29.6 million households in the United States (approximately 39% of all households with VCRs) owned two or more VCRs in 1995, and thus were capable of making unauthorized copies of prerecorded videocassettes. Based on a 1996 Macrovision-sponsored national survey, the Company estimates that consumer video piracy costs the industry approximately $370 million in annual lost revenues. To protect their revenues in the home video and subsequent release venues, many studios are attempting to prevent unauthorized copies of motion pictures from entering the marketplace. Other copyright holders, such as independent video producers, governments, businesses and institutions, also benefit from preventing unauthorized copying of special interest, educational and other prerecorded video programming.

    Emerging trends in the PPV market increase the need for effective copy protection technologies. PPV television, which enables consumers to view motion pictures and other programming in their homes via their existing cable or satellite television systems for an additional fee for each viewing, has generated to date only a small fraction of the revenues generated by home video. However, motion picture studios typically receive revenue each time a consumer views a motion picture on PPV, which results in higher profit margins than home video, for example, in which the studios generate revenues only from the one-time sale of videocassettes. Analog cable television systems provide few PPV channels, which limits the number of available motion pictures and the frequency of viewing times. In addition, the studios, in an effort to protect their home video revenues, typically release a motion picture on PPV one to three months after it is released on videocassette. Digital PPV, however, provides consumers with the benefits of more channels, a greater variety of motion pictures and more frequent motion picture viewing times. However, viewers can copy PPV motion pictures in their homes with a single VCR. When the transmission is digital, copy quality is better than that of copies made from videocassettes or analog cable television. It is not economically feasible to retrofit the analog cable television systems currently in place in the United States with copy protection technology. As a result, the opportunity to introduce effective copy protection for PPV is expected to grow only to the extent that digital PPV replaces existing analog systems.

    DVD hardware and media are expected to become commercially available in the United States in 1997. The introduction of DVDs presents serious concerns to the studios. Without effective copy protection, any one of the approximately 400 million VCRs in use today, when combined with a DVD player, will be able to make unlimited videocassette copies of a non-copy protected DVD that are nearly equal in quality to a professionally prerecorded videocassette. Because of their superior picture quality, lower manufacturing cost, relative ease of use and smaller size, DVDs are expected to supplant videocassettes over time as the preferred home video distribution medium. As a result, the need for reliable copy protection is expected to become more important as DVDs become more available.

    VIDEO SCRAMBLING

    Cable and satellite television system operators require secure video scrambling technology to prevent unauthorized viewing of PPV and Pay TV programming. Unauthorized or "pirate" descramblers for existing analog PPV and Pay TV scrambling systems are readily available to consumers at low cost, allowing them to view programming without paying the system operator. Based on a 1992 survey of cable television operators, the National Cable Television Association's Office of Cable Signal Theft reported that unauthorized viewing of cable television premium channels and PPV translated into an estimated $4.7 billion per year in potentially lost revenues to system operators and motion picture studios. However, the substantial installed base of analog set-top decoders makes the cost of providing a new, more secure analog scrambling system in the United States prohibitive.

    Although system operators in the United States and Western Europe are upgrading their networks with digital compression, analog cable and microwave systems continue to be built, particularly in developing countries, because analog systems are less expensive to build than digital systems and these emerging markets do not require the range of programming and channel capacity that digital compression provides. Industry publications have projected that the market for addressable analog Pay TV decoders will be approximately $2 billion by the year 2000. MPAA studios are increasingly requiring international cable operators to install effective and secure scrambling systems as a precondition to receiving their motion pictures. International system operators now offer premium and PPV channels that require new addressable analog systems that provide security against signal theft, are cost effective, can support a variety of program tiers and can be authorized remotely by the system operator.

THE MACROVISION SOLUTION

    Macrovision offers copy protection and video scrambling technologies and products that address the video security needs of motion picture studios and other copyright holders, program distributors, cable and satellite Pay TV and PPV system operators, governments, businesses and equipment manufacturers.

    COPY PROTECTION

    The Company's copy protection technologies allow consumers to view programming stored on prerecorded videocassettes or DVDs and transmitted as digital PPV programs via cable or satellite, but deter unauthorized consumer copying of such programming. Videocassettes are encoded with the Company's copy protection process as they are manufactured. In digital PPV and DVD applications, the Company's copy protection is implemented by a copy protection signal generator circuit embedded within the cable or satellite digital set-top decoder or the DVD player. The diagram below illustrates the various means of implementing the Company's copy protection technologies.

                                [GRAPHIC]

    VIDEO SCRAMBLING

    The Company's video scrambling technologies prevent unauthorized viewing of video programming unless the viewer has paid for, or otherwise has received, the right to view such programming. The video signals are scrambled using a combination of analog video scrambling and digital encryption. This provides a high level of security against signal theft and low decoder cost. For cable, satellite and microwave television applications of the Company's PhaseKrypt technology, the scrambled picture is decoded using a secure analog technology that partially relies on the electronics of the television set to make the image viewable. For CineGuard, PhaseKrypt-scrambled motion pictures are recorded in a scrambled state on Super VHS videocassettes and distributed primarily to small theaters in rural towns in international markets. The recorded copy is later descrambled by an authorized decoder integrated into a video projector. The Company has also developed products implementing other video scrambling technologies that serve growing niche markets, such as law enforcement and private networks. The diagram below illustrates implementation of the Company's video scrambling technologies in a transmission environment.

                                [GRAPHIC]

THE MACROVISION STRATEGY

    The Company is dedicated to providing advanced video security technologies and products to its customers. The Company intends to maintain and enhance its position as a leading provider of these technologies and products by focusing on the following key strategies:

    PURSUE ROYALTY-BASED LICENSING MODEL. The Company is pursuing a royalty-based licensing model that results in a high margin, transaction-oriented business with recurring revenues. As the sole provider of copy protection for prerecorded videocassettes to the MPAA studios, the Company typically licenses its technology pursuant to volume-based pricing schedules. Royalties and other fees are currently paid by copyright holders, commercial duplicators, hardware manufacturers and program distributors. The Company intends whenever feasible to continue to license its technologies to third parties for volume or transaction-based royalties and fees.

    LEVERAGE KEY CUSTOMER RELATIONSHIPS. Over the past ten years, the Company has developed strong relationships with its customers, including the major Hollywood studios and key members of the video duplication industry, as well as the cable and satellite television system operators and the equipment manufacturers that serve these customers. The Company attempts to develop strategic relationships with its customers to broaden the use of existing applications for its technologies and to enhance the security of its customers' video properties.

    INCREASE MARKET PENETRATION OF COPY PROTECTION BUSINESS. The Company estimates that it has penetrated approximately one-third of the worldwide videocassette copy protection market, which leaves a large potential opportunity, even as digital PPV and DVDs begin to displace analog videocassettes. To maximize its market penetration over time, the Company licenses its technology royalty-free to DVD hardware manufacturers that build VCRs that respond to copy protected video signals. The Company intends to make its copy protection technology available and affordable to all video copyright holders in all prerecorded packaged media and digital PPV venues and seeks to have its technology specified by all PPV system operators, digital set-top decoder manufacturers and DVD hardware manufacturers.

    DEVELOP NEW PRODUCT APPLICATIONS AND TECHNOLOGIES. The Company intends to continue to expand the applications for its copy protection and video scrambling technologies as they apply to current as well as new markets. For example, the Company has used its PhaseKrypt video scrambling technology to develop CineGuard. The Company also has developed video scrambling products to meet the video security needs of law enforcement organizations and private networks. The Company intends to expand its technological base, either through internal development or potential acquisitions.

    PROTECT PATENT POSITION. The Company believes that its future success will depend, in part, on the continued protection of its proprietary technologies. The Company has obtained patents to protect its copy protection and video scrambling technologies and intends to continue to pursue patent protection aggressively. The Company has invested substantial resources in developing and obtaining patents covering a number of processes and devices that unauthorized parties could use to circumvent the Company's consumer copy protection technologies. The Company uses these patents to limit the proliferation of such devices and has initiated a number of disputes relating to infringement of these patents. The Company intends to continue to protect and defend its patented technologies aggressively through both further technological innovation and legal action.

MACROVISION'S BUSINESS, LICENSED TECHNOLOGIES AND PRODUCTS

    The Company's technologies are either licensed or sold, depending upon the particular application or product. For videocassette copy protection, copyright holders and licensed duplicators typically pay the Company a per unit licensing fee for the right to use the Company's technology. For digital PPV, cable and satellite television system operators pay the Company a one-time license fee for the right to incorporate the Company's copy protection technology into their networks and have entered into agreements with the Company pursuant to which the Company is entitled to transaction-based royalty payments at such time as copy protection for digital PPV programming is activated. Set-top decoder manufacturers also license the Company's copy protection and video scrambling technologies for an up-front fee and a per unit hardware royalty. In addition, semiconductor manufacturers pay the Company a small one-time service fee for the right to embed the Company's copy protection technologies in integrated circuits for set-top decoders. For the DVD market, the Company offers royalty-free licenses to consumer electronics and personal computer manufacturers and intends to implement a business model using media-based royalties similar to that for its videocassette copy protection business. The Company also sells a line of products based on its various video scrambling technologies for applications in television broadcasting and niche markets such as law enforcement and private networks. See "Risk Factors--Need to Establish and Maintain Licensing Relationships."

    COPY PROTECTION

    The Company's copy protection technologies are designed to allow motion picture studios and other copyright holders to protect their copyrighted and proprietary video material from unauthorized consumer copying. The Company's copy protection technologies for videocassettes and DVDs generally are priced as low as a few pennies per unit, depending upon the annual volume commitment made by the copyright holder. The Company believes that copyright holders justify the decision to pay for the Company's technology through a combination of increased videocassette sales, increased revenues from downstream venues, stronger relationships with retailers and a favorable return on investment compared to equivalent advertising expenditures.

    The Company's copy protection technology is "applied" electronically to videocassettes at the time of duplication at over 225 commercial duplication facilities in 37 countries. Company-owned copy protection equipment is installed and maintained by the Company in each duplication facility. The Company licenses commercial duplicators to act as distributors and sales agents in return for a share of the copy protection fees duplicators receive from their customers. In cases in which the rights owner licenses the technology directly from the Company, the Company pays service fees to the commercial duplicators. The Company's copy protection technology has been applied to more than 1.5 billion videocassettes worldwide since 1985, and was applied to more than 350 million videocassettes in 1995. All MPAA studios have used the Company's copy protection technologies to protect some or all of their videocassettes in one or more countries around the world. In 1996, three of these studios applied the Company's technology to virtually every videocassette they produced. In addition, the Company believes that more than 1,500 corporate, educational and special interest copyright holders have contracted with the Company's licensed duplicators to apply the Company's copy protection process to their videocassettes. See "Risk Factors--Dependence on Key Customers."

    The Company has developed an enhanced version of its videocassette copy protection technology for the digital PPV networks that are being developed and deployed by direct broadcast satellite and cable television operators and the DVD format. This enhanced copy protection technology is "applied" by an integrated circuit that is embedded within the DVD player or digital set-top decoder and that can later be activated by copy protection control codes in the video program or PPV network access control system. Upon activation, the embedded integrated circuit generates the Company's copy protection signal and applies it to the program material at the analog output port of the DVD player or digital set-top decoder. See "Risk Factors--Evolving Market for DVD and Digital PPV Copy Protection."

    The Company has licensed its copy protection technology for digital PPV to 34 set-top decoder manufacturers and four digital PPV system operators (DIRECTV, Galaxy Latin America, the Kirsch Group and Sky Latin America). Currently one digital PPV program provider in Japan has activated copy protection for digital PPV programming. The Company's copy protection technology is embedded in substantially all of the approximately three million digital set-top decoders currently in use in the United States, Japan and a number of countries in Latin America, for which the Company has received license fees and royalties from the digital set-top decoder manufacturers.

    In October 1996, a multi-industry technical working group comprised of consumer electronics companies, personal computer hardware and software companies and motion picture studios adopted a set of copy protection principles that established prerequisites for commercial availability of DVD hardware and media. The Company believes that its copy protection technology is currently the only digital-to-analog copy protection solution that satisfies these principles. To date, Matsushita Electric Industrial Co., Ltd., THOMSON Multimedia, S.A., Toshiba Corporation and four other consumer electronics companies have signed agreements with the Company to incorporate the Company's DVD copy protection technology in their DVD players.

    Consumers routinely make videocassette copies of premium cable television and free television broadcasts. The Company does not license its technology for use in deterring consumer copying of such programming.

    Copy protection represented 96.0%, 91.0%, 92.8% and 87.9% of the Company's net revenues in 1993, 1994, 1995 and the first nine months of 1996, respectively. The chart below summarizes the types and sources of the Company's current and expected future copy protection revenues. See "Risk Factors-- Dependence on Videocassette Copy Protection Technology and Advocacy by Major Motion Picture Studios."

                                                                  PROGRAMMING ROYALTIES PER UNIT/PER TRANSACTION
                                         UP-FRONT     PER UNIT    -----------------------------------------------
                                         LICENSING    HARDWARE     VIDEOCASSETTE                  DIGITAL PPV
            CUSTOMER GROUP                 FEES       ROYALTIES         (1)        DVD (2)(3)  PROGRAMMING (3)(4)
--------------------------------------  -----------  -----------  ---------------  ----------  ------------------
Major Motion Picture Studios..........      --           --           Current        Future          Future

Other Video Copyright Holders.........      --           --           Current        Future          Future

Commercial Duplicators................    Current        --           Current        Future            --

Digital Set-Top Decoder
  Manufacturers.......................    Current      Current          --             --              --

Digital PPV System Operators..........    Current        --             --             --            Future

--------------------------
(1) Individual license agreements vary with regard to the term, minimum annual revenue commitment, minimum volume guarantees, percentage of total production that includes copy protection and other factors.

(2) The Company intends to implement a DVD business model using media-based royalties similar to that of its videocassette business.

(3) There can be no assurance that any revenues will be realized from any customer group.

(4) The Company's license agreements provide for payment of transaction-based royalties by either the copyright holder or the system operator.

    VIDEO SCRAMBLING

    The Company's video scrambling technologies scramble a picture generated by an original video signal to prevent unauthorized viewing of video content. These technologies are used in PPV, Pay TV, business television and other private networks, broadcast television and government, military and law enforcement markets.

    The Company's PhaseKrypt video scrambling technology is a relatively secure, easy to use, low cost alternative to other widely used analog scrambling systems. PhaseKrypt is intended for use in Pay TV and PPV applications in developing cable television markets such as South Korea, Taiwan, the People's Republic of China and the Philippines. Analog set-top decoder manufacturers either license PhaseKrypt for an up-front fee and a per unit hardware royalty or purchase encoder hardware and decoder components from the Company. Cable television operators purchase PhaseKrypt-enabled set-top decoders and encoder hardware from Macrovision licensees for installation in their systems.

    The Company sells StarShaker, a PhaseKrypt-based, low-cost, industrial quality analog satellite scrambling system that is available in NTSC (the principal video display format in North America, Japan and portions of South America) and PAL (the principal video display format in Europe, China, Australia/ New Zealand and portions of South America) versions and that utilizes PC-based network control for individual and group decoder addressability. The Company sells StarShaker encoders and set-top decoders to system integrators, primarily for private and direct-to-home or direct-to-office analog satellite networks for business television, special interest entertainment and education or training programs.

    The Company's video encryption system ("VES") technology is incorporated into a variety of professional and near-professional broadcast quality scrambling products that the Company sells rather than licenses. The Company's VES products are professional, broadcast-quality video scrambling systems that are available in NTSC and PAL versions. Primary applications include broadcast television distribution to network affiliate stations and retransmission facilities, programming delivery to cable television headends, programming contribution circuits and backhauls. One of the VES products is a miniaturized portable scrambling system primarily for covert law enforcement, military surveillance and broadcast television news gathering applications.

    Video scrambling represented 4.0%, 9.0%, 7.1% and 11.2% of the Company's net revenues in 1993, 1994, 1995 and the first nine months of 1996, respectively.

    CINEGUARD

    CineGuard utilizes the Company's PhaseKrypt video scrambling technology to distribute motion pictures on Super VHS videocassettes primarily to small theaters in rural towns in international markets. Although there are approximately 100,000 movie theaters worldwide, motion picture studios typically make only 800 to 3,000 film prints for each major film release due, in part, to the high cost of producing each print. As a result, theaters in developing international markets typically do not receive a motion picture until after the studio's marketing efforts are exhausted or at or after home video release. The Company's PhaseKrypt technology allows motion pictures to be recorded on videocassettes in a scrambled state and descrambled by the Company's decoder integrated into the video projector licensed to the CineGuard theater. This deters unauthorized parties from copying the motion picture from the videocassette. As a result, studios would be able to distribute motion pictures to small theaters concurrently with their release to major film exhibitors at a cost of approximately $40 per videocassette compared to approximately $1,500 for a film print.

    CineGuard exhibitors currently show motion pictures on scrambled videocassettes from Columbia TriStar Pictures, Disney, New Line Cinema, Paramount, Polygram Filmed Entertainment, United International Pictures, Universal and numerous independent and national producers. The Company licenses CineGuard decoders directly to international exhibitors for an initial fee and a royalty based on box office receipts or anticipated annual ticket sales. In most geographical markets, the Company intends to license CineGuard to master licensees that, in turn, will license the local exhibitors. Exhibitors contract directly with the local motion picture distributor for titles. The Company has licensed cinemas in Poland and Ireland and has master licensees in the Philippines and South Africa. The Company intends to expand CineGuard in these markets and to enter new markets, including Brazil and Mexico. Revenues from CineGuard have been insignificant to date. See "Risk Factors--Risks Associated with CineGuard."

CUSTOMERS

    The Company's videocassette copy protection technologies are used by the following major motion picture studios and home video suppliers and by commercial videocassette duplicators, each of which accounted for at least $75,000 of the Company's net revenues during the nine months ended September 30, 1996:

                                                          COMMERCIAL VIDEOCASSETTE
HOME VIDEO SUPPLIERS                                      DUPLICATORS
--------------------------------------------------------  ----------------------------------
BMG Entertainment                                         Allied Digital Technologies
Buena Vista Home Video, Inc. (Disney)                     Vaughn Communications, Inc.
Columbia House
Columbia TriStar Home Video (Sony Pictures
  Entertainment)
HBO Home Video
MGM/UA Home Entertainment, Inc.
New Line Home Video
Turner Home Entertainment, Inc.
Twentieth Century Fox Home Entertainment, Inc.
Universal Studios Home Video
Warner Home Video
Westcott Communications

    The Company also licenses its videocassette copy protection technology to special interest customers that include independent video producers and corporations. Licensed commercial duplicators act as distributors of the Company's videocassette copy protection technology to special interest customers. Revenues from special interest customers accounted for approximately 25.5%, 15.6%, 15.6% and 17.7% of the Company's copy protection revenues in 1993, 1994, 1995 and the first nine months of 1996, respectively.

    The Company has licensed its digital PPV copy protection technology for incorporation into the networks of the following system operators: DIRECTV, Galaxy Latin America, the Kirsch Group and Sky Latin America. These system operators have paid a one-time license fee to the Company and have entered into agreements with the Company pursuant to which the Company is entitled to transaction-based royalty payments at such time as copy protection for digital PPV programming is activated. Other system operators require Macrovision-capable set-top decoders in their networks or have signed agreements with the Company to test its digital PPV copy protection technology on a limited basis. These system operators include Americast, Bell Atlantic Network Services, Inc., British Telecom, Echostar Communication Corporation, Perfectv!, PRIMESTAR Partners, L.P., Singapore Telecom, Sprint-United Management Company, Tee-Comm Electronics Incorporated, Tele-TV and Time Warner Cable.

    The Company has licensed its copy protection technology to 34 digital set-top decoder manufacturers, including Echostar Communications Corporation, General Instrument Corporation, Hughes Network Systems, Inc., Pace Micro Technology, Ltd., Philips Consumer Electronics, Scientific-Atlanta, Inc., Sony Corporation, Thomson Consumer Electronics and Zenith Electronics Corporation. The Company generally receives an up-front fee and a per unit royalty from each digital set-top decoder manufacturer that licenses its technology. The Company has also authorized 23 companies to incorporate the Company's technology in their semi-conductor designs. These companies include Analog Devices Corporation, Brooktree Division of Rockwell Corporation, Crystal Semiconductor, Inc., GEC Plessey Semiconductors, Inc., Mitsubishi Electric Corporation, Motorola, Inc., NEC Corporation, OKI Electric Industry, Co., Ltd., Philips Semiconductors International, B.V., Raytheon Company, Samsung Electronics Co., Ltd., SGS-Thomson Microelectronics, Sony Electronics Inc., Texas Instruments and VLSI Technology, Inc. These companies generally pay a small one-time service fee for limited rights to include the Company's copy protection technology in digital-to-analog application specific integrated circuits ("ASICs") that are embedded in digital set-top decoders and DVD players. They are authorized to sell the Macrovision-capable ASICs to Macrovision-licensed DVD hardware manufacturers (to date, Matsushita Electric Industrial Co., Ltd., THOMSON Multimedia, S.A., Toshiba Corporation and four other consumer electronics companies) and to Macrovision-licensed digital set-top decoder manufacturers.

    The Company's customers for video scrambling Pay TV components and licenses are cable television system hardware manufacturers that sell their products into developing markets. These customers purchase encoder hardware and decoder components from the Company or pay the Company a volume-based royalty for encoder and decoder components when they manufacture such components under license from the Company. The following is a representative list of the Company's video scrambling customers, each of which accounted for at least $25,000 of the Company's net revenues during the nine months ended September 30, 1996:

VES CUSTOMERS                               PAY TV COMPONENTS AND LICENSES
------------------------------------------  ------------------------------------------------
Drug Enforcement Agency                     Eastern Electronics Co., Ltd. (Taiwan)
Federal Bureau of Investigation             Efforts Development International, Ltd. (Hong
                                            Kong)
Government of Israel                        Microelectronics Technology, Inc. (Taiwan)
Integrated Telecommunications Systems       Pacific Satellite International, Ltd. (Hong
                                            Kong)
  (Canada)                                  Taihan Electric Wire Co., Ltd. (South Korea)
News Sports Microwave, Inc.
Satellite Information Systems (United
  Kingdom)
SIM Security and Electronic (Germany)

    Revenues from the Company's three largest customers, Disney, Fox and Universal, represented 44%, 45%, 44% and 36% of the Company's net revenues during 1993, 1994, 1995 and the first nine months of 1996, respectively. Each of these customers is a home video supplier that uses the Company's copy protection technology and accounted for more than 10% of the Company's net revenues in 1994, 1995 and the first nine months of 1996. Two of these customers individually accounted for more than 10% of the Company's net revenues in 1993. The Company expects that revenues from a limited number of customers will continue to account for a substantial portion of the Company's net revenues for the foreseeable future. The Company's contracts with Fox and Universal expired in December 1996 and have been extended through January 1997. The Company's contract with Disney will expire in February 1997. There can be no assurance that any of these contracts will be renewed, or new contracts will be entered into, on terms favorable to the Company, or at all. The failure of any of these customers to renew their contracts or enter into new contracts with the Company on terms that are favorable to the Company would likely result in a substantial decline in the Company's net revenues and operating income, and would have a material adverse effect on the Company's business, financial condition and results of operations. Most of the Company's other videocassette copy protection customers license the Company's technology on a title-by-title basis. There can be no assurance that the Company's current customers will continue to use the Company's technology at current or increased levels, if at all, or that the Company will be able to obtain new customers. The loss of, or any significant reduction in revenues from, a key customer would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Key Customers" and Note 9 of Notes to Consolidated Financial Statements.

SALES, MARKETING AND CUSTOMER SUPPORT

    The Company markets its videocassette copy protection and digital PPV and DVD copy protection technologies directly to the MPAA studios and certain major independent rights owners and video producers. The Company also provides ongoing technical support to the three major duplicators that manufacture most of the videocassettes for the MPAA studios. The Company supplements its direct sales efforts with a variety of marketing initiatives, including trade show participation, trade advertisements, industry education and newsletters. The Company provides technical support to its licensed duplicators, including hardware installation assistance and quality control. In addition, the Company supports licensed duplicator sales personnel by providing sales training and sales incentive programs and literature and by participating in trade shows.

    The Company markets its video scrambling technologies through a combination of direct sales, distributors, sales representatives and licensing in the United States and internationally. The Company has a total of 20 distributors, sales representatives and licensees serving 26 countries that sell products based on the Company's video scrambling technologies. The Company is working with three systems integrators in the United States to sell and service its StarShaker product line. The Company licenses its PhaseKrypt technology and sells encoder hardware and decoder components directly to manufacturers of analog set-top decoders. Technical support is provided from the Company's Sunnyvale headquarters.

    The Company markets its copy protection technologies internationally from its Sunnyvale headquarters, through its subsidiaries in Japan and the United Kingdom and through exclusive licensing arrangements with third parties in Egypt, Hungary and South Korea. International and export sales together represented 28.9%, 38.9%, 33.2% and 36.8% of net revenues in 1993, 1994, 1995 and the first nine months of 1996, respectively. The Company expects that international and export sales will continue to represent a substantial portion of its net revenues for the foreseeable future. Due to its reliance on international and export sales, the Company is subject to the risks of conducting business internationally. See "Risk Factors--Risks Associated with International and Export Sales" and Note 9 of Notes to Consolidated Financial Statements.

    As of September 30, 1996, the Company employed 22 sales and marketing personnel and nine additional employees assisted in customer technical support. The Company believes that its ability to attract, train and retain qualified sales and marketing personnel is essential to the success of its business. The market for such personnel is highly competitive, and the Company's sales and marketing activities could be adversely affected if the Company were unsuccessful in attracting, training and retaining skilled personnel. See "Risk Factors--Dependence on Key Personnel."

TECHNOLOGY

    COPY PROTECTION

    Effective copy protection systems are difficult to develop because of the need to address the dual requirements of playability and effectiveness. Consumers must be able to view the copy protected content using a consumer VCR and a television set without the need for any intervening devices, while, at the same time, the quality of an unauthorized copy must be reduced to such an extent that it loses its entertainment value. The extent to which the entertainment value is reduced varies, depending on the VCR model that made, and the VCR and television combination that plays, the unauthorized copy. To prevent VCRs from making good copies, the copy protected video must differ in some manner from the standard video signal because, by design, all VCRs will make good copies from standard video signals. Television sets are designed to play standard or near-standard video signals. As a result, there is a risk that making a video signal non-standard in order to prevent copying will decrease playability by causing some television sets to generate impaired or distorted pictures. In the tradeoff between effectiveness and playability, designers of copy protection systems must favor playability while maintaining effectiveness.

    The Company's videocassette copy protection technology involves the patented technique of inserting a series of electronic pulses in the vertical blanking interval ("VBI") of a standard video signal. The VBI is the blank space between the video fields on television sets that are refreshed at a rate of 60 fields per second. The copy protection pulses are embedded electronically in the prerecorded content of the videocassettes in the process of videocassette manufacturing. The electronic pulses are not visible in the television picture. The pulses are intended to affect the automatic gain control ("AGC") circuit in the recording system of most VHS videocassette recorders, but not to affect a similar circuit in the television set. Therefore, when the consumer plays a copy protected prerecorded videocassette, the picture is clean and crisp, but when the consumer plays an unauthorized consumer-made copy of that same videocassette, the picture typically has substantially reduced entertainment value. The Company's copy protection technology is effective against most consumer copying, but generally does not deter professional pirates who use professional duplication and video processing equipment. In the event that the major motion picture studios or other rights holders determine that the inability of the Company's technology to deter professional piracy renders the Company's technology less useful, demand for the Company's copy protection products could decline, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Risks of Defeat Technologies."

    The DVD and digital PPV versions of the Company's copy protection technologies employ both the electronic pulses used in videocassettes and a second patented copy protection process called Colorstripe. Colorstripe affects the color playback circuit of a VCR causing colored horizontal stripes to appear in the picture of an unauthorized copy. The combination of the two processes provides a higher level of effectiveness than that provided by either process alone. In addition, Colorstripe is more effective against circumvention by currently available professional duplication equipment. Copy protection is implemented in DVD and digital PPV applications by embedding a copy protection signal generator integrated circuit within the DVD player or digital set-top decoder. The integrated circuit is activated by copy protection control codes, which are integrated into the DVD media or the PPV transmission. Once the integrated circuit is activated, it adds the copy protection signal to the analog output of the DVD player or digital set-top decoder. As with videocassette copy protection, consumers are able to see a clear picture on their television sets, but generally cannot make a usable copy.

    VIDEO SCRAMBLING

    The Company's PhaseKrypt technology utilizes a combination of digital encryption techniques and analog video scrambling to scramble video signals. The resulting scrambled picture oscillates at random rates, which makes it almost impossible to watch. Because the encoding or scrambling technique is digitally controlled, the level of security against signal theft can be increased by increasing the number of bits that are used in the encryption algorithm. The Company's technology uses the largest number of bits currently allowable by law for export products. The scrambled picture is decoded using the secure PhaseKrypt analog technology that partially relies on the electronics of the television set to make the image viewable.

The combination of the digital encoding process, which provides security, and the analog decoding technology, which is inexpensive, makes PhaseKrypt a cost-effective solution for analog-based cable and satellite television set-top decoders in developing countries. PhaseKrypt video scrambling is often accompanied by one of Macrovision's patented audio scrambling technologies.

    CINEGUARD

    CineGuard utilizes the Company's PhaseKrypt video scrambling technology. The Company licenses duplicators to record the scrambled video picture on high resolution Super VHS videocassettes for distribution to CineGuard-licensed cinemas. The authorization codes for a particular video program and a specific decoder unit are encrypted and carried in the video program. Scrambled videocassettes are descrambled by an authorized decoder integrated into the video projector licensed to the CineGuard theater. The scrambled video program can be descrambled only during a limited playdate window that is electronically controlled, so that the program cannot be descrambled, even by an authorized decoder, if the current date is outside the authorized window. The decoder is protected by an intrusion detection system and the descrambled video stream is marked with a fingerprint unique to each decoder.

RESEARCH AND DEVELOPMENT

    The Company's research and development efforts are focused on developing enhancements to existing products, new applications for the Company's current technologies and new patentable technologies related to the video security market. The Company's core technological competencies are in video engineering, which involves the generation and modification of electronic signals in both digital and analog form and the transformation of such signals between digital and analog forms, and in ASIC design. Such technologies are primarily hardware based. The Company also has expertise in developing software security codes, which are used to restrict access to encoding and decoding devices.

    For its copy protection technologies, the Company supports the efforts of television, VCR and DVD hardware manufacturers to design hardware that is compatible with the Company's technologies. The Company also assists semiconductor manufacturers in incorporating the Company's copy protection technologies into digital video-based ASICs for digital to analog converters. The Company regularly tests the effectiveness and transparency of its copy protection technologies on representative samples of consumer televisions and VCRs to determine whether modifications or enhancements may be necessary.

    For its video scrambling technologies, the Company's primary focus is the development of enhancements to its PhaseKrypt-based Pay TV encoder and decoder products. For example, the Company recently reengineered its decoder chip set to a single integrated circuit in order to comply with current United States regulations for the export of these components to the Peoples' Republic of China. Engineering development for CineGuard has focused on support for the integration of the CineGuard decoder electronics into BARCO N.V. video projectors, development of an electronic "web" to prevent unauthorized access to the clear video signal, improved manufacturing techniques for the encoder and investigation into future digital implementation of the CineGuard technology.

    The Company works closely with its customers to identify problems in the video security market and to develop products and technologies that address those problems. Projects currently under development include: a video multiplexor to complement one of the VES products to enable customers to monitor multiple video channels simultaneously; enhancements to the PhaseKrypt Pay TV encoder, which, for a given cable television operator, will increase the number of addressable set-top decoders as well as the number of individually addressable scrambled channels; and modifications to the DVD and digital PPV copy protection specifications for the PAL video format.

    As of September 30, 1996, the Company's research and development staff consisted of 10 engineers and four technical support personnel. The Company believes that its ability to attract, train and retain qualified development personnel is essential to the success of its development programs. The market for such personnel is highly competitive, and the Company's development activities could be adversely affected if the Company were unsuccessful in attracting, training and retaining skilled engineering personnel. In 1993, 1994, 1995 and the first nine months of 1996, the Company's expenses for research and development were $1.6 million, $2.4 million, $2.2 million and $1.9 million, respectively. See "Risk Factors--Dependence on Key Personnel."

    The video security industry in which the Company competes, and in which its technologies and products are utilized, is characterized by rapid technological change, frequent product introductions and enhancements, changes in customer demands and evolving industry standards. The emergence of new industry standards and the introduction of new technologies or products embodying new technologies can render existing technologies or products obsolete and unmarketable. The Company's future success will depend in large part on its ability to enhance its current technologies and products in a timely, cost-effective manner and to develop new technologies and products that meet changing market conditions, which include emerging industry standards, changing customer demands, new competitive product offerings and changing technology. Any failure by the Company to anticipate or to respond adequately to changing market conditions, or any significant delays in technology or product development or introduction, could cause customers to delay or decide against licenses or purchases of the Company's technologies or products and would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Rapid Technological Change."

INTELLECTUAL PROPERTY RIGHTS

    The Company holds 29 United States patents and has 33 United States patent applications pending, of which seven are allowed. Of the issued United States patents, 16 relate to the Company's copy protection technologies, eight relate to video scrambling and five relate to audio scrambling. The Company's issued United States patents expire between June 2000 and March 2015. The Company also has 105 foreign patents and 124 foreign patent applications pending, covering its copy protection technologies in 38 countries, its video scrambling technologies in 33 countries and its audio scrambling technologies (pending applications only) in 13 countries. In addition, the Company has five United States and 15 foreign patents covering a number of processes and devices that unauthorized parties could use to circumvent the Company's copy protection technologies. The Company uses these patents to limit the proliferation of devices intended to circumvent the Company's copy protection technologies. The Company also has five United States and 21 foreign patent applications pending that include defeat technologies.

    The Company's success is heavily dependent upon its proprietary technologies. The Company relies primarily on a combination of patent, trademark, copyright and trade secret laws, nondisclosure and other contractual provisions, and technical measures to protect its intellectual property rights. There can be no assurance that any patent, trademark or copyright owned by the Company will not be challenged and invalidated or circumvented, that patents will issue from any of the Company's pending or future patent applications or that any claims in issued patents or pending patent applications will be of sufficient scope or strength or be issued in all countries where the Company's products can be sold or its technologies can be licensed to provide meaningful protection or any commercial advantage to the Company. There can be no assurance that the expiration of any of the Company's patents will not have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technologies, duplicate the Company's technologies or design around the patents owned by the Company. Effective intellectual property protection may be unavailable or limited in certain foreign countries. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise use aspects of the Company's processes and devices that the Company regards as proprietary. Policing unauthorized use of the Company's proprietary information is difficult, and there can be no assurance that the steps taken by the Company will prevent misappropriation of its technologies. In the event that the Company's intellectual property protection is insufficient to protect the Company's intellectual property rights, the Company could face increased competition in the market for its products and technologies, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    From time to time, the Company has received claims from third parties that the Company's technologies and products infringe the intellectual property rights of such third parties, and the Company may receive similar claims in the future. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, cause product shipment delays or require the Company to cease utilizing the infringing technology unless it can enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has initiated a number of patent infringement disputes against manufacturers and distributors of devices intended to defeat the Company's copy protection technologies. No lawsuits of this type are pending currently, but litigation may be necessary in the future to limit the sale of defeat technologies, to enforce the Company's patents and other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. There can be no assurance that any such litigation will be successful. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, whether or not such litigation is determined adversely to the Company. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringed technology. The failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, such an adverse ruling could result in the increased proliferation of devices that defeat the Company's copy protection technology, which could result in a decline in demand for the Company's technologies. See "Risk Factors--Dependence on Proprietary Technology" and "Risk Factors--Risks of Defeat Technologies."

COMPETITION

    COPY PROTECTION

    The Company believes that it has had no significant videocassette copy protection competitor for the last five years other than companies that have occasionally developed hardware based on the Company's technology in foreign countries where the Company does not have patents issued. The Company's copy protection technologies are proprietary and have broad international patent coverage. As a result, none of the Company's competitors has been successful in the past. It is possible, however, that a competitive copy protection technology could be developed in the future. For example, the Company's customers could attempt to promote competition by supporting the development of alternative copy protection technologies or solutions, including solutions that deter professional duplication. Increased competition would be likely to result in price reductions and loss of market share, either of which could materially adversely affect the Company's business, financial condition and results of operations.

    VIDEO SCRAMBLING

    The market for video scrambling products is highly competitive. The Company, as a recent entrant into these markets, competes directly or through licensed manufacturers with many companies, including Scientific-Atlanta, Inc., General Instrument Corporation, Leitch Technology International, Inc., Zenith Electronics Corporation and Toshiba Corporation. These companies have substantially greater name recognition, larger installed customer bases and market share and significantly greater financial, technical, marketing and other resources than the Company and its licensees, many of which are manufacturing and selling addressable set-top decoders for the first time. There can be no assurance that the Company and its licensees will be able to compete successfully in the video scrambling systems markets, that the Company will be able to make technological advances necessary to improve or even maintain its competitive position or that the Company's products will achieve market acceptance. In addition, there can be no assurance that technological changes or development efforts by the Company's competitors will not render the Company's video scrambling products obsolete or uncompetitive. The Company believes that the principal competitive factors affecting these markets include the level of security provided, price, quality, product reputation, customer service and support, the effectiveness of sales and marketing efforts and company reputation. There can be no assurance that the Company can compete successfully against current and potential competitors, especially against those with significantly greater financial, marketing, service, support, technical and other resources.

    CINEGUARD

    The Company is not aware of any technology that competes directly with CineGuard. Competition for CineGuard may come from film cinemas located near CineGuard theaters. CineGuard theaters could be at a competitive disadvantage compared to film, because film typically has better picture quality and a larger projected image than video. Motion picture distributors might also give programming priority to competing film cinemas or withdraw programming entirely from CineGuard theaters in competition with film cinemas. Additionally, competitors might attempt to develop or acquire competing technologies that could provide the necessary security for video cinema applications. Potential competitors include large multinational video projector manufacturers or other consumer electronic products companies. In particular, several large corporations have announced digital video projectors that could replace film in cinemas. This development or any other development that presents a cost-effective, secure and high quality alternative to film for cinema projection would compete against CineGuard. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Competition."

MANUFACTURING

    The Company's manufacturing strategy is to license its technologies to third parties that manufacture products incorporating those technologies. The Company generates royalty revenues from these licenses, generally in the form of an up-front fee and a per unit royalty. For example, licensees of the Company's PhaseKrypt technology can either manufacture PhaseKrypt decoder components or purchase such components from the Company. In addition, BARCO N.V., a video projector manufacturer, incorporates the CineGuard video decoder technology into the projectors that are sold to CineGuard licensed exhibitors. Authorized BARCO N.V. distributors worldwide import, market, sell, install and maintain BARCO N.V. projectors including the integrated CineGuard decoder.

    The Company's manufacturing operations are limited to low volume products that require significant quality control efforts by the Company, such as the VES and StarShaker products, PhaseKrypt encoders and videocassette copy protection processors used by commercial videocassette duplicators. These manufacturing operations consist primarily of component procurement, final assembly and test, and quality control of subassemblies and systems. The Company generally uses domestic independent contractors to manufacture and assemble printed circuit boards, which enables the Company to configure the hardware and software in combinations to meet a wide variety of customer requirements. The Company has an OEM agreement with one of its Pay TV licensees for the manufacture of StarShaker decoders in Taiwan. The Company installs its software into electronically programmable read-only memory to maintain quality control and security. The Company utilizes "burn-in" procedures, functional and system integration testing and comprehensive inspections to assure quality and reliability of its products.

    The Company depends upon third-party manufacturers and suppliers for components, subassemblies and printed circuit boards used in its VES products, StarShaker products, PhaseKrypt encoders, PhaseKrypt decoder components and videocassette copy protection processors. The Company's product designs are proprietary but generally incorporate industry-standard hardware components that are obtainable from multiple sources. The Company's ability to deliver its products in a timely manner depends upon the availability of quality components and subassemblies used in these products and, in part, on the ability of subcontractors to manufacture, assemble and deliver certain items in a timely and satisfactory manner.

The Company obtains certain electronic components and subassemblies from single, or a limited number of, sources. For example, Atmel Corporation is currently the Company's sole source of integrated circuits for the Company's PhaseKrypt decoders and BARCO N.V. is currently the sole source of integrated decoders for CineGuard video projectors. The reliance on third-party manufacturers and sole or limited suppliers involves a number of risks, including a potential inability to obtain an adequate supply of required components, subassemblies and printed circuit boards and reduced control over pricing, quality and timely delivery of components, subassemblies and printed circuit boards. A significant interruption in the delivery of any such items or any other circumstance that would require the Company to seek alternative sources of supply could result in the inability of the Company to deliver certain of its products on a timely basis, which in turn could result in a deterioration of the Company's customer relationships and have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Suppliers and Third-Party Manufacturers."

LEGISLATIVE AND TECHNOLOGY INITIATIVES

    For the past two years, the Company has worked with major motion picture studios, consumer electronics manufacturers and personal computer hardware and software companies to develop comprehensive copy protection solutions for DVD and other digital formats. The Company presented its proprietary digital-to-analog copy protection solutions to the National Information Infrastructure task force, a government-sponsored group, which recommended that changes be made to the federal copyright laws to include new copyright protection requirements for digital media and digital hardware and to outlaw copy protection circumvention devices.

    In a related initiative, the Company has also been an active participant in a DVD Copy Protection Technical Working Group that recently adopted a set of copy protection principles that established prerequisites for commercial availability of DVD hardware and media. The Company believes that adoption of these principles will result in worldwide copy protection standards for DVD players and media. The Technical Working Group is comprised of representatives from the following associations and their respective member companies: MPAA, Consumer Electronics Manufacturers Association, Information Technology Industries Council, Business Software Alliance, Recording Industry Association of America, Home Recording Rights Coalition, Interactive Multimedia Association and DVD Manufacturers Consortium. The Company believes that its copy protection technology is currently the only digital-to-analog copy protection solution that satisfies these principles. The Technical Working Group has recommended that legislation be drafted and enacted in 1997 that would support the technical design principles by outlawing copy protection circumvention devices. Such legislation, if introduced and enacted into law, would assist the Company in controlling proliferation of circumvention devices. However, there can be no assurance that such legislation will be introduced in the United States Congress or the legislature of any other country, or if it is introduced that it will ever be enacted or that all DVD and PC manufacturers will follow industry design principles and applicable technology-based copy protection schemes.

INTEREST IN COMMAND AUDIO CORPORATION

    The Company owns 19.8% of the outstanding stock of CAC, a company founded by Macrovision in late 1995. CAC is developing an audio-on-demand system consisting of a program center that provides continuously updated news and information on a subscription basis and a hand-held portable receiver that stores the information. The system allows consumers to control the timing and content of the program playback. The Company has no plans to increase its ownership above the 19.8% minority position, but does have a right of first refusal to acquire additional stock to maintain its 19.8% ownership if and when CAC offers additional stock, subject to certain exceptions. Additionally, the Company assigned to CAC all rights in certain technology and released its reversion rights in technology that the Company had previously assigned to CAC. In consideration of such assignment and release, CAC agreed to pay to the Company royalties equal to 2.0% of CAC's gross revenues for 12 years, beginning when CAC has operating revenues from certain sources or, at the election of the Company, at any time prior thereto. See "Certain Transactions" and Note 4 of Notes to Consolidated Financial Statements.

EMPLOYEES

    As of September 30, 1996, the Company had 77 employees, including 11 in manufacturing, 14 in research, engineering and development, nine in technical support, 22 in sales and marketing and 21 in general and administrative capacities. Ten of these employees are based outside of the United States. None of the Company's employees is covered by a collective bargaining agreement or is represented by a labor union with respect to employment by the Company. The Company has not experienced any organized work stoppages and considers its relations with its employees to be good.

    The Company's future performance is highly dependent upon the continued service of members of the Company's senior management and other key research and development and sales and marketing personnel. The Company believes that its future success will also depend upon its continuing ability to identify, attract, train and retain other highly skilled managerial, technical, sales and marketing personnel. Hiring for such personnel is competitive, and there can be no assurance that the Company will be able to retain its key employees or attract, assimilate or retain the qualified personnel necessary for the development of its business. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

    The Company's principal operations are located in a 43,960 square foot building in Sunnyvale, California. The Company's lease for this building expires on June 30, 2002. The Company also leases space for sales, marketing and technical support operations near London, England and in Tokyo, Japan. The Company believes that its existing facilities are adequate to meet its current needs. See Note 7 of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS

    In October 1995, Joseph Swyt, a former officer and director of the Company, filed suit against the Company in the Superior Court of the State of California alleging monetary damages suffered as a result of alleged fraud, misrepresentation and other malfeasance in connection with the Company's grant of stock options to him. As a result of motions filed by the Company, in September 1996 the California Court of Appeal ordered this matter to binding arbitration in accordance with a written agreement between the Company and Mr. Swyt. The arbitration agreement contains limitations on the remedies available to Mr. Swyt and expressly precludes punitive damages. The Company believes that the case is without merit and intends to contest it vigorously. While the outcome of this case cannot be determined with certainty, the Company does not believe that the resolution of this case will have a material adverse effect on the Company's financial condition or results of operations. However, a decision against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is not a party to any other litigation that would have a material adverse effect on the Company or its business and results of operations. See "Risk Factors--Litigation Risk" and Note 8 of Notes to Consolidated Financial Statements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, and their ages and positions, are as follows:

                  NAME                            AGE                           POSITION
-----------------------------------------         ---   --------------------------------------------------------
John O. Ryan.............................          51   Chairman of the Board of Directors, Chief Executive
                                                         Officer and Secretary

William A. Krepick.......................          51   President, Chief Operating Officer and Director

Victor A. Viegas.........................          39   Vice President, Finance and Administration and Chief
                                                         Financial Officer

Mark S. Belinsky.........................          39   Vice President, Worldwide Theatrical and Pay-Per-View
                                                         Copy Protection

Patrice J. Capitant......................          48   Vice President, Engineering

Brian R. Dunn............................          40   Vice President, CineGuard Business Development

Whit T. Jackson..........................          36   Vice President, Video Encryption Technologies

Richard S. Matuszak......................          53   Vice President, Special Interest Copy Protection and
                                                         Director

    MR. RYAN is a co-founder of the Company and an inventor of its core copy protection and video scrambling technologies. He has served as Chairman of the Board of Directors and Secretary of the Company since June 1991 and Chief Executive Officer of the Company since June 1995. He has been a director of the Company since June 1987 and served as Vice-Chairman of the Board of Directors from 1987 until June 1991. He also served as General Partner of the partnership predecessor of the Company from 1985 to 1987 and as President and Secretary of the corporate predecessor of the Company from 1983 to 1985. Prior to founding Macrovision, Mr. Ryan was Director of Research and Development of Ampex Corporation's broadcast camera group. Mr. Ryan holds more than 30 patents and has 17 patent applications pending in the fields of video copy protection, video scrambling and television camera technology. Mr. Ryan took undergraduate courses in Physics and Math at the University of Galway in Ireland and received a Full Technological Certificate in Telecommunications from the City and Guilds Institute of London.

    MR. KREPICK has served as a director of the Company since November 1995 and as President and Chief Operating Officer of the Company since July 1995. He has been with the Company since November 1988, and served as Vice President, Sales and Marketing of the Company until June 1992 and Senior Vice President, Theatrical Copy Protection from July 1992 to June 1995. Prior to joining Macrovision, Mr. Krepick held several executive marketing management positions over a ten-year period with ROLM Corporation, a telecommunications equipment manufacturing company. He holds a B.S. degree in Mechanical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Stanford University.

    MR. VIEGAS has served as Vice President, Finance and Administration and Chief Financial Officer of the Company since June 1996. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer at Balco Incorporated, a manufacturer of advanced automotive service equipment and, since May 1991, a subsidiary or division of Snap-On Tools. He holds a B.S. degree in Accounting and an M.B.A. from the University of Santa Clara.

    MR. BELINSKY has served as Vice President, Worldwide Theatrical and Pay-Per-View Copy Protection of the Company since he joined the Company in October 1995. Between June and September 1995, he was a consultant to various companies in the Internet services and electronic commerce fields, and, between June 1995 and August 1995, he was Chief Operating Officer of the McKinley Group, Inc., an Internet directory services company. From May 1993 to June 1995, Mr. Belinsky was Vice President and General Manager of the Electronic Marketplace Systems Division of International Data Group, a developer of online shopping malls for personal computer and software products. He was an independent consultant between February and May 1993 and, from October 1988 to January 1993, he was Vice President and General Manager of the Interop Company, a division of Ziff-Davis Publishing Company. He holds a B.A. degree in Business Administration from Wayne State University and an M.B.A. from Harvard Business School.

    DR. CAPITANT has served as Vice President, Engineering of the Company since October 1996. He joined the Company in October 1995 as Director of Engineering. He served as Manager of Video Engineering at Radius, Inc., a computer equipment manufacturer, from December 1994 to September 1995. Dr. Capitant held engineering positions at Compression Labs, Inc., a telecommunications equipment manufacturer, from September 1993 to December 1994 and Sony Corporation of America, Advanced Video Technology Center, from September 1989 to September 1993. He completed his undergraduate and post graduate work in engineering and automatic control at Institut Industrial du Nord, Lille, France and University of Lille. He holds a Ph.D. degree in Electrical Engineering from Stanford University.

    MR. DUNN has served as Vice President, CineGuard Business Development of the Company since January 1995. From January 1989 to December 1994, he served as Vice President, Operations, Corporate Counsel and Chief Financial Officer of Phase 2 Automation, a factory automation company. Mr. Dunn holds a B.A. degree in Accounting from the University of Notre Dame and a J.D. degree from Santa Clara University School of Law.

    MR. JACKSON has served as Vice President, Video Encryption Technologies of the Company since September 1992. He joined the Company in August 1990 as Sales Manager for the Company's line of encryption products. From January 1989 to August 1990, Mr. Jackson managed the satellite service business for the Galaxy/Westar satellite fleet of Hughes Communications, Inc., a satellite communications company. He holds a B.A. degree in International Relations from Northwestern University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

    MR. MATUSZAK has served as Vice President, Special Interest Copy Protection of the Company since June 1992, and as a director of the Company since May 1992. He joined the Company in August 1985 and held various sales and marketing positions from August 1985 to June 1992. From June 1984 to August 1985, Mr. Matuszak was a Sales Manager for the Broadcast Products Division of Hitachi Corporation. He holds an Associate degree in Applied Technologies and Electronics from DeVry Institute of Technology.

    Each director holds office until the next annual meeting of stockholders of the Company or until his successor is duly elected and qualified. Officers are chosen by, and serve at the discretion of, the Board of Directors (the "Board"). There are no family relationships among the directors and officers of the Company.

    The Company intends to add two independent directors to the Board of Directors within 60 days of this offering, and to name such independent directors as members of the Compensation Committee. In addition, the Company intends to establish an Audit Committee comprised of at least two independent directors. In the event that the Company fails to appoint such directors, the Nasdaq National Market could terminate the listing of the Company's Common Stock on the Nasdaq National Market, which would have a material adverse effect on the liquidity and trading price of the Common Stock. See "Risk Factors--No Prior Public Market for Common Stock."

DIRECTOR COMPENSATION

    Mr. Matuszak receives a fee of $1,000 for each Board meeting he attends. No other member of the Company's Board currently receives a fee for attending Board meetings.

    The Company's 1996 Directors Stock Option Plan (the "Directors Plan") was adopted by the Board in December 1996 and is expected to be approved by the Company's stockholders in January 1997. A total of 60,000 shares of the Company's Common Stock is reserved for issuance under the Directors Plan. Members of the Board who are not employees of the Company are eligible to participate in the Directors Plan. Each eligible director who first becomes a member of the Board after the Effective Date of the

Registration Statement for this offering will be granted a nonqualified option to purchase 5,000 shares (the "Initial Grant") of the Company's Common Stock, effective as of the date such director joins the Board. Also, at each anniversary of the Initial Grant, each director who has served continuously as a member of the Board since the date of the director's Initial Grant will be granted a subsequent nonqualified option to purchase 3,000 shares. Each eligible director who is serving as a member of the Board on the Effective Date of the Registration Statement will be granted a nonqualified option to purchase 3,000 shares of the Company's Common Stock annually on each successive anniversary of the Effective Date of the Registration Statement, commencing on the first anniversary of the Effective Date, provided that such director continues to serve on the Board on such dates. Options granted to directors under the Directors Plan will vest as to 2.08% of the shares on the last day of each month following the grant date of such options, so long as the eligible director continues to serve on the Board on such dates. In the event of a merger, consolidation or similar corporate transaction, the vesting of all outstanding options under the Directors Plan will be accelerated so that all outstanding options are vested and exercisable in full prior to the consummation of such transaction. If such options are not exercised prior to the consummation of such event, and are not assumed or replaced by the successor entity, such options will terminate. The exercise price of all options granted under the Directors Plan will be the fair market value of the Common Stock on the date of the grant. The Directors Plan will terminate in December 2006, unless terminated earlier in accordance with the provisions of the Directors Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee reviews and approves compensation and benefits for the Company's key executive officers, administers the Company's stock purchase and stock option plans and makes recommendations to the Board regarding such matters. The Compensation Committee is currently comprised of John O. Ryan and William A. Krepick, each of whom is an executive officer of the Company. David W. Herbst, the Company's outside legal counsel, also served on the Compensation Committee until December 1996. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee. The Board expects to appoint independent directors to the Compensation Committee within 60 days following the date of this Prospectus.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during 1996 by the Company's chief executive officer and the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1996 (together, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                                                                COMPENSATION
                                                                                             -------------------
                                                          ANNUAL COMPENSATION                      AWARDS
                                             ----------------------------------------------  -------------------
                                                                             OTHER ANNUAL        SECURITIES
        NAME AND PRINCIPAL POSITION           SALARY (1)      BONUS (2)    COMPENSATION (3)  UNDERLYING OPTIONS
-------------------------------------------  -------------  -------------  ----------------  -------------------
John O. Ryan...............................  $  200,000     $       --            4,886                  --
  Chief Executive Officer
William A. Krepick.........................     200,000             --            6,002                  --
  President and Chief Operating Officer
Brian A. Dunn..............................     131,204             --            5,321                  --
  Vice President, CineGuard Business
    Development
Mark S. Belinsky...........................     127,026             --            2,189               8,333
  Vice President, Worldwide Theatrical and
    Pay-Per-View Copy Protection
Patrice J. Capitant........................     112,337             --            2,558              27,776
  Vice President, Engineering

------------------------

(1) Victor A. Viegas, who joined the Company in June 1996 as Vice President, Finance and Administration and Chief Financial Officer, is compensated at an annual salary rate of $135,000. Mr. Viegas also purchased an aggregate of 58,333 shares of Common Stock at a price of $2.70 per share. See "-- Employment Agreement."

(2) Amounts do not include bonuses paid in 1996 for services rendered in 1995 or bonuses to be paid in 1997 for services rendered in 1996. Bonuses are paid pursuant to the Executive Incentive Plan. Pursuant to the Executive Incentive Plan, the total amount available for bonuses for services rendered
    in 1996 is $        . The amount of the bonus payable to each Named Officer
    will be determined in February 1997. See "--Employee Benefit Plans."

(3) Includes Company contributions to the 401(k) Plan in the amount of $1,900 for each Named Officer. Also includes life insurance premiums in the following amount for each Named Officer: Mr. Ryan-- $2,108; Mr. Krepick--$2,102; Mr. Dunn--$463; Mr. Belinsky--$289; and Mr. Capitant--$658. The remainder represents reimbursement for one-third of the difference between business class and coach class air travel up to a maximum of $1,000 for each business trip. The amount of such reimbursement is as follows: Mr. Ryan--$878; Mr. Krepick--$2,000; and Mr. Dunn--$2,958.

    In August 1996, the Company distributed to its employees as bonuses an aggregate of 208,782 shares of Command Audio Corporation ("CAC") common stock, which represented approximately 10.4% of the then outstanding voting stock of CAC. Of these shares, 50% became vested on December 31, 1996 and the remaining 50% will vest on December 31, 1997, subject to the employee's continuing in the Company's employment through such date. Upon termination of employment, the Company has the right to repurchase the former employee's unvested shares at a price of $0.01 per share. The number of shares of CAC common stock distributed as a bonus to each Named Officer was as follows: John O. Ryan--36,000 shares; William A. Krepick--36,000 shares; Brian A. Dunn--7,200 shares; Mark S. Belinsky--12,000 shares; and Patrice J. Capitant--3,600 shares. In addition, 10,102 shares were distributed to Victor A. Viegas.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth further information regarding option grants pursuant to the Company's Stock Option Plan during 1996 to each of the Named Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL
                                                                                                REALIZEABLE VALUE
                                                         INDIVIDUAL GRANTS                      AT ASSUMED ANNUAL
                                      -------------------------------------------------------         RATES
                                       NUMBER OF    PERCENT OF                                    OF STOCK PRICE
                                        SHARES     TOTAL OPTIONS                                 APPRECIATION FOR
                                      UNDERLYING    GRANTED TO                                   OPTION TERM (2)
                                        OPTIONS    EMPLOYEES IN   EXERCISE PRICE   EXPIRATION  --------------------
                NAME                  GRANTED (1)      1996          PER SHARE        DATE        5%         10%
------------------------------------  -----------  -------------  ---------------  ----------  ---------  ---------
John O. Ryan........................          --            --              --         --             --         --
William A. Krepick..................          --            --              --         --             --         --
Brian A. Dunn.......................          --            --              --         --             --         --
Mark S. Belinsky....................       8,333           6.0%      $    2.70       6/7/06    $  14,149  $  35,857
                                                        13,888            10.1        2.70       3/12/06     23,582
Patrice J. Capitant.................       5,555           4.0            2.70       6/7/06        9,432     23,904
                                           8,333           6.0            7.20      10/29/06      37,732     95,621

------------------------

(1) Options granted under the Stock Option Plan in 1996 have been incentive stock options or non-qualified stock options that were granted at fair market value and that vest over a three-year vesting period. Options expire ten years from the date of grant.

(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

    On the day following this offering, the Company will grant to Mr. Viegas an option to purchase 22,222 shares of Common Stock at an exercise price equal to the fair market value of such shares on the date of the grant.

    AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth the number of shares acquired upon the exercise of stock options during 1996 and the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Officers at December 31, 1996. Also reported are values of "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1996 ($9.00) as determined by the Board.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING             VALUE OF UNEXERCISED
                                                                UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                    SHARES         VALUE         AT FISCAL YEAR-END          AT FISCAL YEAR-END
                                  ACQUIRED ON    REALIZED    --------------------------  --------------------------
             NAME                EXERCISE (#)       ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
John O. Ryan...................           --            --           --            --            --             --
William A. Krepick.............       11,111     $  69,999       62,962        55,555     $ 396,661    $   349,997
Brian A. Dunn..................           --            --        5,092        25,463        32,080        160,417
Mark S. Belinsky...............           --            --        4,629        31,481        29,163        198,330
Patrice J. Capitant............           --            --           --        27,776            --        137,490

EMPLOYMENT AGREEMENT

    The Company entered into an employment agreement with Mr. Viegas in June 1996, in connection with Mr. Viegas' employment as Vice President, Finance and Administration and Chief Financial Officer of the Company. Under the employment agreement, Mr. Viegas receives an annual salary of $135,000 and is eligible to participate in the Company's Executive Incentive Plan. The employment agreement may be terminated by the Company or by Mr. Viegas at any time for any reason. Pursuant to the employment agreement, the Company sold to Mr. Viegas 58,333 shares of the Company's Common Stock at a price of $2.70 per share. Mr. Viegas purchased the shares with a full recourse promissory note secured by the shares. The largest aggregate amount of indebtedness outstanding under the note during the first nine months of 1996 was $157,500. Interest at the rate of 6.58% per year is paid monthly. The loan is due in five years or earlier on any termination of Mr. Viegas' employment with the Company. The shares vest over a three-year period, with one-sixth vesting in June 1997, an additional one-third vesting in June 1998 and the balance vesting in June 1999. The Company has the right to repurchase unvested shares at the original sale price in the event that Mr. Viegas ceases to be an employee of the Company. Under the employment agreement, on the day following this offering, the Company will grant Mr. Viegas an option to acquire an additional 22,222 shares of the Company's Common Stock, at the fair market value of such shares on the grant date, and such options will vest and become exercisable over a three-year period. If the Company terminates Mr. Viegas' employment without cause, all of his unvested shares and stock options will have the benefit of one additional year of vesting and Mr. Viegas will be entitled to severance benefits under the Company's severance pay plan. If the Company terminates Mr. Viegas' employment without cause or if Mr. Viegas terminates his employment for good reason within either three months before or twelve months after a change in control of the Company, all of his unvested shares and stock options will immediately vest.

EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLAN. The Company's Stock Option Plan (the "Option Plan"), covering 972,222 shares of Common Stock, was adopted by the Board in September 1988 and approved by the Company's stockholders in November 1988. As of September 30, 1996, options to purchase 170,998 shares had been exercised under the Option Plan, 709,756 shares were subject to outstanding options under the Option Plan and 91,468 shares were available for future grants under the Option Plan. Options granted under the Option Plan before its termination will remain outstanding in accordance with their terms, but no further options will be granted under the Option Plan after the Company's Delaware reincorporation. See
Note 5 of Notes to Consolidated Financial Statements.

    1996 EQUITY INCENTIVE PLAN. The Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan") was adopted by the Board in December 1996 and is expected to be approved by the stockholders in January 1997. The Equity Incentive Plan will serve as the successor incentive program to the Company's Option Plan after the effective date of the Registration Statement. The Company has reserved 300,000 shares of the Company's Common Stock for issuance under the Equity Incentive Plan. In addition, any shares of Common Stock authorized for issuance under the Option Plan that are not subject to options outstanding on the Effective Date of the Registration Statement or are issuable upon exercise of options granted pursuant to the Option Plan that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance pursuant to the Equity Incentive Plan. The Equity Incentive Plan provides for the grant of stock options, stock appreciation rights and restricted stock awards by the Company to its employees, directors, consultants and other individuals providing services to the Company. No person will be eligible to receive stock options or stock appreciation rights with respect to more than 150,000 shares of Common Stock under the Equity Incentive Plan in any calendar year. Shares that are subject to an award granted under the Equity Incentive Plan but are forfeited, canceled, reacquired by the Company, satisfied without the issuance of shares of Common Stock or otherwise terminated other than by exercise, will again be available for grant or issuance under the Equity Incentive Plan. The Equity Incentive Plan will be administered by the Compensation Committee of the Board (the "Committee"), which will consist of two persons who are "outside directors" as that term is defined under the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Equity Incentive Plan permits the Committee to grant options that are either incentive stock options (as defined in Section 422 of the Code) or nonqualified stock options, on terms (including vesting schedule) determined by the Committee, subject to certain statutory and other limitations in the Equity Incentive Plan. The exercise price of options granted under the Equity Incentive Plan will be determined by the Committee, subject to the requirements that the exercise price of incentive stock options must not be less than the fair market value of the Common Stock on the date the option is granted and the exercise price of nonqualified options granted under the Equity Incentive Plan must not be less than 85% of such fair market value. Options granted under the Equity Incentive Plan must be exercised within three months after termination of the optionee's status as an employee or consultant of the Company (or such later date as specified by the Committee) or within 12 months after the optionee's termination by death, disability or retirement, except that options held by any optionee whose employment or other business relationship with the Company is terminated for cause will terminate immediately upon termination of the optionee's status (unless otherwise provided by the Committee).

    In addition to, or in tandem with, awards of stock options, the Committee may grant participants stock appreciation rights with an exercise price of no less than the fair market value of the Company's Common Stock on the date the stock appreciation right is granted or, in the case of stock appreciation rights granted in tandem with stock options, with an exercise price no less than the option exercise price per share. The Committee may grant participants restricted stock awards to purchase an aggregate of up to 125,000 shares of the Company's Common Stock at such purchase price as determined by the Committee (but no less than 85% of the fair market value of the Company's Common Stock on the date of the award) and upon such terms, including vesting schedule, as the Committee may determine. Under the Equity Incentive Plan, restricted stock awards may be awarded for the satisfaction of performance goals established in advance.

    In the event of a merger, consolidation or similar corporate transaction, any or all outstanding awards under the Equity Incentive Plan may be assumed, converted, replaced or substituted by the successor corporation (if any), which assumption, conversion, replacement or substitution will be binding on all participants in the Equity Incentive Plan. In the event such successor corporation (if any) does not assume or substitute awards, such awards will expire in connection with such transaction at such time and on such conditions as determined by the Board. The Equity Incentive Plan has no termination date, except that no incentive stock options will be granted under the Equity Incentive Plan after December 2006. The Equity Incentive Plan may be terminated at any time by the Board or otherwise in accordance with the provisions of the Equity Incentive Plan.

    1996 EMPLOYEE STOCK PURCHASE PLAN. The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board in December 1996 and is expected to be approved by the stockholders in January 1997. A total of 140,000 shares of the Company's Common Stock is reserved for issuance under the Purchase Plan. The Purchase Plan will become effective on the date on which price quotations for the Company's Common Stock are first available on the Nasdaq National Market. The Purchase Plan permits eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Eligible employees may select a rate of payroll deduction between 1% and 20% of their compensation, up to an aggregate payroll deduction not to exceed $21,250 in any calendar year. Each offering under the Purchase Plan will be for a period of 24 months (the "Offering Period") commencing, except for the first Offering Period, on the first day of February and August of each year. Each Offering Period will consist of four six-month purchase periods (each a "Purchase Period"). The Board has the power to change the duration of Offering Periods or Purchase Periods without stockholder approval, provided that the change is announced at least fifteen days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected. The first Offering Period will begin on the date on which price quotations for the Company's Common Stock are first available on the Nasdaq National Market and will end on January 31, 1999, unless otherwise determined by the Board. The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period or the last day of the respective Purchase Period. The Purchase Plan will terminate on the earlier of termination by the Board, issuance of all the shares reserved under the Purchase Plan or ten years from the date the Purchase Plan was adopted by the Board.

    401(K) PLAN. The Company's 401(k) Plan (the "401(k) Plan") is a defined contribution 401(k) profit sharing plan intended to qualify under Section 401 of the Code. Employees of the Company are eligible to participate in the 401(k) Plan on the first day of the month coinciding with or immediately following completion of three months of employment. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Code, of a percentage (not to exceed 25%) of his or her total compensation. Employee contributions and the investment earnings thereon are fully vested at all times. The Company is not required to contribute to the 401(k) Plan and had made no voluntary contributions through 1995. In 1996, the Company made matching contributions to the 401(k) Plan equal to 20% of each participating employee's contribution, up to a maximum annual matching contribution of $1,900. Matching contributions aggregated $41,000 for the nine months ended September 30, 1996 and will be fully vested after three years.

    EXECUTIVE INCENTIVE PLAN. The Company's Executive Incentive Plan ("EIP") provides for payment of annual bonuses to key employees of the Company based on the Company's overall financial performance and the participant's achievement of individual financial, strategic and tactical goals. For 1996, the EIP covers 12 officers and key employees, who will receive their bonuses, if any, in March 1997. At year end, each participant's individual performance will be rated between 0% and 200% based upon the achievement of or the failure to achieve individual performance goals established at the beginning of the year. The Company's financial performance is measured by its operating income from continuing operations. The Company will pay bonuses pursuant to the EIP for 1996 only if the Company's 1996 operating income from continuing operations equals or exceeds a predetermined target amount. If the Company meets its predetermined operating income goal in 1996, a participant with an individual performance rating of 100% (satisfactory completion of all individual goals) for 1996 would receive a bonus of 20% of annual base salary.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

    As permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Company provide that: (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Company may, in its discretion, indemnify other persons as set forth in the Delaware General Corporation Law; (iii) the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding (subject to certain exceptions); (iv) the rights conferred in the Bylaws are not exclusive; and (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents.

    The Company intends to enter into Indemnity Agreements with each of its current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Bylaws and to provide additional procedural protections.

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. The Company, with approval of the Board, has applied for, and expects to obtain, directors and officers liability insurance.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

    Since January 1, 1994, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company had or will have a direct or indirect material interest other than (i) compensation agreements, which are described in "Management," and (ii) the transactions described below.

TRANSACTIONS WITH PACIFIC MEDIA DEVELOPMENT, INC. AND VICTOR COMPANY OF JAPAN,
  LIMITED

    The following transactions involve Victor Company of Japan, Limited ("JVC") and entities that are owned by JVC. Through a wholly-owned subsidiary, JVC owns 100% of Pacific Media Development, Inc. ("Pacific Media"). JVC is a beneficial owner of the shares of the Company's Common Stock that are held of record by Pacific Media and represent more than 5% of the Company's Common Stock.

    In May 1991, the Company and one of its stockholders entered into a Stock and Convertible Note Purchase Agreement (the "Purchase Agreement") with a trustee for Pacific Media pursuant to which Pacific Media acquired beneficial ownership of shares of the Company's Common Stock and Series A Preferred Stock and a promissory note in the principal amount of approximately $3.0 million (the "Convertible Note"), which was convertible into Series A Preferred Stock. In July 1996, Pacific Media, acting through the trustee, acquired 543,099 shares of the Company's Series A Preferred Stock upon the conversion of the Convertible Note. Pursuant to the Purchase Agreement, Pacific Media has a right to purchase a pro rata portion (proportionate to its ownership interest in the Company) of any equity securities offered by the Company, excluding: (i) shares issued in this offering; (ii) shares issued pursuant to certain equity compensation arrangements; and (iii) provided that Pacific Media's interest in the Company would not thereby be reduced below 25%, shares issued by Macrovision in connection with any acquisition by it of another company. In addition, pursuant to the Purchase Agreement, Pacific Media acquired rights to purchase from persons who were stockholders or option holders of the Company in June 1991 all of their Common Stock at a formula-determined price upon the Company's filing of a registration statement for an initial public offering. In January 1997, the Company and Pacific Media entered into a Waiver Agreement, pursuant to which Pacific Media waived its rights to purchase shares of the Company's Common Stock from stockholders and option holders triggered by the filing of the registration statement for this offering and any pre-effective amendments thereto filed prior to April 1, 1997. Upon the completion of this offering, all rights of Pacific Media to purchase Common Stock of the Company from such persons will expire.

    Pursuant to the Purchase Agreement, the Company may not divide or assign any rights to its patents that were existing or pending in June 1991, without the prior written consent of Pacific Media, which consent may not be unreasonably withheld.

    In January 1997, the Company and JVC entered into a Copy Protection Technology Agreement (the "Technology Agreement"), pursuant to which the Company agreed to license its copy protection technologies to JVC for use in territories in which the Company has issued patents, on terms and conditions comparable to those provided under agreements between the Company and parties situated similarly to JVC. Additionally, the Company agreed to continue to make its copy protection technologies generally available for license to third parties on terms commercially reasonable to the Company in the venues and for the purposes that the Company currently licenses such technologies. The Technology Agreement gives JVC the right to sublicense the Company's copy protection technologies to certain third parties on terms and conditions comparable to those provided in similar agreements previously entered into by the Company, with 95% of the royalties from such sublicenses payable to the Company or its successor, in the event that a party other than JVC acquires a majority interest in the Company or acquires the Company's copy protection business or patents, and following such acquisition the Company or its successor refuses to continue to license the Company's copy protection technologies on a nondiscriminatory basis to its current customers and similarly situated parties. See "Risk Factors--Effect of Anti-Takeover Provisions."

    The Company and JVC are parties to a Technology Application Agreement dated November 29, 1988 (the "Application Agreement"), a Duplicator Agreement dated June 1, 1988 (the "Duplicator Agreement") and an Agreement dated July 15, 1994 (the "Video Agreement"). Pursuant to the Application Agreement, JVC has applied the Company's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by JVC. Pursuant to the Duplicator Agreement, JVC has applied the Company's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by certain of the Company's licensees. Pursuant to the Video Agreement, JVC developed a prototype of equipment to apply a copy protection process to prerecorded videocassettes, and granted the Company exclusive rights to purchase such equipment from JVC for resale and to sublicense the copy protection technology for use with the equipment. Between January 1, 1994 and September 30, 1996, JVC paid the Company approximately $12,230 under the Application Agreement. During the same period, JVC paid the Company $159,098 in license fees and the Company paid JVC $40,208 in service fees, both under the Duplicator Agreement, and the Company paid JVC $23,914 under the Video Agreement.

    The Company, Victor Technobrain Co., Ltd. ("Techno"), a wholly-owned subsidiary of JVC, and Video Culture Institute, Inc. ("VCI") are parties to a License Agreement dated September 26, 1995, as amended June 30 and September 30, 1996, pursuant to which Techno and VCI license the Company's copy protection and PhaseKrypt technologies for development of equipment for electronic motion picture distribution and exhibition. The license granted to Techno is nonexclusive for the development and manufacture of the products to be sold to VCI in Japan. The Company has paid to Techno a development fee of $50,000 under this agreement and owes an additional $50,000 to Techno after the Company receives certain fees from VCI.

AGREEMENTS WITH MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

    The following transactions involve Matsushita Electric Industrial Co., Ltd. ("Matsushita"), which owns approximately 51% of JVC, and, in one instance also a subsidiary of Matsushita.

    In November 1996, the Company entered into a Digital Versatile Disc Player/Digital Video Cassette Recorder License Agreement for Anticopy Technology with Matsushita, pursuant to which Matsushita is authorized to include integrated circuits incorporating the Company's copy protection technology in DVD players and digital VCRs that it manufactures. The terms and conditions of this agreement, pursuant to which Matsushita must choose between (i) a royalty-free license for which it must make the VCRs or television sets that it manufactures compatible with the Company's copy protection technology or
(ii) payment of an up-front fee of $100,000 and an additional $5.00 (or, if greater, 2% of the wholesale price) per unit, are not more favorable to Matsushita than the terms and conditions of the Company's license agreements with other manufacturers of DVD players and VCRs.

    In July 1996, the Company entered into a Copy Protection Technology License Agreement with Matsushita, pursuant to which Matsushita and its subsidiaries are authorized to include integrated circuits incorporating the Company's copy protection technology in digital set-top decoders they manufacture. The terms and conditions of this agreement, pursuant to which Matsushita has paid the Company an initial fee of $50,000 and is obligated to pay an additional $0.60 per unit, are not more favorable to Matsushita than the terms and conditions of the Company's license agreements with 33 other digital set-top decoder manufacturers.

    In August 1992, the Company entered into a License, Development and Marketing Agreement with Matsushita and its wholly-owned subsidiary, Matsushita Avionics Development Corporation ("MADC"). Under this agreement, MADC has the right to include the descrambling component of the Company's PhaseKrypt video scrambling technology in MADC's commercial airline passenger entertainment and cabin management systems. MADC is obligated to pay the Company $500 for each videocassette player containing such descrambling component that is installed in an airplane. To date, MADC has not installed any such equipment and the Company has not been paid any amounts pursuant to this agreement.

CAPITALIZATION AND SPINOFF OF COMMAND AUDIO CORPORATION

    CAC was incorporated in October 1995 as a wholly-owned subsidiary of the Company. The Company initially acquired 1,000,000 shares of CAC common stock for technology and other assets with a historical cost of $200,000 and 250,000 shares of CAC Series A preferred stock for $500,000 in cash in November 1995. The Company acquired an additional 250,000 shares of CAC Series A preferred stock for $500,000 in cash in April 1996.

    On July 31, 1996, the Company and CAC entered into a Recapitalization and Stock Purchase Agreement pursuant to which the Company purchased from CAC 604,000 shares of CAC common stock and 396,000 shares of CAC Series B preferred stock for the aggregate consideration of $1.0 million paid in August 1996 in cash and in September 1996 pursuant to a secured promissory note, 194,444 shares of the Company's Common Stock, subject to the terms and conditions of a Restricted Stock Acquisition Agreement and the surrender and delivery to CAC of 500,000 shares of CAC Series A preferred stock. The Restricted Stock Acquisition Agreement, as amended as of November 29, 1996, provides that the 194,444 shares of the Company's Common Stock owned by CAC are subject to vesting based on performance goals. In December 1996, 111,111 of these shares vested. The Company has offered to purchase 55,555 of the 111,111 vested shares of Common Stock from CAC at a price of $9.00 per share. This offer will expire on March 4, 1997. CAC has granted to the Company a right of first refusal to purchase any vested shares that CAC proposes to sell or otherwise transfer. The purchase price is either $21.60 per share or the price at which CAC proposes to sell or otherwise transfer the shares, at the election of the Company. CAC has also assigned to the Company any dividends paid upon unvested shares (except for stock dividends) and has provided an irrevocable proxy to the Company to vote all unvested shares. Any shares that remain unvested at the end of 1998 or the time certain events occur will be forfeited to the Company. As a result of the recapitalization and after the dividend described below, the Company is a 19.8% shareholder of CAC. CAC also granted to the Company a right of first refusal to purchase additional CAC stock to maintain its 19.8% ownership if and when CAC offers additional stock, subject to certain exceptions. John O. Ryan, Chairman of the Board and Chief Executive Officer of the Company, is a director of CAC. See Note 4 of Notes to Consolidated Financial Statements.

    The Company and CAC also entered into a Technology Transfer and Royalty Agreement dated as of July 31, 1996 and amended as of November 29, 1996, pursuant to which the Company assigned to CAC all rights in certain technology and released its reversion rights in technology that the Company had previously assigned to CAC. In consideration of such assignment and release, CAC agreed to pay to the Company royalties equal to 2.0% of CAC's gross revenues (as defined in the agreement) for 12 years, beginning when CAC has operating revenues from certain sources or, at the election of the Company, at any time prior thereto.

    In August 1996, the Company distributed to its stockholders as a dividend an aggregate of 1,395,218 shares of common stock of CAC, which represented approximately 69.8% of the then outstanding voting stock of CAC. All stockholders on July 12, 1996 participated in such dividend distribution in proportion to the number of shares of the Company's Common and Series A Preferred Stock then held. At the same time, the Company also distributed to its employees as bonuses an aggregate of 208,782 shares of common stock of CAC. See "Management--Executive Compensation" and Note 4 of Notes to Consolidated Financial Statements.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by: (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each Named Officer (see "Management--Executive Compensation");
(iv) all executive officers and directors as a group; and (v) each Selling Stockholder.

                                                         BENEFICIAL                               BENEFICIAL
                                                   OWNERSHIP PRIOR TO THE                     OWNERSHIP AFTER THE
                                                         OFFERING(1)          NUMBER OF         OFFERING(1)(2)
                                                  -------------------------  SHARES BEING  -------------------------
            NAME OF BENEFICIAL OWNER                NUMBER     PERCENTAGE      OFFERED       NUMBER     PERCENTAGE
------------------------------------------------  ----------  -------------  ------------  ----------  -------------
Victor Company of Japan, Limited (3)............   2,637,043         49.6%       555,555    2,081,488         30.1%

Richard S. Matuszak (4).........................     886,121         16.6         74,686      811,435         11.9

John O. Ryan (5)................................     699,672         13.2             --      699,672         10.3

Carol Ann Draxton (6)...........................     372,722          7.0             --      372,722          5.5

William A. Krepick (7)..........................      92,168          1.7             --       92,162          1.3

Brian T. and Linda J. Prinn, Trustees (8).......      92,082          1.7         28,192       63,890            *

Angelique Elise Farrow (9)......................      66,066          1.2         32,222       33,844            *

Robert J. Lowe..................................      54,166          1.0         22,222       31,944            *

Whit T. Jackson (10)............................      41,388            *          2,500       38,888            *

Brian A. Dunn (11)..............................       5,092            *             --        5,092            *

Mark S. Belinsky (12)...........................       4,629            *             --        4,629            *

Patrice J. Capitant (13)........................          --           --             --           --           --

Twenty-three other selling stockholders as a
  group (each individually owning less than 1%
  of the Company's Common Stock) (14)...........     286,163          5.4         97,500      188,663          2.8

All executive officers and directors as a group
  (8 persons) (15)..............................   1,787,403         32.8         77,186    1,710,217         24.8

------------------------

*   Less than 1%.

 (1) Assumes conversion of all of the Company's outstanding shares of Preferred Stock into Common Stock. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of September 30, 1996 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that the Underwriters' over-allotment option to purchase up to 345,000 shares from the Company is not exercised.

 (3) These shares are held by record by Pacific Media, an indirect, wholly owned subsidiary of JVC. From June 12, 1991 until conversion of the Convertible
    Note in July 1996, Pacific Media elected two directors of the Company. The address of JVC is 12, 3-chome, Moriya-cho, Kanagawa-ku, Yokohama 221, Japan.

 (4) Includes 372,722 shares beneficially owned by Carol Ann Draxton, 66,066 shares held of record by Angelique Elise Farrow and an aggregate of 379,871 additional shares held of record by various other stockholders. The 74,686 shares being offered are offered by 13 of these stockholders, including Angelique Elise Farrow, who together hold an aggregate of 229,216 shares of Common Stock. Mr. Matuszak holds proxies to vote these shares and may be deemed to be a beneficial owner of these shares by virtue of his shared voting control. Also includes 28,085 shares held of record by Mr. Matuszak, 15,766 shares as to which Mr. Matuszak shares beneficial ownership and 23,611 shares subject to options exercisable within 60 days of September 30, 1996. Mr. Matuszak is Vice President, Special Interest Copy Protection and a director of the Company. His address is 1341 Orleans Drive, Sunnyvale, California 94089.

 (5) Represents 555,555 shares held of record by a trust of which Mr. Ryan and his wife are the trustees, 103,289 shares held of record by Mr. Ryan, 29,162 shares held by Mr. Ryan as custodian for various family members and 11,666 shares held of record by one of his daughters. Mr. Ryan is the Chairman of the Board of Directors, Chief Executive Officer and Secretary of the Company. His address is 1341 Orleans Drive, Sunnyvale, California 94089.

 (6) Includes 322,722 shares held by Ms. Draxton as Trustee of the Farrow Trust U/T/D December 18, 1990. The address of Ms. Farrow is P.O. Box 789, Geyserville, California 95441. These shares are included in the number of shares beneficially owned by Richard S. Matuszak. See footnote (4).

 (7) Includes 2,777 shares held of record by Mr. Krepick's son. Also includes 62,962 shares subject to options exercisable within 60 days of September 30, 1996. Mr. Krepick is President, Chief Operating Officer and a director of the Company.

 (8) Includes 80,972 shares held by Brian T. and Linda J. Prinn as Trustees of the Prinn Family Trust, of which 25,416 shares are being offered. Also includes 5,555 shares held by each of the Erin M. Prinn Trust and the Ian T. Prinn Trust, of which each such trust is offering 1,388 shares.

 (9) These shares are included in the number of shares beneficially owned by Richard S. Matuszak. See footnote (4).

(10) Total shares beneficially owned prior to the offering includes 40,555 shares subject to options exercisable within 60 days of September 30, 1996. Total shares beneficially owned after the offering represents shares subject to options exercisable within 60 days of September 30, 1996. Mr. Jackson is Vice President, Video Encryption Technologies of the Company.

(11) Represents shares subject to options exercisable within 60 days of September 30, 1996. Mr. Dunn is Vice President, CineGuard Business Development of the Company.

(12) Represents shares subject to options exercisable within 60 days of September 30, 1996. Mr. Belinsky is Vice President, Worldwide Theatrical and Pay-Per-View Copy Protection of the Company.

(13) Mr. Capitant is Vice President, Engineering of the Company.

(14) Includes 23,704 shares subject to options exercisable within 60 days of September 30, 1996.

(15) Represents the shares referenced in footnotes (4), (5), (7) and (10) through (12) and 58,333 additional outstanding shares.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.001 par value, 6,767,748 of which will be outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value, none of which will be outstanding. As of September 30, 1996, and assuming the conversion of each outstanding share of Preferred Stock into Common Stock, there were outstanding 5,317,748 shares of Common Stock held of record by approximately 130 stockholders, and options to purchase 709,756 shares of Common Stock. See Note 5 of Notes to Consolidated Financial Statements.

COMMON STOCK

    Subject to preferences that may apply to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized by the Company's Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, all outstanding shares of Preferred Stock (the "Convertible Preferred"), will be converted into shares of Common Stock. See Note 5 of Notes to Consolidated Financial Statements for a description of the Convertible Preferred. The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock; however, in the future the Company plans to consider the adoption of a stockholder rights plan in order to protect the Company's stockholders from coercive or abusive takeover tactics and to afford the Company's Board more negotiating leverage in dealing with potential acquirors.

CHANGE OF CONTROL PROVISIONS

    Effective upon the closing of this offering, the Company's Certificate of Incorporation contains a provision eliminating the ability of the Company's stockholders to take action by written consent. This provision is designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal, to maintain independent ownership and control of the Company's copy protection technologies and to render the use of stockholder written consent unavailable as a tactic in a proxy fight. However, such provision could have the effect of discouraging others from making tender offers for the Company's shares, thereby inhibiting increases in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provision also may have the effect of preventing changes in the management of the Company. Furthermore, the Company's Bylaws limit the ability of stockholders of the Company to raise matters at a meeting of stockholders without giving advance notice thereof.

DELAWARE ANTI-TAKEOVER LAW

    Upon the closing of this offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law.

REGISTRATION RIGHTS

    Beginning six months after this offering, the holders of approximately 2,275,932 shares of Common Stock (the "Registrable Securities") will have certain rights to register those shares under the Securities Act. If requested by the holders of more than 40% of such Registrable Securities with an aggregate proposed offering price of at least $10,000,000, the Company must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by all holders of such Registrable Securities. This right expires in June 2001. With respect to 194,444 of the Registrable Securities, the Company must file a registration statement under the Securities Act covering such Registrable Securities, but not covering any other Registrable Securities. This right expires in August 1998. The Company may not be required to effect more than one such registration pursuant to these demand registration rights. The expenses incurred in connection with such registrations (other than underwriters' or brokers' discounts and commissions) will be borne by the Company and the holders of Registrable Securities pro rata.

    In addition, if the Company proposes to register any of its securities under the Securities Act, other than in connection with a Company employee benefit plan or a corporate reorganization, the holders of Registrable Securities may require the Company to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by the Company. These registration rights expire five years after the Effective Date.

    Further, holders of Registrable Securities may require the Company to register all or any portion of their Registrable Securities on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company may be required to effect up to one such registration per year. All expenses incurred in connection with such registrations (other than underwriters' or brokers' discounts and commissions) will be borne by the Company. These registration rights expire five years after the Effective Date.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Company's Common Stock is Boston EquiServe Limited Partnership.

LISTING

    The Company has applied to list its Common Stock on the Nasdaq National Market under the trading symbol "MVSN."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the Common Stock of the Company. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

    Upon completion of this offering, the Company will have outstanding approximately 6,767,748 shares of Common Stock. Of these shares, the 2,300,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 4,467,748 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. The Company's executive officers, directors and principal stockholders and certain other of the Company's stockholders, who following the offering together will hold an aggregate of approximately 4,225,364 shares of the Company's Common Stock, have entered into lock-up agreements providing that they will not, without the prior written consent of Montgomery Securities, offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of Common Stock owned by them or that could be purchased by them through the exercise of options to purchase Common Stock of the Company until 180 days after the date of this Prospectus, or such earlier date as may be agreed to by Montgomery Securities in its sole discretion.

    As a result of the foregoing lock-up agreements and securities law restrictions, 161,239 shares of the Company's Common Stock will be eligible for resale without restriction on the Effective Date pursuant to Rule 144(k), approximately 177 shares of the Company's Common Stock will be eligible for resale pursuant to Rule 701 beginning 90 days after the Effective Date and approximately 4,225,364 shares of the Company's Common Stock will be eligible for resale, pursuant to either Rule 701 or Rule 144, beginning 180 days after the Effective Date. The remaining 194,444 shares will become eligible for resale starting in 1998 when the holding period required by Rule 144 is met.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 67,700 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with the holding period requirements of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Each holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

    Shortly after this offering, the Company intends to file a registration statement under the Securities Act covering shares of Common Stock subject to outstanding options under the Company's Option Plan or reserved for issuance under the Equity Incentive Plan, Directors Plan or Purchase Plan. Based upon the number of shares subject to outstanding options or reserved for issuance at September 30, 1996 under all such plans, such registration statement would cover approximately 1,301,224 shares. This registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market immediately.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), represented by Montgomery Securities, Hambrecht & Quist LLC and Cowen & Company (the "Representatives"), have severally agreed, subject to the terms and conditions in the Underwriting Agreement (the "Underwriting Agreement") by and among the Company, the Selling Stockholders and the Underwriters, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all the shares of Common Stock, if they purchase any.

                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
Montgomery Securities............................................................
Hambrecht & Quist LLC............................................................
Cowen & Company..................................................................

                                                                                   ----------
  Total..........................................................................   2,300,000
                                                                                   ----------
                                                                                   ----------

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters initially propose to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than
$        per share; and the Underwriters may allow, and such dealers may
reallow, a concession of not more than $        per share to certain other
dealers. After the offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 345,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,300,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

    The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters and their controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    The holders of an aggregate of 4,225,364 of the outstanding shares of Common Stock of the Company have agreed, subject to certain limited exceptions, that they will not, without the prior written consent of Montgomery Securities (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell, make any short sale (including without limitation any "short vs. the box"), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock, currently owned or hereafter acquired (excluding any shares of Common Stock purchased on the open market), either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such party, or publicly announce such party's intention to do any of the foregoing, for a period of 180 days after the date of this Prospectus. The Company has agreed in the Underwriting Agreement that, during the period of 180 days after the date of this Prospectus, without the prior written consent of either Montgomery Securities or each of the Representatives (which consent may be withheld at the sole discretion of Montgomery Securities or the Representatives, as the case may
be), it will not issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities or any other securities convertible into or exchangeable with the Company's Common Stock or other equity security, subject to certain limited exceptions. See "Shares Eligible for Future Sale."

    The Representatives have advised the Company that the Underwriters will not confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    Prior to the offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors expected to be considered in such negotiations are the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stocks of comparable companies in recent periods and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1995 and September 30, 1996 and for the year ended December 31, 1995 and for the nine months ended September 30, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of the Company as of December 31, 1994 and for each of the two years in the period ended December 31, 1994, have been included herein in reliance upon the report of Ernst & Young LLP, independent auditors, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                         CHANGE IN INDEPENDENT AUDITORS

    At a meeting on November 3, 1995, the Board approved the retention of KPMG Peat Marwick LLP as the independent auditors for the Company after the Company's former auditors, Ernst & Young LLP, chose not to stand for reappointment. The former auditors' report with respect to the Company's consolidated financial statements at December 31, 1994 and for each of the two years then ended, which report is included in this Prospectus, does not contain an adverse opinion or a disclaimer of an opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During such period and extending to the date the former auditors chose not to stand for reappointment, there were no disagreements with the former auditors on any matters of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the former auditors, would have been referred to in the auditors' report. Prior to retaining KPMG Peat Marwick LLP, the Company had not consulted with KPMG Peat Marwick LLP regarding the application of accounting principles or the form of audit opinion to be issued on the Company's financial statements.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
           DECEMBER 31, 1993, 1994, AND 1995, AND SEPTEMBER 30, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Independent Auditors' Reports.............................................  F-2

Audited Consolidated Financial Statements:

  Consolidated Balance Sheets.............................................  F-4

  Consolidated Statements of Operations...................................  F-5

  Consolidated Statements of Stockholders' Equity.........................  F-6

  Consolidated Statements of Cash Flows...................................  F-7

  Notes to Consolidated Financial Statements..............................  F-8

    The following report is in the form that will be signed upon the completion of the reincorporation of the Company in Delaware and the related exchange of common and preferred shares as described in Note 10 of Notes to Consolidated Financial Statements.

                                          KPMG Peat Marwick LLP

January 7, 1997

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Macrovision Corporation and Subsidiaries:

    We have audited the accompanying consolidated balance sheets of Macrovision Corporation and subsidiaries (the Company) as of December 31, 1995 and September 30, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995, and for the nine months ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the 1995 and 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Macrovision Corporation and subsidiaries as of December 31, 1995 and September 30, 1996, and the results of their operations and their cash flows for the year ended December 31, 1995, and for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

San Jose, California
November 1, 1996, except as to Note 10,
  which is as of December 3, 1996

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
The Board of Directors and Stockholders
Macrovision Corporation

    We have audited the accompanying consolidated balance sheet of Macrovision Corporation as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Macrovision Corporation at December 31, 1994 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Palo Alto, California
March 7, 1995

--------------------------------------------------------------------------------

    The foregoing report is in the form that will be signed upon the completion of the reincorporation of the Company in Delaware and the related exchange of common and preferred shares as described in Note 10 of Notes to Consolidated Financial Statements.

                                          /s/  Ernst & Young LLP

January 7, 1997

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                     ASSETS

                                                                                               SEPTEMBER 30, 1996
                                                                       DECEMBER 31,      ------------------------------
                                                                   --------------------                  PRO FORMA
                                                                     1994       1995      ACTUAL       STOCKHOLDERS'
                                                                   ---------  ---------  ---------        EQUITY
                                                                                                    -------------------
                                                                                                        (UNAUDITED)
Current assets:
  Cash and cash equivalents......................................  $   2,051  $   2,286  $   2,064
  Short-term investments.........................................      1,800      1,200         --
  Accounts receivable, net of allowance for doubtful accounts of
    $269, $280, and $304 as of December 31, 1994 and 1995, and
    September 30, 1996, respectively.............................      2,059      2,568      2,866
  Receivable from related party..................................         --         --        295
  Inventories....................................................        660        826        654
  Deferred tax assets............................................        624        491      1,474
  Prepaid expenses and other current assets......................        168        141        442
  Net assets of discontinued operations..........................         --        524         --
                                                                   ---------  ---------  ---------
      Total current assets.......................................      7,362      8,036      7,795
Property and equipment, net......................................        925      1,833      2,094
Patents and other intangibles, net of accumulated amortization of
  $141, $209, and $256 as of December 31, 1994 and 1995, and
  September 30, 1996, respectively...............................        893      1,010      1,259
Other assets.....................................................         60         92        510
                                                                   ---------  ---------  ---------
                                                                   $   9,240  $  10,971  $  11,658
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................  $     510  $     638  $     910
  Accrued expenses...............................................      2,169      2,346      2,224
  Deferred revenue...............................................        459        428      1,365
  Income taxes payable...........................................        364        606        901
  Current portion of capital lease liability.....................         --         --        104
  Current portion of long-term debt..............................         --        142         --
                                                                   ---------  ---------  ---------
      Total current liabilities..................................      3,502      4,160      5,504
Capital lease liability, net of current portion..................         --         --        322
Long-term debt...................................................         --        554         --
Convertible note.................................................      3,038      3,038         --
Deferred tax liabilities.........................................        312        373        728
                                                                   ---------  ---------  ---------
                                                                       6,852      8,125      6,554
Commitments and contingencies
Stockholders' equity:
  Preferred stock, actual--$.001 par value, 5,000,000 shares authorized; issuable in series; 1,376,432 shares designated
    Series A convertible preferred stock; 833,333 shares issued and outstanding as of December 31, 1994 and 1995; 1,376,432 issued and outstanding as of September 30, 1996; pro
    forma--no shares issued and outstanding......................          1          1          1       $      --
  Common stock, actual--$.001 par value; 50,000,000 shares
    authorized; 3,620,179, 3,632,719, and 3,941,316 shares issued and outstanding as of December 31, 1994 and 1995, and
    September 30, 1996, respectively; pro forma--5,317,748 shares
    issued and outstanding.......................................          4          4          4               5
  Additional paid-in capital.....................................      5,035      5,058      9,501           9,501
  Stockholder notes receivable...................................         --         --       (174)           (174)
  Deferred stock compensation....................................         --         --       (333)           (333)
  Accumulated deficit............................................     (2,580)    (2,099)    (3,757)         (3,757)
  Accumulated translation adjustment.............................        (72)      (118)      (138)           (138)
                                                                   ---------  ---------  ---------         -------
      Total stockholders' equity.................................      2,388      2,846      5,104       $   5,104
                                                                   ---------  ---------  ---------
                                                                                                           -------
                                                                                                           -------
                                                                   $   9,240  $  10,971  $  11,658
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                   YEARS ENDED                NINE MONTHS ENDED
                                                                  DECEMBER 31,                  SEPTEMBER 30,
                                                        ---------------------------------  ------------------------
                                                          1993       1994        1995                      1996
                                                        ---------  ---------  -----------     1995      -----------
                                                                                           -----------
                                                                                           (UNAUDITED)
Net revenues..........................................  $   9,549  $  13,330   $  14,189    $   9,991    $  11,699

Costs and expenses:
  Cost of revenues....................................      1,578      2,067       2,457        1,871        1,826
  Research and development............................      1,639      2,355       2,161        1,537        1,916
  Selling, general, and administrative................      4,761      6,104       7,388        5,344        6,308
                                                        ---------  ---------  -----------  -----------  -----------
      Total costs and expenses........................      7,978     10,526      12,006        8,752       10,050
                                                        ---------  ---------  -----------  -----------  -----------
Operating income from continuing
  operations..........................................      1,571      2,804       2,183        1,239        1,649
Interest and other expense, net.......................       (462)      (417)       (433)        (299)        (241)
                                                        ---------  ---------  -----------  -----------  -----------
      Income from continuing operations before income
        taxes.........................................      1,109      2,387       1,750          940        1,408
Provision for income taxes............................        444        886         694          373          585
                                                        ---------  ---------  -----------  -----------  -----------
      Net income from continuing
        operations....................................        665      1,501       1,056          567          823

Discontinued operations:
  Loss from operations of CAC business, net of income
    tax benefit of $80 and $204 as of December 31,
    1995, and September 30, 1996, respectively........         --         --        (125)          --         (663)
  Provision for operating losses during holding
    period, net of income tax benefit of $45 as of
    September 30, 1996................................         --         --          --           --         (164)
                                                        ---------  ---------  -----------  -----------  -----------
      Net income (loss)...............................  $     665  $   1,501   $     931    $     567    $      (4)
                                                        ---------  ---------  -----------  -----------  -----------
                                                        ---------  ---------  -----------  -----------  -----------
Computation of earnings (loss) per share:
  Net income from continuing operations...............                         $   1,056                 $     823
  Preferred stock dividends...........................                              (450)                     (401)
                                                                              -----------               -----------
  Adjusted net income from continuing operations......                               606                       422
  Discontinued operations.............................                              (125)                     (827)
                                                                              -----------               -----------
  Earnings (loss) applicable to common stock..........                         $     481                 $    (405)
                                                                              -----------               -----------
                                                                              -----------               -----------
Earnings (loss) per share:
  Continuing operations...............................                         $     .15                 $     .10
  Discontinued operations.............................                              (.03)                     (.19)
                                                                              -----------               -----------
      Net income (loss)...............................                         $     .12                 $    (.09)
                                                                              -----------               -----------
                                                                              -----------               -----------
Shares used in computing earnings (loss) per share....                         4,162,000                  4,388,000
                                                                              -----------               -----------
                                                                              -----------               -----------

          See accompanying notes to consolidated financial statements.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        PREFERRED STOCK           COMMON STOCK       ADDITIONAL    STOCKHOLDER
                                                     ----------------------  ----------------------    PAID-IN        NOTES
                                                      SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL     RECEIVABLE
                                                     ---------  -----------  ---------  -----------  -----------  -------------
Balances as of December 31, 1992...................    833,333   $       1   3,616,669   $       4    $   5,028     $      --
  Issuance of common stock upon exercise of
    options........................................         --          --       3,444          --            7            --
  Cash dividends of $.22 per share paid on
    2,359,502 shares of common stock...............         --          --          --          --           --            --
  Cash dividends of $.54 per share paid on
    preferred stock................................         --          --          --          --           --            --
  Translation adjustment...........................         --          --          --          --           --            --
  Net income.......................................         --          --          --          --           --            --
                                                     ---------       -----   ---------       -----   -----------        -----
Balances as of December 31, 1993...................    833,333           1   3,620,113           4        5,035            --
  Issuance of common stock upon exercise of
    options........................................         --          --          66          --           --            --
  Cash dividends of $.22 per share paid on
    2,359,568 shares of common stock...............         --          --          --          --           --            --
  Cash dividends of $.54 per share paid on
    preferred stock................................         --          --          --          --           --            --
  Translation adjustment...........................         --          --          --          --           --            --
  Net income.......................................         --          --          --          --           --            --
                                                     ---------       -----   ---------       -----   -----------        -----
Balances as of December 31, 1994...................    833,333           1   3,620,179           4        5,035            --
  Issuance of common stock upon exercise of
    options........................................         --          --      12,540          --           23            --
  Cash dividends of $.54 per share paid on
    preferred stock................................         --          --          --          --           --            --
  Translation adjustment...........................         --          --          --          --           --            --
  Net income.......................................         --          --          --          --           --            --
                                                     ---------       -----   ---------       -----   -----------        -----
Balances as of December 31, 1995...................    833,333           1   3,632,719           4        5,058            --
  Issuance of common stock upon exercise of
    options........................................         --          --      55,820          --          142           (17)
  Issuance of common stock in exchange for
    stockholder note receivable....................         --          --      58,333          --          157          (157)
  Issuance of common stock in connection with
    recapitalization of Command Audio
    Corporation....................................         --          --     194,444          --          875            --
  Conversion of note into 543,099 shares of Series
    A preferred stock..............................    543,099          --          --          --        3,038            --
  Cash dividends of $.405 per share paid or
    declared on 833,333 shares of preferred stock
    and $.117 per share declared on 543,099 shares
    of preferred stock.............................         --          --          --          --           --            --
  Deferred stock compensation related to stock
    option grants..................................         --          --          --          --          231            --
  Amortization of deferred stock compensation......         --          --          --          --           --            --
  Spin-off of Command Audio Corporation, including
    deferred stock compensation....................         --          --          --          --           --            --
  Translation adjustment...........................         --          --          --          --           --            --
  Net loss.........................................         --          --          --          --           --            --
                                                     ---------       -----   ---------       -----   -----------        -----
Balances as of September 30, 1996..................  1,376,432   $       1   3,941,316   $       4    $   9,501     $    (174)
                                                     ---------       -----   ---------       -----   -----------        -----
                                                     ---------       -----   ---------       -----   -----------        -----

                                                                                       ACCUMULATED        TOTAL
                                                     DEFERRED STOCK    ACCUMULATED     TRANSLATION    STOCKHOLDERS'
                                                      COMPENSATION       DEFICIT       ADJUSTMENT        EQUITY
                                                     ---------------  -------------  ---------------  -------------
Balances as of December 31, 1992...................     $      --       $  (2,817)      $     (53)      $   2,163
  Issuance of common stock upon exercise of
    options........................................            --              --              --               7
  Cash dividends of $.22 per share paid on
    2,359,502 shares of common stock...............            --            (510)             --            (510)
  Cash dividends of $.54 per share paid on
    preferred stock................................            --            (450)             --            (450)
  Translation adjustment...........................            --              --              (9)             (9)
  Net income.......................................            --             665              --             665
                                                            -----     -------------         -----     -------------
Balances as of December 31, 1993...................            --          (3,112)            (62)          1,866
  Issuance of common stock upon exercise of
    options........................................            --              --              --              --
  Cash dividends of $.22 per share paid on
    2,359,568 shares of common stock...............            --            (519)             --            (519)
  Cash dividends of $.54 per share paid on
    preferred stock................................            --            (450)             --            (450)
  Translation adjustment...........................            --              --             (10)            (10)
  Net income.......................................            --           1,501              --           1,501
                                                            -----     -------------         -----     -------------
Balances as of December 31, 1994...................            --          (2,580)            (72)          2,388
  Issuance of common stock upon exercise of
    options........................................            --              --              --              23
  Cash dividends of $.54 per share paid on
    preferred stock................................            --            (450)             --            (450)
  Translation adjustment...........................            --              --             (46)            (46)
  Net income.......................................            --             931              --             931
                                                            -----     -------------         -----     -------------
Balances as of December 31, 1995...................            --          (2,099)           (118)          2,846
  Issuance of common stock upon exercise of
    options........................................            --              --              --             125
  Issuance of common stock in exchange for
    stockholder note receivable....................            --              --              --              --
  Issuance of common stock in connection with
    recapitalization of Command Audio
    Corporation....................................            --              --              --             875
  Conversion of note into 543,099 shares of Series
    A preferred stock..............................            --              --              --           3,038
  Cash dividends of $.405 per share paid or
    declared on 833,333 shares of preferred stock
    and $.117 per share declared on 543,099 shares
    of preferred stock.............................            --            (401)             --            (401)
  Deferred stock compensation related to stock
    option grants..................................          (231)             --              --              --
  Amortization of deferred stock compensation......            87              --              --              87
  Spin-off of Command Audio Corporation, including
    deferred stock compensation....................          (189)         (1,253)             --          (1,442)
  Translation adjustment...........................            --              --             (20)            (20)
  Net loss.........................................            --              (4)             --              (4)
                                                            -----     -------------         -----     -------------
Balances as of September 30, 1996..................     $    (333)      $  (3,757)      $    (138)      $   5,104
                                                            -----     -------------         -----     -------------
                                                            -----     -------------         -----     -------------

          See accompanying notes to consolidated financial statements.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                  YEARS ENDED               NINE MONTHS ENDED
                                                                                 DECEMBER 31,                 SEPTEMBER 30,
                                                                        -------------------------------  -----------------------
                                                                          1993       1994       1995                     1996
                                                                        ---------  ---------  ---------      1995      ---------
                                                                                                         ------------
                                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................................  $     665  $   1,501  $     931   $      567   $      (4)
  Adjustments to reconcile net income (loss) to net cash provided by continuing operations:
    Depreciation and amortization.....................................        430        549        572          400         650
    Deferred income taxes.............................................          6       (300)       194           --        (628)
    Amortization of deferred stock compensation.......................         --         --         --           --          87
    Discontinued operations...........................................         --         --        125           --         827
    Changes in operating assets and liabilities:
      Accounts receivable, inventories, and other current assets......        (62)    (1,077)      (648)        (544)       (427)
      Accounts payable, accrued liabilities, deferred revenue, and
        income taxes payable..........................................        533      1,610        516          413       1,206
      Other...........................................................        (27)        16        (46)         (30)        (20)
                                                                        ---------  ---------  ---------  ------------  ---------
        Net cash provided by continuing operations....................      1,545      2,299      1,644          806       1,691
        Net cash used in discontinued operations......................         --         --       (649)          --      (1,227)
                                                                        ---------  ---------  ---------  ------------  ---------
        Net cash provided by operating activities.....................      1,545      2,299        995          806         464
                                                                        ---------  ---------  ---------  ------------  ---------
Cash flows from investing activities:
  Purchases of short-term investments.................................         --     (1,800)        --           --          --
  Sales of short-term investments.....................................         --        300        600          600       1,200
  Acquisition of property and equipment...............................       (458)      (634)    (1,412)      (1,195)       (346)
  Payments for patents and other intangibles..........................       (170)      (207)      (185)        (145)       (296)
  Receivable from related party.......................................         --         --         --           --        (295)
  Other, net..........................................................         38        (31)       (32)         (61)        (61)
                                                                        ---------  ---------  ---------  ------------  ---------
        Net cash (used in) provided by investing activities...........       (590)    (2,372)    (1,029)        (801)        202
                                                                        ---------  ---------  ---------  ------------  ---------
Cash flows from financing activities:
  Payments on capital lease obligations...............................        (33)        (4)        --           --         (92)
  Proceeds from long-term debt........................................         --         --        708          708          --
  Payments on long-term debt..........................................         --         --        (12)          --        (696)
  Proceeds from issuance of common stock..............................          7         --         23           --         125
  Cash dividends......................................................       (960)      (969)      (450)        (337)       (225)
                                                                        ---------  ---------  ---------  ------------  ---------
        Net cash (used in) provided by financing activities...........       (986)      (973)       269          371        (888)
                                                                        ---------  ---------  ---------  ------------  ---------
Net (decrease) increase in cash and cash equivalents..................        (31)    (1,046)       235          376        (222)
Cash and cash equivalents at beginning of year/period.................      3,128      3,097      2,051        2,051       2,286
                                                                        ---------  ---------  ---------  ------------  ---------
Cash and cash equivalents at end of year/period.......................  $   3,097  $   2,051  $   2,286   $    2,427   $   2,064
                                                                        ---------  ---------  ---------  ------------  ---------
                                                                        ---------  ---------  ---------  ------------  ---------
Supplemental disclosures of cash flow information:
  Cash paid during the year/period:
    Interest..........................................................  $     510  $     508  $     536   $      377   $     291
                                                                        ---------  ---------  ---------  ------------  ---------
                                                                        ---------  ---------  ---------  ------------  ---------
    Income taxes......................................................  $     285  $   1,074  $     155   $       55   $     378
                                                                        ---------  ---------  ---------  ------------  ---------
                                                                        ---------  ---------  ---------  ------------  ---------

          See accompanying notes to consolidated financial statements.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    Macrovision Corporation (the Company), which was formed in 1983, designs, develops, and markets video security technologies and products that provide copy protection and video scrambling for motion pictures and other proprietary video materials. The Company is headquartered in Sunnyvale, California and has subsidiaries in the United Kingdom and Japan.

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

    CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks, money market funds and mutual funds. All other liquid investments are classified as short-term investments. Short-term investments consisted of auction rate preferred stock and municipal debt.

    Management determines the appropriate classification of investment securities at the time of purchase and reevaluates such designation as of each balance sheet date. As of December 31, 1994 and 1995 and as of September 30, 1996, all investment securities were designated as "available-for-sale." Available-for-sale securities are carried at fair value based on quoted market prices, with unrealized gains and losses, if material, reported in stockholders' equity.

    Realized gains and losses and declines in value judged to be other-than-temporary for available-for-sale securities are included in the consolidated statements of operations. There have been no such inclusions through September 30, 1996. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

    The following is a summary of available-for-sale securities (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------  SEPTEMBER 30,
                                                               1994       1995         1996
                                                             ---------  ---------  -------------
Cash equivalents:
  Money market funds.......................................  $   1,385  $   1,595    $   1,132
  Mutual funds.............................................        306         --           --
                                                             ---------  ---------       ------
                                                                 1,691      1,595        1,132
                                                             ---------  ---------       ------
Short-term investments:
  Auction rate preferred stock.............................      1,500        900           --
  Municipal debt...........................................        300        300           --
                                                             ---------  ---------       ------
                                                                 1,800      1,200           --
                                                             ---------  ---------       ------
                                                             $   3,491  $   2,795    $   1,132
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Through September 30, 1996, the difference between the fair value and the amortized cost of available-for-sale securities was insignificant; therefore, no unrealized gains or losses have been recorded in stockholders' equity. As of September 30, 1996, the average portfolio duration and contractual maturity was less than three months.

    INVENTORIES

    Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment, including significant improvements, are carried on the balance sheet at cost. The Company computes depreciation for all property and equipment using the straight-line method. The estimated useful lives of assets range from three to five years. Amortization of equipment recorded under capital leases is computed over the shorter of the lease term or the estimated useful life of the equipment.

    PATENTS

    Patent application costs of $989,000, $1,287,000, and $1,462,000 as of December 31, 1994 and 1995, and September 30, 1996, respectively, are included in patents and other intangibles and, upon the granting of the related patent, are amortized using the straight-line method over the shorter of the estimated useful life of the patent or 17 years.

    IMPAIRMENT OF LONG-LIVED ASSETS

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires the Company to review the recoverability of the carrying amount of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable.

    In the event that facts and circumstances indicate that the carrying amount of patents or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to fair value is required. Fair value may be determined by reference to discounted future cash flows over the remaining useful life of the related asset. Such an adoption did not have a material effect on the Company's consolidated financial position or results of operations.

    REVENUE RECOGNITION

    Advanced license fees attributable to minimum copy quantities are deferred until earned. Revenue from the duplication of videocassettes is earned based upon reported volume of duplication or, in the case of agreements with minimum guaranteed payments with no specified volume, on a straight-line basis over the life of the agreement. Nonrefundable license fees received from licensed duplicators are recognized upon the delivery of processors allowing duplicators the ability to apply the Company's video copy protection process. Technology licensing revenue, which applies principally to digital pay-per-view (PPV),

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) cable and satellite system operators, and set-top decoder manufacturers, is recognized upon release of the rights to the technology and performance of all significant obligations. Royalty revenue associated with technology licenses, which has been insignificant to date, is recognized when earned based upon reported unit sales, transaction based fees, or box office receipts.

    Revenues from the sales of encoders, decoders, and systems incorporating the Company's video copy protection and scrambling technologies are recognized upon shipment provided that the Company has no additional performance obligations.

    COST OF REVENUES

    The Company has agreements with certain licensed duplicators utilized by customers of the Company's video copy protection technology. The Company has agreed to pay these duplicators a specified fee per unit duplicated utilizing the Company's video copy protection technology. Such amounts are charged to cost of revenues when incurred and were $582,000, $618,000, $583,000, $399,000, and
$428,000 as of December 31, 1993, 1994, and 1995, and September 30, 1995 and
1996, respectively.

    Video copy protection technology has stimulated the development of "black boxes" to defeat the video copy protection process. The Company owns patents that it believes are infringed by these "black box" manufacturers. The Company has successfully settled legal actions against a number of companies that produced and distributed "black boxes." These companies have agreed to cease and desist from manufacturing, distributing, and/or selling the infringing products. The legal costs associated with protecting these patents amounted to $191,000, $83,000, $78,000, $69,000, and $20,000 as of December 31, 1993, 1994, and 1995,
and September 30, 1995 and 1996, respectively, and are included in cost of revenues as incurred. Cost of revenues also includes amortization of patents.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The functional currency for the Company's foreign subsidiaries is the applicable local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenues and expense accounts using a weighted average exchange rate for the respective periods. The gains or losses resulting from such translation are included in stockholders' equity.

    Gains or losses resulting from foreign currency transactions included in the consolidated statements of operations were not material in any of the periods presented.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    BUSINESS AND CONCENTRATION OF CREDIT RISK

    The Company sells its video scrambling products and licenses its video copy protection and video scrambling technologies to customers in the home videocassette, pay-per-view, cable, satellite, and corporate communication markets primarily in United States, Europe, Japan, and the Far East. Most of the Company's business is attributed to the licensing of its video copy protection technology through Motion Picture Association of America movie studios. The Company also licenses its digital PPV video copy protection technologies to satellite and cable television operators and to the equipment manufacturers that supply the satellite and cable television industries. The Company's video scrambling technology is licensed to manufacturers of analog cable Pay TV set-top decoders in developing cable television markets. The Company sells encoders and decoders that incorporate the scrambling technology to private analog satellite networks for business communications, education, and special interest entertainment. The Company also sells specialized video scrambling systems in the government, military, and law enforcement markets.

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents primarily in money market funds.

    The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. Revenues to two significant customers, those representing approximately 10% or more of total revenues for the respective periods, aggregated 35% for the year ended December 31, 1993. Revenues to three significant customers aggregated 45%, 44%, 40%, and 36% for the years ended December 31, 1994 and 1995, and for the nine months ended September 30, 1995 and 1996, respectively. At September 30, 1996, receivables from these customers aggregated 16% of net accounts receivable.

    NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed using net income and is based on the weighted average number of outstanding shares of common stock and, when dilutive, convertible preferred stock and convertible debt on an "as if converted" basis, and common equivalent shares from stock options and warrants outstanding using the treasury stock method. Pursuant to the rules of the Securities and Exchange Commission (SEC), all common and common equivalent shares issued within 12 months of the initial filing of the registration statement have been included in the computation as if they were outstanding for all periods presented using the treasury stock method and the anticipated initial public offering (IPO) price of $11.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(1) THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited financial statements for the nine months ended September 30, 1995, have been prepared on substantially the same basis as the audited financial statements, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995, and requires that the Company either recognize in its consolidated financial statements costs related to its employee stock-based compensation plans, such as stock option and stock purchase plans, or make pro forma disclosures of such costs in a footnote to the consolidated financial statements. The Company has elected to continue to use the intrinsic value-based method of Accounting Principles Board (APB) Opinion No. 25, as allowed under SFAS No. 123, to account for all of its employee stock-based compensation plans. The adoption of SFAS No. 123 did not have a material effect on the Company's consolidated financial position or results of operations.

(2) FINANCIAL STATEMENT DETAILS

    INVENTORIES

    Inventories consisted of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------   SEPTEMBER 30,
                                                                   1994       1995          1996
                                                                 ---------  ---------  ---------------
Raw materials..................................................  $     199  $     238     $     310
Work in progress...............................................        179        344           166
Finished goods.................................................        282        244           178
                                                                 ---------  ---------         -----
                                                                 $     660  $     826     $     654
                                                                 ---------  ---------         -----
                                                                 ---------  ---------         -----

    PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------  SEPTEMBER 30,
                                                               1994       1995         1996
                                                             ---------  ---------  -------------
Machinery and equipment....................................  $   1,546  $   2,106    $   2,925
Leasehold improvements.....................................         57        892          913
Furniture and fixtures.....................................        310        327          351
                                                             ---------  ---------       ------
                                                                 1,913      3,325        4,189
Less accumulated depreciation and amortization.............        988      1,492        2,095
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------
                                                             $     925  $   1,833    $   2,094
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(2) FINANCIAL STATEMENT DETAILS (CONTINUED)
    Equipment recorded under capital leases aggregated $518,000 with related accumulated amortization of $154,000 as of September 30, 1996.

    ACCRUED EXPENSES

    Accrued expenses consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------  SEPTEMBER 30,
                                                               1994       1995         1996
                                                             ---------  ---------  -------------
Accrued compensation.......................................  $     613  $     590    $     755
Accrued lease commitments..................................        283         74           55
Interest payable...........................................        128        128           --
Accrued property and sales taxes...........................         92        113          152
Accrued professional fees..................................         74        265          211
Accrued rebates............................................        476        524          298
Dividend payable...........................................         --         --          176
Other accrued liabilities..................................        503        652          577
                                                             ---------  ---------       ------
                                                             $   2,169  $   2,346    $   2,224
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    INTEREST AND OTHER EXPENSE, NET

    Interest and other expense, net, consisted of the following (in thousands):

                                                                                    NINE MONTHS ENDED
                                                            YEARS ENDED
                                                           DECEMBER 31,               SEPTEMBER 30,
                                                  -------------------------------  --------------------
                                                    1993       1994       1995       1995       1996
                                                  ---------  ---------  ---------  ---------  ---------
Interest income.................................  $      89  $      86  $     135  $     100  $      53
Interest expense................................       (551)      (503)      (536)      (377)      (281)
Other...........................................         --         --        (32)       (22)       (13)
                                                  ---------  ---------  ---------  ---------  ---------
                                                  $    (462) $    (417) $    (433) $    (299) $    (241)
                                                  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(2) FINANCIAL STATEMENT DETAILS (CONTINUED)
    SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental cash flow information related to noncash investing and financing activities is as follows (in thousands):

                                                        YEARS ENDED             NINE MONTHS ENDED
                                                       DECEMBER 31,               SEPTEMBER 30,
                                              -------------------------------  --------------------
                                                1993       1994       1995       1995       1996
                                              ---------  ---------  ---------  ---------  ---------
Acquisition of equipment under capital
  lease.....................................  $      --  $      --  $      --  $      --  $     518
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Issuance of common stock in exchange for
  stockholder notes receivable..............  $      --  $      --  $      --  $      --  $     174
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Conversion of convertible note into
  preferred stock...........................  $      --  $      --  $      --  $      --  $   3,038
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Deferred stock compensation related to stock
  option grants.............................  $      --  $      --  $      --  $      --  $     231
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Issuance of common stock in connection with
  recapitalization..........................  $      --  $      --  $      --  $      --  $     875
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Pro rata stock dividend distribution in
  connection with spin-off..................  $      --  $      --  $      --  $      --  $   1,253
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Deferred stock compensation related to
  spin-off..................................  $      --  $      --  $      --  $      --  $     189
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------

(3) DEBT

    CONVERTIBLE NOTE

    The Company issued to the holder of the Series A convertible preferred stock (see Note 5) a convertible note with a principal value of $3,038,000, which bore interest at a rate of 16.38% per annum payable quarterly. The note was due in June 2001 and could have been extended for an additional 10 years upon the mutual agreement of the holder and the Company. At the option of the holder, the note was convertible into 543,099 shares of Series A convertible preferred stock, subject to adjustment based upon certain provisions of the note agreement. The note entitled the holder to voting rights equal to one vote for each share of common stock into which the note could be converted, and the note entitled the holder to representation on the Company's Board of Directors. In July 1996, the note was converted into 543,099 shares of Series A convertible preferred stock.

    TERM LOAN AND LINE OF CREDIT

    In June 1995, the Company entered into a Loan and Security Agreement that included a $1,500,000 line of credit to support the issuance of commercial and standby letters of credit and a $1,500,000 term facility, both bearing interest at the prime rate (8.5% as of December 31, 1995). The agreement contained certain financial covenants and certain restrictions on other indebtedness and payment of dividends. The Company terminated this line of credit and term facility in June 1996.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(4) DISCONTINUED OPERATIONS AND TRANSACTIONS WITH RELATED PARTIES

    DISCONTINUED OPERATIONS

    On June 28, 1996, the Company discontinued its involvement in Command Audio Corporation (CAC), a business unit formed by the Company in 1995. CAC's operations, technology, and employee base were discrete and separate from those of the Company. From its inception until separation, CAC generated no revenues and concentrated exclusively on research and development activities. In conjunction with this decision, the Company entered into a Recapitalization and Stock Purchase Agreement whereby the Company invested an additional $1,000,000 into CAC, provided 194,444 shares of the Company's common stock to CAC pursuant to a Restricted Stock Acquisition Agreement, and surrendered the Company's 500,000 shares of CAC's Series A preferred stock in exchange for 604,000 shares of CAC common stock and 396,000 shares of CAC Series B preferred stock. Additionally, the Company assigned to CAC all rights in certain technology and released its reversion rights in technology that the Company had previously assigned CAC. In consideration of such assignment and release, CAC agreed to pay to the Company royalties equal to 2% of CAC's gross revenues for 12 years, beginning when CAC has operating revenues from certain sources or, at the election of the Company, at any time prior thereto. No amounts have been paid to the Company under this arrangement.

    On July 31, 1996, the Company distributed a portion of the 1,604,000 shares of CAC common stock to the Company's stockholders on a pro rata basis as a dividend and a portion to the Company's employees as a stock bonus while retaining the 396,000 shares of CAC Series B preferred stock, representing a 19.8% interest in CAC. The CAC Common Stock that was distributed to the Company's employees resulted in the recognition of $189,000 of deferred compensation expense. This amount is being amortized over the vesting period. The net assets of CAC included in the accompanying consolidated balance sheet as of December 31, 1995, are summarized as follows (in thousands):

Assets:
  Current assets.....................................................  $     461
  Long-term assets...................................................        173
                                                                       ---------
                                                                             634
Liabilities:
  Current liabilities................................................        110
                                                                       ---------
    Net assets.......................................................  $     524
                                                                       ---------
                                                                       ---------

    Information relating to discontinued operations is as follows (in thousands):

                                                                                  NINE MONTHS
                                                                   YEAR ENDED        ENDED
                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                      1995           1996
                                                                  -------------  -------------
Costs and expenses..............................................    $    (205)     $  (1,081)
                                                                        -----    -------------
    Operating loss..............................................         (205)        (1,081)
Other income, net...............................................           --              5
                                                                        -----    -------------
    Loss before income taxes....................................         (205)        (1,076)
Income tax benefit, net.........................................           80            249
                                                                        -----    -------------
                                                                    $    (125)     $    (827)
                                                                        -----    -------------
                                                                        -----    -------------

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(4) DISCONTINUED OPERATIONS AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

    Included in income tax benefit, net for the nine months ended September 30, 1996, is a write-off of the deferred tax asset attributable to CAC of $203,000.

    CAC maintained its own set of accounts and identified expenses directly attributable to CAC's operations. Where the Company provided services to CAC and the specific identification of the related expenses was not practicable, the expenses were recorded based upon an allocation of such items. This allocation was based upon the proportional benefit received by CAC and, in management's opinion, represents a fair and reasonable estimate of expenses incurred by CAC. Amounts receivable from CAC related to such services are included in the accompanying consolidated balance sheet as of September 30, 1996, as receivable from related party.

    The Company has recorded its investment in CAC based upon its historical cost adjusted for losses incurred by CAC. The Company intends to hold this investment for the long-term and monitors the recoverability of this investment based on management's estimates of the fair value of CAC based on the achievements of milestones specified in CAC's business plan. In the future, the Company expects to evaluate the recoverability of this investment based on successive rounds of third-party financing obtained by CAC. The investment is classified in other assets in the accompanying consolidated balance sheet as of September 30, 1996. The Company is not obligated by contract to provide future funding to CAC and does not have the ability to exert significant influence over the financial and operating policies of CAC. The Company accounts for this investment by the cost method.

    TRANSACTIONS WITH RELATED PARTIES

    The Company and JVC are parties to a Technology Application Agreement dated November 29, 1988 (the Application Agreement), a Duplicator Agreement dated June 1, 1988 (the Duplicator Agreement) and an Agreement dated July 15, 1994 (the Video Agreement). Pursuant to the Application Agreement, JVC has applied the Company's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by JVC. Pursuant to the Duplicator Agreement, JVC has applied the Company's copy protection process to prerecorded videocassettes manufactured and distributed in Japan by certain of the Company's licensees. Pursuant to the Video Agreement, JVC developed a prototype of equipment to apply a copy protection process to prerecorded videocassettes, and granted the Company exclusive rights to purchase such equipment from JVC for resale and to sublicense the copy protection technology for use with the equipment. Between January 1, 1994 and September 30, 1996, JVC paid the Company approximately $171,000 and the Company paid JVC approximately $64,000 under these agreements.

    In connection with a license agreement dated September 26, 1995 between the Company, Victor Technobrain Co., Ltd. (Techno), a wholly owned subsidiary of JVC, and an unrelated party, the Company has paid Techno a development fee of $50,000 and owes an additional $50,000 to Techno.

    In July 1996, the Company entered into a Copy Protection Technology License Agreement with Matsushita, pursuant to which Matsushita and its subsidiaries are authorized to include integrated circuits incorporating the Company's copy protection technology in digital set-top decoders they manufacture. The terms and conditions of this agreement, pursuant to which Matsushita has paid the Company an initial fee of $50,000 and is obligated to pay an additional $0.60 per unit, are not more favorable to Matsushita than the terms and conditions of the Company's license agreements with 33 other digital set-top decoder manufacturers.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(4) DISCONTINUED OPERATIONS AND TRANSACTIONS WITH RELATED PARTIES (CONTINUED) See Note 10.

(5) STOCKHOLDERS' EQUITY

    SERIES A CONVERTIBLE PREFERRED STOCK

    The Company's Articles of Incorporation provide for the issuance of up to 5,000,000 shares of preferred stock, of which 1,376,432 shares have been designated as Series A. In June 1991, the Company issued to the holder of the convertible note (Note 3) 833,333 shares of Series A convertible preferred stock for gross proceeds of $4,500,000. The shares are convertible into the Company's common stock on a one-for-one basis at the option of the holder or automatically upon a qualifying IPO. Each share of Series A convertible preferred stock entitles its holder to one vote for each share of common stock into which such shares could be converted, not to exceed voting rights equivalent to 49% of the outstanding voting stock. Cumulative dividends at the rate of $.54 per share per year are payable quarterly to the holder of the Series A convertible preferred stock. The holder of the Series A convertible preferred stock is entitled to $5.40 per share in the event of any liquidation, dissolution, or winding up of the Company, plus an amount equal to all declared but unpaid dividends, prior and in preference to any distribution to the holders of common stock.

    In conjunction with the issuance of the Series A convertible preferred stock and the convertible note, the Company agreed to grant certain rights to the purchaser of such securities, which included a first right to purchase a pro rata share of any equity offering of the Company excluding shares issued for (a) an IPO and (b) an acquisition of another corporation, if such exclusions will not reduce the purchaser's pro rata ownership share of the Company below 25%,
(c) stock dividend or splits, and (d) stock compensation plans. Further, the purchaser has entered into an agreement with the holders of common stock and optionees of the Company as of June 12, 1991, giving the purchaser the right to acquire all of their shares of common stock and options at a predetermined price upon notice from the Company that it has filed a registration statement in connection with an IPO (See Note 10).

    STOCK OPTIONS

    The Company's stock option plan (the Option Plan) gives selected employees, directors, and consultants of the Company an opportunity to acquire the Company's common stock. Nonstatutory stock options and incentive stock options are exercisable at prices not less than 85% and 100%, respectively, of the fair value of the Company's common stock on the date of grant, as determined by the Company's Board of Directors. The options are generally exercisable over a 3-year vesting period and expire 5 to 10 years from

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(5) STOCKHOLDERS' EQUITY (CONTINUED)
date of grant. The Board of Directors has reserved 972,222 shares of common stock for issuance pursuant to the Option Plan. A summary of stock option activity follows:

                                                                       OPTIONS OUTSTANDING
                                                          SHARES    --------------------------
                                                        AVAILABLE   NUMBER OF       PRICE
                                                        FOR GRANT     SHARES      PER SHARE
                                                        ----------  ----------  --------------
Balances as of December 31, 1992......................     340,141     532,952   $1.80 - 4.95
Granted...............................................    (353,666)    353,666       2.70
Canceled..............................................     201,760    (201,760)  1.80 - 4.95
Exercised.............................................          --      (3,443)  1.80 - 2.25
                                                        ----------  ----------  --------------
Balances as of December 31, 1993......................     188,235     681,415   1.80 - 2.70
Granted...............................................     (44,444)     44,444       2.70
Canceled..............................................      50,832     (50,832)      2.70
Exercised.............................................          --         (66)      2.25
                                                        ----------  ----------  --------------
Balances as of December 31, 1994......................     194,623     674,961   1.80 - 2.70
Granted...............................................    (356,743)    356,743       2.70
Canceled..............................................     311,275    (311,275)      2.70
Exercised.............................................          --     (12,540)      1.80
                                                        ----------  ----------  --------------
Balances as of December 31, 1995......................     149,155     707,889   1.80 - 2.70
Granted...............................................     (98,171)     98,171   2.70 - 7.20
Canceled..............................................      40,484     (40,484)  1.80 - 2.70
Exercised.............................................          --     (55,820)  2.25 - 2.70
                                                        ----------  ----------  --------------
Balances as of September 30, 1996.....................      91,468     709,756   $2.25 - 7.20
                                                        ----------  ----------
                                                        ----------  ----------

    RESTRICTED STOCK

    On June 7, 1996, the Company issued 58,333 shares of common stock at a price of $2.70 per share pursuant to a restricted stock purchase agreement to an officer of the Company in exchange for a full recourse promissory note secured by the shares in the principal amount of $157,000. Interest accrues at the rate of 6.58% per annum. Principal and accrued interest, if any, are due and payable on June 7, 2001. The Company has the right to repurchase the stock at the original sales price upon the termination of the purchaser's employment with the Company. The repurchase right lapses at a rate of 1/6 after June 7, 1997, 1/3 after June 7, 1998, and 1/2 after June 7, 1999. As of September 30, 1996, all of the shares were subject to the repurchase right.

    ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

    The Company has elected to use the intrinsic value-based method of APB Opinion No. 25 to account for all of its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements for the Option Plan because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option, except for options and restricted stock granted in May and June 1996. With respect to the options and restricted stock granted in May and June 1996, the Company has recorded deferred stock compensation of $231,000 for the difference at the grant date between the exercise price and the fair

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(5) STOCKHOLDERS' EQUITY (CONTINUED)
value, as determined by an independent valuation, of the restricted stock and the common stock underlying the options. This amount is being amortized on a straight-line basis over the vesting period of the individual options and restricted stock, generally three years.

    The Company has adopted the pro forma disclosure provisions of SFAS No. 123. Had compensation cost for the Company's stock-based compensation plans been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net income (loss) and net income (loss) per share as reported would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                            YEAR ENDED         NINE MONTHS ENDED
                                                         DECEMBER 31, 1995    SEPTEMBER 30, 1996
                                                        -------------------  ---------------------
Net income (loss)               As reported                  $     931             $      (4)
                                Adjusted pro forma                 874                   (61)

                                As reported                        .12                  (.09)
Net income (loss) per share     Adjusted pro forma                 .10                  (.11)

    The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted average assumptions: no dividends, an expected life of four years, and risk-free interest rates of 5.75% for the year ended December 31, 1995, and 5.81% for the nine months ended September 30, 1996.

    A summary of the status of the Company's options for the nine months ended September 30, 1996, is as follows:

                                                                              WEIGHTED-AVERAGE
FIXED OPTIONS                                                       NUMBER     EXERCISE PRICE
-----------------------------------------------------------------  ---------  -----------------
Outstanding at beginning of year/period..........................    707,889      $    2.66
Granted..........................................................     98,171           2.89
Canceled.........................................................    (40,484)          2.61
Exercised........................................................    (55,820)          2.56
                                                                   ---------
Outstanding at end of year/period................................    709,756           2.71
                                                                   ---------
                                                                   ---------
Options exercisable at period-end................................    301,084
                                                                   ---------
                                                                   ---------
Weighted average fair value of options granted during the
  period.........................................................  $     .59
                                                                   ---------
                                                                   ---------

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(5) STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about fixed stock options outstanding as of September 30, 1996:

                                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                    ----------------------------------------------  ------------------------------
                       NUMBER         WEIGHTED                         NUMBER
                     OUTSTANDING      AVERAGE                        EXERCISABLE
                        AS OF         REMAINNG        WEIGHTED          AS OF         WEIGHTED
RANGE OF            SEPTEMBER 30,   CONTRACTUAL        AVERAGE      SEPTEMBER 30,      AVERAGE
EXERCISE PRICES         1996            LIFE       EXERCISE PRICE       1996       EXERCISE PRICE
------------------  -------------  --------------  ---------------  -------------  ---------------
$1.80 - 2.70            705,589      7.94 years       $    2.68         301,084       $    2.66
$7.20                     4,167         9.97               7.20              --              --
                    -------------  --------------         -----     -------------         -----
                        709,756         7.95               2.71         301,084            2.66
                    -------------  --------------         -----     -------------         -----
                    -------------  --------------         -----     -------------         -----

(6) INCOME TAXES

    The provision for income taxes consisted of the following (in thousands):

                                                          YEARS ENDED DECEMBER 31,        NINE MONTHS
                                                                                             ENDED
                                                       -------------------------------   SEPTEMBER 30,
                                                         1993       1994       1995          1996
                                                       ---------  ---------  ---------  ---------------
Current:
  Federal............................................  $     256  $     740  $      83     $     749
  Foreign............................................         96        207        269            47
  State..............................................         86        239         68           168
                                                       ---------  ---------  ---------         -----
    Total current....................................        438      1,186        420           964
                                                       ---------  ---------  ---------         -----
Deferred:
  Federal............................................          4       (242)       168          (510)
  State..............................................          2        (58)        26          (118)
                                                       ---------  ---------  ---------         -----
    Total deferred...................................          6       (300)       194          (628)
                                                       ---------  ---------  ---------         -----
                                                       $     444  $     886  $     614     $     336
                                                       ---------  ---------  ---------         -----
                                                       ---------  ---------  ---------         -----

    Total tax expense has been allocated as follows (in thousands):

                                                            YEARS ENDED DECEMBER 31,        NINE MONTHS
                                                                                               ENDED
                                                         -------------------------------   SEPTEMBER 30,
                                                           1993       1994       1995          1996
                                                         ---------  ---------  ---------  ---------------
Continuing operations..................................  $     444  $     886  $     694     $     585
Discontinued operations................................         --         --        (80)         (249)
                                                         ---------  ---------  ---------         -----
                                                         $     444  $     886  $     614     $     336
                                                         ---------  ---------  ---------         -----
                                                         ---------  ---------  ---------         -----

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(6) INCOME TAXES (CONTINUED)
    The Company's effective tax rate differs from the statutory federal tax rate as shown in the following table (in thousands):

                                                            YEARS ENDED DECEMBER 31,        NINE MONTHS
                                                                                               ENDED
                                                         -------------------------------   SEPTEMBER 30,
                                                           1993       1994       1995          1996
                                                         ---------  ---------  ---------  ---------------
Computed "expected" tax expense........................  $     377  $     812  $     525     $     113
State tax expenses, net of federal benefit.............         58        120         93            21
Tax credits............................................        (43)       (80)       (57)          (25)
Foreign taxes..........................................         --         10         72            15
Exempt interest........................................        (10)       (21)       (33)          (11)
Write-off of discontinued operations deferred tax
  asset................................................         --         --         --           203
Other..................................................         62         45         14            20
                                                         ---------  ---------  ---------         -----
                                                         $     444  $     886  $     614     $     336
                                                         ---------  ---------  ---------         -----
                                                         ---------  ---------  ---------         -----

    The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of 1994, 1995, and 1996, are presented below (in thousands):

                                                                       1994       1995       1996
                                                                     ---------  ---------  ---------
Deferred tax assets:
  Accrued liabilities and reserves.................................  $     205  $     131  $     598
  Allowance for doubtful accounts..................................         92         94        117
  Depreciation and amortization....................................         37        102        288
  Deferred revenue.................................................        142        129        442
  Other............................................................        148         35         29
                                                                     ---------  ---------  ---------
    Total gross deferred tax assets................................        624        491      1,474
                                                                     ---------  ---------  ---------
Deferred tax liabilities:
  Patents..........................................................        290        366        728
  Other............................................................         22          7         --
                                                                     ---------  ---------  ---------
    Total gross deferred tax liabilities...........................        312        373        728
                                                                     ---------  ---------  ---------
    Net deferred tax assets........................................  $     312  $     118  $     746
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

(7) COMMITMENTS

    LEASES

    The Company leases its facilities and certain equipment pursuant to noncancelable operating lease agreements. Additionally, the Company leases certain equipment pursuant to a capital lease agreement.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(7) COMMITMENTS (CONTINUED)
    Future minimum lease payments pursuant to these leases as of September 30, 1996, were as follows (in thousands):

PERIOD ENDING                                                                CAPITAL     OPERATING
DECEMBER 31,                                                                  LEASE       LEASES
-------------------------------------------------------------------------  -----------  -----------
  1996 (three months)....................................................   $      29    $     136
  1997...................................................................         116          506
  1998...................................................................         116          434
  1999...................................................................         116          427
  2000 and thereafter....................................................          78        1,094
                                                                                -----   -----------
  Total..................................................................         455    $   2,597
                                                                                        -----------
                                                                                        -----------
  Less amounts representing interest.....................................          29
                                                                                -----
  Present value of minimum capital lease payments........................         426
  Less current portion of capital lease liability........................         104
                                                                                -----
  Capital lease liability, net of current portion........................   $     322
                                                                                -----
                                                                                -----

    Rent expense was $431,000, $443,000, $491,000, $371,000, and $328,000 as of
December 31, 1993, 1994, and 1995, and September 30, 1995 and 1996,
respectively.

    EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) plan that allows eligible employees to contribute up to 20% of their compensation, which contribution was limited to $9,240 in 1995. Employee contributions and earnings thereon vest immediately. The Company may make discretionary contributions to the 401(k) plan. No discretionary contributions were made through December 31, 1995. For the nine months ended September 30, 1996, employer contributions totaled $41,000. Employer contributions vest ratably over three years.

(8) CONTINGENCIES

    In October 1995, a former officer and director of the Company filed suit against the Company in the Superior Court of the State of California alleging monetary damages suffered as a result of alleged fraud, misrepresentation, and other malfeasance in connection with the Company's grant of stock options to him. As a result of motions filed by the Company, in September 1996 the California Court of Appeal ordered this matter to binding arbitration in accordance with a written agreement between him and the Company. The arbitration agreement contains limitations on the remedies available to him and expressly precludes punitive damages. The Company believes that the case is without merit and intends to contest it vigorously. While the outcome of this case cannot be determined with certainty, the Company does not believe that the resolution of this case will have a material adverse effect on the Company's financial condition or results of operations. However, a decision against the Company of a significant amount could have a material adverse effect on the Company's business, financial condition, and results of operations. No provision has been made in the accompanying consolidated financial statements related to this matter.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(9) SEGMENT AND GEOGRAPHIC INFORMATION

    The Company operates in one industry segment and is engaged in developing and licensing or selling its video copy protection and video scrambling technologies to customers in the home videocassette, pay-per-view, cable, satellite, and corporate communications markets primarily in the United States, Europe, Japan and the Far East. The distribution of revenues, operating income
(loss), and assets by geographic area is as follows (in thousands):

                                                                                   NINE MONTHS
                                                    YEARS ENDED DECEMBER 31,          ENDED
                                                 -------------------------------  SEPTEMBER 30,
                                                   1993       1994       1995         1996
                                                 ---------  ---------  ---------  -------------
Revenues:
  United States................................  $   8,925  $  12,172  $  12,790    $  10,787
  Foreign operations...........................        624      1,158      1,399          912
                                                 ---------  ---------  ---------  -------------
    Total revenues.............................  $   9,549  $  13,330  $  14,189    $  11,699
                                                 ---------  ---------  ---------  -------------
                                                 ---------  ---------  ---------  -------------
Operating income (loss) from
  continuing operations:
  United States................................  $   1,609  $   2,727  $   1,910    $   1,474
  Foreign operations...........................        (38)        77        273          175
                                                 ---------  ---------  ---------  -------------
    Total operating income.....................  $   1,571  $   2,804  $   2,183    $   1,649
                                                 ---------  ---------  ---------  -------------
                                                 ---------  ---------  ---------  -------------
Identifiable assets:
  United States................................             $   8,671  $   9,810    $  12,805
  Foreign operations...........................                   675      1,267        1,370
                                                            ---------  ---------  -------------
    Subtotal identifiable assets...............                 9,346     11,077       14,175
  Eliminations.................................                  (106)      (106)      (2,517)
                                                            ---------  ---------  -------------
    Total identifiable assets..................             $   9,240  $  10,971    $  11,658
                                                            ---------  ---------  -------------
                                                            ---------  ---------  -------------

    United Stated revenue includes export sales of approximately $2,131,000, $4,025,000, $3,305,000, and $3,394,000 in the years ended December 31, 1993,
1994, and 1995 and for the nine months ended September 30, 1996, respectively.

(10) SUBSEQUENT EVENTS

    REGISTRATION STATEMENT

    In December 1996, the Board of Directors authorized the filing of a registration statement with the SEC permitting the Company and certain stockholders of the Company to sell shares of the Company's common stock in connection with a proposed IPO. If the offering is consummated under the terms presently anticipated, all the currently outstanding shares of preferred stock will automatically convert into 1,376,432 shares of common stock upon the closing of the proposed IPO. The conversion of the preferred stock has been reflected in the accompanying pro forma stockholders' equity as of September 30, 1996.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(10) SUBSEQUENT EVENTS (CONTINUED)
    REINCORPORATION

    In December 1996, the Board of Directors approved the Company's reincorporation in the state of Delaware which will become effective prior to the effectiveness of the proposed IPO. The Certificate of Incorporation of the Delaware successor corporation authorizes 50,000,000 shares of common stock, $.001 par value per share and 5,000,000 shares of preferred stock, $.001 par value per share. The Board of Directors also approved a 1 for 1.8 reverse stock split of common and preferred stock. The accompanying consolidated financial statements have been retroactively restated to give effect to the reincorporation and reverse stock split.

    1996 EQUITY INCENTIVE PLAN

    In December 1996, the Company adopted the 1996 Equity Incentive Plan (the Equity Incentive Plan) and reserved 300,000 shares of common stock for issuance thereunder. The Equity Incentive Plan will become effective upon the Company's proposed IPO and will serve as the successor equity incentive program to the Company's Option Plan. The Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, and restricted stock awards by the Company to employees, officers, directors, consultants, independent contractors, and advisers of the Company. The Company expects the approval of the Equity Incentive Plan by stockholders in January 1997.

    1996 EMPLOYEE STOCK PURCHASE PLAN

    In December 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the Purchase Plan) and reserved 140,000 shares of common stock for issuance thereunder. The Purchase Plan will become effective upon the Company's proposed IPO. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions between 1% and 20% of the employee's compensation, at a price equal to 85% of the fair market value of the common stock at either the beginning or the end of each offering period, whichever is lower. The Company expects the approval of the Purchase Plan by stockholders in January 1997.

    1996 DIRECTORS STOCK OPTION PLAN

    In December 1996, the Company adopted the 1996 Directors Stock Option Plan (the Directors Plan) and reserved 60,000 shares of common stock for issuance thereunder. The Directors Plan provides for the initial grant of a nonqualified option to purchase 5,000 shares of common stock on the date the eligible director first becomes a director and the additional grant of a nonqualified option to purchase 3,000 shares of Common Stock annually thereafter. Each eligible director on the effective date of the Company's proposed IPO will be granted a nonqualified option to purchase 3,000 shares of Common Stock each year beginning on the first anniversary of the effective date of the Company's proposed IPO, provided that such director continues to serve on the Board on such dates. Options will vest at the rate of 2.08% per month so long as the director continues to serve on the Board on such dates. The Company expects the approval of the Directors Plan by stockholders in January 1997.

                            MACROVISION CORPORATION
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

            DECEMBER 31, 1993, 1994, AND 1995 AND SEPTEMBER 30, 1996

   (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995, IS UNAUDITED.)

(10) SUBSEQUENT EVENTS (CONTINUED)
    COMMON STOCK REPURCHASE AGREEMENT (UNAUDITED)

    On December 6, 1996, the Company has offered to repurchase 55,555 shares of its common stock issued to CAC pursuant to a Restricted Stock Acquisition Agreement for $9.00 per share. The offer will expire on March 4, 1997.

    STOCKHOLDERS' EQUITY--SERIES A PREFERRED STOCK (UNAUDITED)

    In January 1997, the Company entered into an agreement with the holder of the Series A convertible preferred stock whereby the holder relinquished its right to acquire all of the shares of common stock and options from the Company's stockholders and optionholders at a predetermined price upon notice from the Company that it has filed a registration statement in connection with an IPO (See Note 5).

    TRANSACTIONS WITH RELATED PARTIES (UNAUDITED)

    In January 1997, the Company and JVC entered into a Copy Protection Technology Agreement (the Technology Agreement), pursuant to which the Company agreed to license its copy protection technologies to JVC for use in territories in which the Company has issued patents, on terms and conditions comparable to those provided under agreements between the Company and parties situated similarly to JVC. Additionally, the Company agreed to continue to make its copy protection technologies generally available for license to third parties on terms commercially reasonable to the Company in the venues and for the purposes that the Company currently licenses such technologies. The Technology Agreement gives JVC the right to sublicense the Company's copy protection technologies to certain third parties on terms and conditions comparable to those provided in similar agreements previously entered into by the Company, with 95% of the royalties from such sublicenses payable to the Company or its successor, in the event that a party other than JVC acquires a majority interest in the Company or acquires the Company's copy protection business or patents, and following such acquisition the Company or its successor refuses to continue to license the Company's copy protection technologies on a nondiscriminatory basis to its current customers and similarly situated parties.

                            WE COULDN'T HAVE SAID IT
                               BETTER OURSELVES.

[Picture shows a copy of two New Line Home Video advertisements.
One reads as follows: "Gluttony Envy Greed Lust Wrath Sloth Pride. The 8th Deadly Sin: Video Copying. New Line Home Video Protects Your Profits With The Exclusive Macrovision-Registered Trademark-Copy Protection Process." The other has a picture of a dragon and reads as follows: "New Line Home Video Declares Mortal Kombat on Video Copying! We're Protecting Your Bottom Line with Copy-Protection! To assure maximum profitability, every Mortal Kombat-Registered Trademark- videocassette will be encoded with the Macrovision anticopy process. Make sure your videos-- and your business-- carry the shield of Copy Protection. Because your profits are something worth fighting for."]

One Macrovision customer, New Line Home Video, initiated a marketing program promoting the use of Macrovision copy protection technology in order to protect the profits of New Line's video retailer customers. New Line ads featured Macrovision copy protection of the videos MORTAL KOMBAT and SEVEN. Retailer response to this campaign was positive as retailers reported that they would increase their purchases of videos by an average of 18% IF THE VIDEOS WERE COPY PROTECTED.

                                     [LOGO]

Macrovision, PhaseKrypt and Protecting Your Image are registered trademarks, and CineGuard, Colorstripe, StarShaker, VES and VES-TM are trademarks of Macrovision
                                  Corporation.

                ------------------------------------------------

  Video frame and graphics courtesy of New Line Home Video and WMS Industries,
                                      Inc.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY, OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME, SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS
                             ----------------------

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3
RISK FACTORS..............................................................    5
THE COMPANY...............................................................   16
USE OF PROCEEDS...........................................................   16
DIVIDEND POLICY...........................................................   16
CAPITALIZATION............................................................   17
DILUTION..................................................................   18
SELECTED CONSOLIDATED FINANCIAL DATA......................................   19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   20
BUSINESS..................................................................   27
MANAGEMENT................................................................   44
CERTAIN TRANSACTIONS......................................................   52
PRINCIPAL AND SELLING STOCKHOLDERS........................................   55
DESCRIPTION OF CAPITAL STOCK..............................................   57
SHARES ELIGIBLE FOR FUTURE SALE...........................................   59
UNDERWRITING..............................................................   61
LEGAL MATTERS.............................................................   62
EXPERTS...................................................................   62
ADDITIONAL INFORMATION....................................................   62
CHANGE IN INDEPENDENT AUDITORS............................................   63
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1

                             ----------------------

    UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,300,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS
                               -----------------

                             MONTGOMERY SECURITIES

                               HAMBRECHT & QUIST

                                COWEN & COMPANY

                                           , 1997

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a proceeding; (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively apply any amendment of the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith if his or her action is based on the records or books of account of the Registrant or on information supplied to him or her by officers of the Registrant in the course of their duties or on the advice of legal counsel for the Registrant or on information or records given or reports made to the Registrant by independent certified public accountants or appraisers or other experts.

    The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant.

    The indemnification agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any vote of the stockholders or vote of directors or otherwise.

    The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

    As authorized by the Registrant's Bylaws, the Registrant, with approval by the Registrants Board of Directors, has applied for, and expects to obtain, directors and officers liability insurance with a per claim and annual aggregate coverage limit of up to $5,000,000.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                        EXHIBIT NUMBER
-----------------------------------------------------------------------------  -----------------
Underwriting Agreement.......................................................           1.01
Registrant's Certificate of Incorporation....................................           3.01
Registrant's Bylaws..........................................................           3.03
Form of Indemnification Agreement............................................          10.08

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee...........    $   9,618
NASD filing fee...............................................        3,674
Nasdaq National Market filing fee.............................
Accounting fees and expenses..................................
Legal fees and expenses.......................................
Printing and engraving expenses...............................
Road show expenses............................................
Blue sky fees and expenses....................................
Transfer agent, registrar and custodian fees and expenses.....
Miscellaneous.................................................
                                                                     ------
        Total.................................................    $
                                                                     ------
                                                                     ------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The Common Stock, Preferred Stock and options of the Registrant issued to stockholders of Macrovision Corporation, a California corporation, in connection with the reincorporation into Delaware were not deemed "sold" as a result of Rule 145(a)(2) promulgated under the Securities Act. The following table sets forth information regarding all securities sold by the Registrant's California predecessor since December 1, 1993.

                                                          TITLE OF       NUMBER OF     AGGREGATE          FORM OF
CLASS OF PURCHASERS                   DATE OF SALE       SECURITIES       SHARES     PURCHASE PRICE    CONSIDERATION
-----------------------------------  ---------------  ----------------  -----------  --------------  ------------------
Victor A Viegas....................   June 7, 1996    Common Stock          58,333     $  157,500    Promissory Note

Pacific Media Development, Inc.,                      Series A
  acting through a trustee.........   July 12, 1996   Preferred Stock      543,099     $3,037,994    Conversion of Note

                                                                                                     Recapitalization
Command Audio Corporation..........   July 30, 1996   Common Stock         194,444     $  874,998    (1)

Exercise of options by 30
  optionees, including two officers
  and one former officer...........  July 6, 1994 -   Common Stock          78,843     $  118,265    Cash
                                       October 29,
                                          1996

------------------------------

(1) On July 31, 1996, the Company and Command Audio Corporation ("CAC") entered into a Recapitalization and Stock Purchase Agreement pursuant to which the Company purchased from CAC 604,000 shares of CAC common stock and 396,000 shares of CAC Series B preferred stock for the aggregate consideration of $1.0 million paid in August 1996 in cash and in September 1996 pursuant to a secured promissory note, 194,444 shares of the Company's Common Stock, subject to the terms and conditions of a Restricted Stock Acquisition Agreement, and the surrender and delivery to CAC of 500,000 shares of CAC Series A preferred stock.

    The sale of Common Stock to Victor A. Viegas and all sales of Common Stock made pursuant to the exercise of stock options granted under the stock option plans of the Registrant (or its predecessor) were made pursuant to an exemption from the registration requirements of the Securities Act afforded by either
Section 4(2) or Rule 701 promulgated under the Securities Act. All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These latter sales were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith:

  EXHIBIT
  NUMBER                EXHIBIT TITLE
-----------             --------------------------------------------------------------------------------------------------

      1.01      --      Form of Underwriting Agreement.

      2.01      --      Form of Merger Agreement by and between the Registrant and Macrovision Corporation, a California
                         corporation.

      3.01      --      Registrant's Certificate of Incorporation.

      3.02      --      Form of Registrant's Amended and Restated Certificate of Incorporation.

      3.03      --      Registrant's Bylaws.

      3.04      --      Form of Registrant's Amended and Restated Bylaws

      4.01      --      Registration Rights Agreement dated June 12, 1991.

      4.02      --      Addendum to Registration Rights Agreement.*

      5.01      --      Opinion of Fenwick & West regarding legality of the securities being issued.*

     10.01      --      Registrant's Stock Option Plan and related documents.

     10.02      --      Registrant's 1996 Equity Incentive Plan and related documents.*

     10.03      --      Registrant's 1996 Directors Stock Option Plan and related documents.*

     10.04      --      Registrant's 1996 Employee Stock Purchase Plan and related documents.

     10.05      --      Registrant's Executive Incentive Plan.*

     10.06      --      Employment Agreement dated as of June 5, 1996, between Registrant and Victor A. Viegas.

     10.07      --      Restricted Stock Purchase Agreement dated as of June 7, 1996, between Registrant and Victor A.
                         Viegas and related documents, including Promissory Note and Stock Pledge Agreement.

     10.08      --      Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.

     10.09      --      Recapitalization and Stock Purchase Agreement dated as of July 31, 1996, between Registrant and
                         Command Audio Corporation.

     10.10      --      Restricted Stock Acquisition Agreement dated as of July 31, 1996, between Registrant and Command
                         Audio Corporation, and First Amendment dated as of November 29, 1996.

     10.11      --      Technology Transfer and Royalty Agreement dated as of July 31, 1996, between Registrant and
                         Command Audio Corporation, and First Amendment dated as of November 29, 1996.

     10.12      --      Letter dated December 6, 1996 from Registrant to Command Audio Corporation.

  EXHIBIT
  NUMBER                EXHIBIT TITLE
-----------             --------------------------------------------------------------------------------------------------
     10.13      --      License Agreement dated September 26, 1995, among Registrant, Victor Technobrain Co., Ltd. and
                         Video Culture Institute, Inc., Amendment Number One dated June 30, 1996 and Amendment Number Two dated September 30, 1996.

     10.14      --      Duplicator Agreement dated as of June 1, 1988, by and between Registrant and Victor Company of
                         Japan, Limited.

     10.15      --      Technology Application Agreement dated November 29, 1988, by and between Registrant and Victor
                         Company of Japan, Limited.

     10.16      --      Agreement dated July 15, 1994, by and between Registrant and Victor Company of Japan, Limited.*

     10.17      --      Copy Protection Technology Agreement dated as of January 7, 1997, between Registrant and Victor
                         Company of Japan, Limited.

     10.18      --      Waiver Agreement dated as of January 6, 1997, between Registrant and Pacific Media Development,
                         Inc.

     10.19      --      Stock and Convertible Note Purchase Agreement dated as of May 24, 1991, among Registrant, a trustee for Pacific Media Development, Inc. and A. Victor Farrow and Carol Ann Farrow as Trustees
                         of the Farrow Family Trust U/T/D December 18, 1990.*

     10.20      --      Lease Agreement dated April 21, 1995, by and between Registrant and Caribbean Geneva Investors.

     10.21      --      Standard Sublease dated September 21, 1995, by and between Registrant and Deutsch Technology
                         Research, together with Lease Agreement dated May 26, 1992, by and between Registrant and
                         Crossroads Investment Group.

     11.01      --      Statement regarding computation of earnings (loss) per share.

     16.01      --      Letter regarding change in certifying accountant.

     21.01      --      List of Registrant's subsidiaries.

     23.01      --      Consent of Fenwick & West (included in Exhibit 5.01).*

     23.02      --      Consent of KPMG Peat Marwick LLP.

     23.03      --      Consent of Ernst & Young LLP.

     24.01      --      Power of Attorney (see Page II-6 of this Registration Statement).

     27.01      --      Financial Data Schedule.

------------------------

 *  To be supplied by amendment.

ITEM 28. UNDERTAKINGS.

    The Registrant hereby undertakes the following:

        (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (2) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (3) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Sunnyvale, State of California, on January 7, 1997.

                                MACROVISION CORPORATION

                                By:
                                     -----------------------------------------
                                                    John O. Ryan
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John O. Ryan, William A. Krepick, Richard
S. Matuszak and Victor A. Viegas, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

 PRINCIPAL EXECUTIVE OFFICER:

                                Chairman of the Board of
                                  Directors, Chief
------------------------------    Executive Officer and a     January 7, 1997
         John O. Ryan             Director

 PRINCIPAL FINANCIAL OFFICER
   AND PRINCIPAL ACCOUNTING
           OFFICER:

                                Vice President, Finance
------------------------------    and Administration and      January 7, 1997
       Victor A. Viegas           Chief Financial Officer

    ADDITIONAL DIRECTORS:

------------------------------  President, Chief Operating    January 7, 1997
      William A. Krepick          Officer and Director

------------------------------  Director                      January 7, 1997
     Richard S. Matuszak